As filed with the Securities and Exchange Commission on September 19, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Roadrunner Transportation Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4731	20-2454942
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curtis W. Stoelting

Chief Executive Officer

Roadrunner Transportation Systems, Inc.

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian H. Blaney, Esq. Jeremy D. Zangara, Esq. Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016 (602) 445-8000	Harald Halbhuber, Esq. Merritt Johnson, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.01 per share	$450,000,000(2)	$56,025
Rights to purchase common stock, par value $0.01 per share	N/A	$0.00(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(2)	Represents the proposed maximum aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(3)

The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Act, no separate registration fee is payable with respect to the rights being offered because the rights are being registered in the same registration statement as the common stock underlying the rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities nor may offers to buy these securities be accepted until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 19, 2018.

PROSPECTUS

Roadrunner Transportation Systems, Inc.

Subscription Rights to Purchase Shares of Common Stock

Up to              Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $         per Share

We are distributing at no charge to the holders of our common stock on                  , 2018, which we refer to as the record date, transferable subscription rights to purchase up to an aggregate of                  new shares of our common stock. We will distribute to you, a rights holder, one transferable subscription right for every share of our common stock that you own on the record date. Each transferable subscription right entitles the holder to purchase                  shares of our common stock, which we refer to as the basic subscription right, at the subscription price of $         per whole share of common stock, which we refer to as the subscription price. Rights holders who fully exercise their basic subscription rights, other than as described herein, will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a rights holder to subscribe for additional shares of our common stock up to the number of shares purchased under such holder’s basic subscription right at the subscription price. Each subscription right, referred to as a right or the rights, gives the holder one basic subscription right and one over-subscription right. Rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share.

The rights will expire at 5:00 p.m., Eastern Time, on                 , 2018, which date and time we refer to as the expiration date, unless extended as described herein. We may extend the period for exercising the rights, subject to the terms of the Standby Purchase Agreement that we are currently negotiating and expect to enter into, as described below. You may not revoke the exercise of a right after receipt of the payment of the subscription price as described in this prospectus. Rights that are not exercised prior to the expiration date will expire and have no value. There is no minimum number of shares of our common stock that we must sell in order to complete this rights offering.

We are currently negotiating and expect to enter into a standby purchase agreement, which we refer to as the Standby Purchase Agreement, with funds affiliated with Elliott Management Corporation, which collectively we refer to as Elliott or the backstop purchaser. As of the record date for this rights offering, Elliott beneficially owned approximately     % of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. As a holder of our common stock on the record date, we expect Elliott to agree under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott would not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we expect to agree to issue and sell to Elliott, and we expect Elliott to agree to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. Elliott is under no obligation to enter into the Standby Purchase Agreement and we do not expect to commence this rights offering in the event we are unable to enter into the Standby Purchase Agreement with Elliott. The backstop commitment would be subject to terms and conditions that we negotiate with Elliott, which may differ from the expected terms and conditions described herein. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and would not be registered pursuant to the registration statement of which this prospectus forms a part.

We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. As a result, Elliott will receive substantially all of the proceeds from this rights offering. Through Elliott’s purchase of shares of common stock pursuant to the backstop commitment, Elliott would effectively convert shares of our preferred stock that it holds into shares of our common stock at a ratio that values the preferred stock at the sum of the liquidation preference, the applicable redemption premium and accrued and unpaid dividends to the date of redemption and values shares of our common stock at the subscription price in this rights offering. Unless holders other than Elliott exercise rights for at least     % of the total number of shares of common stock offered in this rights offering, Elliott would own the majority of our outstanding common stock following the closing of this rights offering. If no other holders exercise their rights, Elliott would own     % of our outstanding common stock following the closing of this rights offering, assuming no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “RRTS.” On                 , 2018, the closing price of our common stock as reported on the NYSE was $        . We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights. The rights are transferable, and we expect them to be traded on the NYSE under the symbol “RRTSR” during the course of this rights offering.

This rights offering is being made directly by us. We have retained Barclays Capital Inc. to act as dealer manager in connection with this rights offering. The dealer manager will provide financial structuring, marketing and soliciting services in connection with this rights offering and will solicit the exercise of basic subscription rights and participation in the over-subscription rights. The dealer manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The dealer manager makes no recommendation as to whether you should exercise, transfer or let lapse your rights. We are not using an underwriter or selling agent. We have engaged                 , or                 , to serve as our rights agent and information agent for this rights offering.                  will hold in escrow the funds we receive from holders who exercise rights until we complete or cancel this rights offering.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

	Per Share	Total(1)
Subscription Price	$	$
Dealer Manager Fees and Expenses(2)	$	$
Proceeds to Us, After Dealer Manager Fees and Before Other Expenses	$	$

(1)	Assumes this rights offering is fully subscribed.
(2)	We refer you to “Plan of Distribution” beginning on page 72 for additional information regarding dealer manager compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We and our board of directors are not making any recommendation regarding your exercise of the rights. As a result of the terms of this rights offering, stockholders who do not fully exercise their rights will own, upon completion of this rights offering, a smaller proportional interest in our common stock than otherwise would be the case had they fully exercised their rights. See “Risk Factors” beginning on page 13 of this prospectus for more information.

If you have any questions or need further information about this rights offering, please call                 , our rights agent and information agent for this rights offering, at                  (toll-free).

It is anticipated that delivery of the common stock purchased in this rights offering will be made on or about                 , 2018.

Dealer Manager

Barclays

The date of this prospectus is                , 2018.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not and the dealer manager has not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this rights offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

In this prospectus, unless otherwise indicated or the context otherwise requires:

•	the terms “Roadrunner,” “we,” “our,” “us” and the “Company” refer to Roadrunner Transportation Systems, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis; and

•

references to shares of our common stock, and Elliott’s ownership thereof, following this rights offering and the proceeds of this rights offering assume that we have entered into the Standby Purchase Agreement with Elliott and the backstop commitment has been fulfilled. Elliott is under no obligation to enter into the Standby Purchase Agreement. We do not expect to commence this rights offering unless and until we enter into the Standby Purchase Agreement with Elliott.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, our common stock and our business.

Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on                     , 2018, the record date, at no charge, rights to purchase shares of our common stock. You will receive one transferable right for every share of our common stock you owned at the close of business on the record date. The rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase                  shares of our common stock for $         per share and carries with it a basic subscription right and an over-subscription right, as described below.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, one transferable right for every share of our common stock you owned at that time. Each right contains the basic subscription right and the over-subscription right. The basic subscription right gives our stockholders the opportunity to purchase                  shares of our common stock at the subscription price of $         per share. For example, if you owned 1,000 shares of our common stock on the record date, you would be granted 1,000 rights and have the right to purchase                 shares of our common stock for $         per share under the basic subscription right. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights.

The over-subscription right of each right entitles you, if you have fully exercised your basic subscription right, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription right) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of rights under their basic subscription rights as of the expiration date. Pro rata means in proportion to the number of shares of our common stock that all rights holders who have fully exercised their basic subscription rights on their common stock holdings have requested to purchase pursuant to the over-subscription right.

We expect Elliott to agree under the Standby Purchase Agreement that Elliott would not be entitled to subscribe for additional shares under the over-subscription right but will not be restricted from purchasing unexercised rights in the open market and then exercising them with respect to the basic subscription right.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of The Depository Trust Company, or DTC, then DTC will issue one transferable right to your nominee for every share of our common stock you own at the record date. Each whole right can then be used to purchase                  shares of common stock for $         per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, your nominee would receive 1,000 rights and you would have the right to purchase                  shares of common stock for $         per share.

Will fractional shares be issued upon exercise of the rights?

No. We will not issue fractional shares of common stock in this rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share. Any excess subscription payments received by the rights agent will be returned by mail within ten business days after the expiration of this rights offering, without interest or deduction.

What if there is an insufficient number of shares to satisfy the over-subscription requests?

If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right. Any excess subscription payments will be returned by mail, without interest or deduction, within ten business days after the expiration of this rights offering.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise your rights, the number of shares of our common stock you own will not change. Although your ownership interest will be diluted following the consummation of this rights offering because we expect to obtain the backstop commitment, you can avoid such dilution by fully exercising your rights. See “The Rights Offering—Effects on the Backstop Purchaser’s Stock and Ownership.” Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.

Why are we conducting this rights offering?

We are conducting this rights offering to raise approximately $         million in equity capital to improve our capital structure. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. The purpose of the rights offering is to improve and simplify our capital structure in a manner that gives the existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company. By improving and simplifying our capital structure we believe it will increase the speed and likelihood of a full operational recovery. See “The Rights Offering—Background and Reasons for the Rights Offering.”

How was the subscription price of $         per share determined?

The determination of the subscription price will be described in a subsequent amendment to this registration statement. The $         subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.

There can be no assurance that our common stock will trade at prices near or above the subscription price after the date of this prospectus, and our common stock could trade below that price. You should not consider the subscription price to be an indication of the fair value of our common stock or the price at which our common stock or a right will trade following this rights offering.

Am I required to exercise all of the rights I receive in this rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because we expect to obtain a backstop commitment, if you do not exercise all of your rights, your percentage ownership will be materially diluted after the completion of this rights offering. See “The Rights Offering—The Backstop Purchaser.” Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.

How soon must I act to exercise my rights?

The rights may be exercised during the period commencing on                     , 2018, and ending at 5:00 p.m., Eastern Time, on                     , 2018, unless extended as described below in “Can the board of directors cancel, terminate, amend, or extend this rights offering?”, which we refer to as the subscription period. If you elect to exercise any rights, the rights agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.

When will I receive my rights certificate?

Promptly after the date of this prospectus, the rights agent will send a rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank, or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your rights if your shares are held by a broker, bank, or other nominee.

May I transfer my rights?

Yes. The rights will be transferable during the course of the subscription period. We expect the rights to be traded on the NYSE under the symbol “RRTSR” beginning on or about                     , 2018, until 4:00 p.m., Eastern Time, on                     , 2018, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your rights during the course of the subscription period if you do not want to purchase any shares of our common stock. However, the rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of any trading market for the rights or the market value of the rights. The rights agent will only facilitate subdivisions or transfers of the physical subscription rights until 5:00 p.m., Eastern Time, on                     , 2018, three business days prior to the scheduled                     , 2018 expiration date.

Are there any conditions to the completion of this rights offering?

Yes. The completion of this rights offering is subject to closing conditions, including: (i) this registration statement relating to this rights offering shall have been declared effective by the Securities and Exchange Commission, or SEC, and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement we expect to enter into in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the

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consummation of this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act, or the HSR Act, shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) we shall have received approval from the holders of a majority of our common stock and the holders of a majority of our common stock not beneficially owned by Elliott of (a) an amendment of our amended and restated certificate of incorporation to authorize and issue                  additional shares of our common stock in this rights offering, (b) an amendment of our amended and restated certificate of incorporation to authorize certain corporate governance changes to be negotiated with Elliott in connection with providing the backstop commitment, and (c) the Standby Purchase Agreement and the potential change of control that may result from the shares of our common stock purchased by Elliott pursuant to the backstop commitment; (vii) we shall have received a waiver by the lenders of the necessary provisions under our asset-based lending facility with BMO Harris Bank, N.A. and certain other lenders dated July 21, 2017, as amended, referred to as the ABL Facility, to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility; (viii) there being no legal impediment to the consummation of this rights offering; (ix) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; and (x) the concurrent closing of the purchase of shares of our common stock by Elliott pursuant to the Standby Purchase Agreement we expect to enter into such that the gross proceeds from this rights offering and the backstop commitment aggregate to $         million. See “The Rights Offering—Conditions to the Rights Offering.”

How does the backstop commitment work?

We are currently negotiating and expect to enter into a standby purchase agreement, the Standby Purchase Agreement, with funds affiliated with Elliott Management Corporation, which collectively we refer to as Elliott or the backstop purchaser. As of the record date for this rights offering, Elliott beneficially owned approximately     % of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. As a holder of our common stock on the record date, we expect Elliott to agree under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott would not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we expect to agree to issue and sell to Elliott, and we expect Elliott to agree to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The backstop commitment would be subject to the terms and conditions that we negotiate with Elliott, which may differ from the expected terms and conditions described herein. Elliott is under no obligation to enter into the Standby Purchase Agreement and we do not expect to commence this rights offering in the event we are unable to enter into the Standby Purchase Agreement with Elliott. See “The Rights Offering—The Backstop Purchaser.”

Why is there a backstop purchaser?

We are currently negotiating and expect to obtain the commitments of Elliott under the Standby Purchase Agreement to ensure that we would receive a minimum level of gross proceeds from this rights offering and the backstop commitment of at least $         million in order to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. Elliott, as the owner of our preferred stock, will receive substantially all of the proceeds.

Are there any conditions to the backstop purchaser’s obligations to purchase shares?

Yes. We expect Elliott’s obligations under the Standby Purchase Agreement will be subject to the following conditions: (i) this registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement we expect to enter into in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state, or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) waivers from management we expect to receive and are currently negotiating with respect to potential benefits certain members of management may be entitled to in the event of a change in control under our management plans and agreements shall have been received; (vii) we shall have received approval from the holders of a majority of our common stock and the holders of a majority of our common stock not beneficially owned by Elliott of (a) an amendment of our amended and restated certificate of incorporation to authorize and issue                  additional shares of our common stock in this rights offering, (b) an amendment of our amended and restated certificate of incorporation to authorize certain corporate governance changes to be negotiated with Elliott in connection with providing the backstop commitment, and (c) the Standby Purchase Agreement and the potential change of control that may result from the shares of our common stock purchased by Elliott pursuant to the backstop commitment; (viii) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility; (ix) there being no legal impediment to the consummation of this rights offering; (x) the compliance with covenants and the accuracy of representations and warranties provided in the Standby Purchase Agreement in all material respects; and (xi) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance. See “The Rights Offering—The Backstop Purchaser.”

Are there any conditions to our obligation to issue and sell all unsubscribed shares to the backstop purchaser?

No. We expect that the Standby Purchase Agreement will not contain any conditions to our obligation to issue and sell to Elliott all shares of our common stock offered in this rights offering that remain unsubscribed at the end of the subscription period. Our obligation to do so would only be subject to the expiration of the Standby Purchase Agreement and our ability to terminate the rights offering prior to the commencement of the subscription period, each as described below. See “The Rights Offering—The Backstop Purchaser.”

When do the respective obligations of the backstop purchaser and us expire?

We expect the Standby Purchase Agreement, and the respective obligations of the backstop purchaser and us thereunder, to terminate if this rights offering has not been consummated by                     , 2018. In addition, we expect the Standby Purchase Agreement will include a customary fiduciary out provision that we expect will allow us to terminate this rights offering at any time prior to the commencement of the subscription period. In the event we terminate the Standby Purchase Agreement under such a provision, we expect Elliott’s obligations as the backstop purchaser will also terminate.

Will the backstop purchaser be compensated for providing the backstop commitment?

No. Elliott will not receive any fees for providing the backstop commitment; however, we will reimburse all out of pocket expenses incurred by Elliott in connection with this rights offering.

Will any shares of our preferred stock continue to be outstanding following the consummation of this rights offering?

No. If this rights offering closes, we will receive gross proceeds of $         million from this rights offering after giving effect to the backstop commitment. We estimate that we will receive net proceeds of approximately $         million. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $         million in the aggregate to pay the dividends and redeem the preferred stock and approximately $         million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. Assuming this rights offering closes no later than December 31, 2018, the amount of cash required to redeem all of our preferred stock in accordance with its terms immediately following the closing of this rights offering will not exceed $         million. See “Use of Proceeds.”

Who will receive the proceeds from this rights offering?

We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $         million in the aggregate to pay the dividends and redeem the preferred stock and approximately $         million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. As a result, Elliott will receive substantially all of the proceeds from this rights offering. See “Use of Proceeds.”

What are the economic consequences to Elliott from this rights offering?

To the extent this rights offering is subscribed by holders other than Elliott, Elliott will realize a cash return on its investment in our preferred stock equal to the sum of the liquidation preference, the applicable redemption premium and accrued and unpaid dividends to the date of redemption. To the extent Elliott purchases shares of common stock pursuant to the backstop commitment, Elliott will effectively convert its shares of our preferred stock into common stock at a ratio that values (i) each series of the preferred stock at the sum of the liquidation preference, the applicable redemption premium and accrued and unpaid dividends to the date of redemption and (ii) our common stock at the subscription price in this rights offering. See “Use of Proceeds” for additional detail.

How will this rights offering affect Elliott’s ownership of our stock?

On the record date for this rights offering, Elliott beneficially owned approximately     % of our outstanding common stock. We expect Elliott to agree under the Standby Purchase Agreement to subscribe for and purchase shares of our common stock under its basic subscription right in this rights offering although Elliott would not be entitled to subscribe for additional shares under the over-subscription right. If all of our stockholders exercise the basic subscription rights issued to them under this prospectus and this rights offering is therefore fully subscribed, Elliott’s beneficial ownership percentage will not change. If Elliott is the only holder of rights who exercises its rights in this rights offering, and if Elliott is required to purchase all shares unsubscribed for in this rights offering pursuant to the Standby Purchase Agreement, the Company will issue an aggregate of                  shares of common stock to Elliott. Under such circumstances, Elliott’s ownership percentage of our outstanding common stock would increase to approximately     % after giving effect to this rights offering. Unless holders other than Elliott exercise rights for at least     % of the total number of shares of common stock offered in this rights offering, Elliott will own the majority of our outstanding common stock following the closing of this rights offering (assuming no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share).

Will Elliott be restricted from purchasing unexercised rights?

No. Elliott will not be restricted from purchasing unexercised rights in the open market and subsequently exercising them with respect to the basic subscription right. Elliott will not have an over-subscription right with respect to these rights.

Can the board of directors cancel, terminate, amend, or extend this rights offering?

We expect the Standby Purchase Agreement will include a customary fiduciary out provision that we expect will allow us, through our special committee as defined below, to terminate this rights offering at any time prior to the commencement of the subscription period. We also expect the Standby Purchase Agreement will provide that we may cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than                  days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by a special financing alternatives committee of independent directors, referred to as the special committee, which was formed by our board of directors to consider, identify, and evaluate potential alternative strategic financing transactions.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under this rights offering?

No. Neither our board of directors nor the special committee has made, nor will they make, any recommendation to stockholders regarding the exercise of rights under this rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, your unexercised rights will be null and void and will have no value, and if you do not exercise your rights in full, your percentage ownership interest in the Company will be materially diluted. For more information on the risks of participating in this rights offering, see the section of this prospectus entitled “Risk Factors.”

As of the record date for this rights offering, Elliott beneficially owned approximately     % of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. You should not view the intentions of Elliott as a recommendation or other indication, by it or any member of our board of directors, that the exercise of the rights is in your best interests.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in this rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the rights agent using the methods outlined in this prospectus; and

•	deliver a properly completed rights certificate to the rights agent at or before 5:00 p.m., Eastern Time, on , 2018, unless extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the rights certificate, the payment received will be applied to exercise your basic subscription right. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription rights (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under this rights offering.

If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.

What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, bank, or other nominee?

If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, bank, or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

If I exercise my rights, when will I receive my new shares?

We will issue the shares for which subscriptions pursuant to the basic subscription right and the over-subscription right have been properly received promptly following the later of the expiration date or the satisfaction or waiver of the closing conditions of this rights offering, if we have received a properly completed and executed rights certificate, together with payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription right and over-subscription right (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription right and taking into account the guaranteed delivery period).

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $         per share.

If this rights offering is not complete, will my subscription payment be refunded to me?

Yes. The rights agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is not completed, all subscription payments received by the rights agent will

x

be promptly returned, without interest. If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the rights agent will return payments through the record holder of your shares.

How much money will the Company receive from this rights offering?

While this rights offering has no minimum purchase requirement, if this rights offering is completed, the Company will receive $         million of gross proceeds in this rights offering after giving effect to the backstop commitment. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $         million in the aggregate to pay the dividends and redeem the preferred stock and approximately $         million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. See “Use of Proceeds.”

Have any stockholders indicated that they will exercise their rights?

We are currently negotiating and expect to enter into the Standby Purchase Agreement, with Elliott. As a holder of our common stock on the record date, we expect Elliott to agree under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott will not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we expect to agree to issue and sell to Elliott, and we expect Elliott to agree to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. Elliott is under no obligation to enter into the Standby Purchase Agreement and we do not expect to commence this rights offering in the event we are unable to enter into the Standby Purchase Agreement with Elliott. The backstop commitment would be subject to terms and conditions that we negotiate with Elliott, which may differ from the expected terms and conditions described herein. See “The Rights Offering—The Backstop Purchaser.”

Are there risks in exercising my rights?

Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

How many shares of common stock will be outstanding after this rights offering?

As of                     , 2018, we had                  shares of common stock issued and outstanding. Upon completion of this rights offering, we will have                  shares of common stock outstanding, excluding any shares that may be issued pursuant to the exercise of                  outstanding vested and unvested stock options and delivery of stock pursuant to restricted stock units as of                 , 2018.

How do I exercise my rights if I live outside the United States?

The rights agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the rights agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of the receipt or exercise of rights?

While the matter is not free from doubt, the Company intends to take the position that a U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”) will not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in this rights offering. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, bank, or other nominee, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and rights certificate by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:

If you are a record holder, your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the rights agent at the address set forth above; or

•	wire transfer of immediately available funds, to the subscription account maintained by the rights agent at , , ABA# , Account No. , Ref: Roadrunner Transportation Systems, Inc.

You are solely responsible for completing delivery to the rights agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the rights agent.

Who is the dealer manager?

Barclays Capital Inc., or Barclays, will act as the dealer manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement we intend to enter into with Barclays, the dealer manager will solicit the exercise of basic subscription rights and participation in the over-subscription rights. We have agreed to pay the dealer manager certain fees for acting as dealer manager and to reimburse the dealer manager for certain fees and expenses incurred in connection with this rights offering. The dealer manager is not underwriting or placing any of the rights being issued in this rights offering and is not making any recommendation with respect to such rights (including with respect to the exercise or expiration of such rights).

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent,                  at                 .

For a more complete description of this rights offering, see “The Rights Offering” beginning on page 44.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Roadrunner and this rights offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus, including the risk factors, and the documents that we incorporate by reference carefully before making a decision about whether to exercise your rights.

Roadrunner Transportation Systems, Inc.

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management, brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operation primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services, or TES. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload, or LTL. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics, or Ascent. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our transportation management system, or TMS, and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve On Time In Full, or OTIF, compliance. We serve our customers through either our direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our Industry

Over-the-Road Freight

The over-the-road freight sector includes both private fleets and “for-hire” carriers. According to the American Trucking Associations, or ATA, the U.S. freight sector represented revenue of approximately $900.6 billion in 2017 and accounted for approximately 80% of domestic freight transportation spend. The ATA estimates that U.S. freight transportation will increase to over $1.6 trillion by 2028. Private fleets consist of tractors and trailers owned and operated by shippers that move their own goods and, according to the ATA, accounted for revenue of approximately $327.7 billion in 2016. For-hire carriers transport truckload and LTL freight belonging to others and, according to the ATA, accounted for revenue of approximately $391.5 billion in 2017.

Truckload carriers generally dedicate an entire trailer to one shipper from origin to destination and are categorized by the type of equipment they use to haul a shipper’s freight, such as temperature-controlled, dry van, tank, or flatbed trailers. According to the ATA, excluding private fleets, revenue in the U.S. Truckload market was approximately $333.3 billion in 2017.

LTL carriers specialize in consolidating shipments from multiple shippers into truckload quantities for delivery to multiple destinations. LTL carriers are traditionally divided into two categories—national and regional. National carriers typically focus on two-day or longer service across distances greater than 1,000 miles and often operate without time-definite delivery, while regional carriers typically offer time-definite delivery in less than two days. According to the ATA, the U.S. LTL market generated revenue of approximately $58.2 billion in 2017.

On-Demand Air Charter

On-demand air charter is the segment of the air cargo industry focused on the time critical movement of goods that requires the timely launch of an aircraft to move freight. These critical movements of freight are typically necessary to prevent a disruption in the supply chain due to lack of components. There are approximately 50 certified airlines providing this on demand service in North America and Mexico. The primary users of on-demand air charter services are auto manufacturers, component manufacturers, and other heavy equipment makers or just-in-time manufacturers.

Third-Party Logistics

Third-party logistics, or 3PL, providers offer transportation management solutions and distribution services, including the movement and storage of freight and the assembly of inventory. The U.S. 3PL sector revenue increased from approximately $89.4 billion in 2004 to approximately $166.8 billion in 2016 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, Inc., a leading supply chain market research firm. In addition, only 11.0% of logistics expenditures by U.S. businesses were outsourced in 2016, according to Armstrong & Associates. In fiscal 2017, U.S. 3PL sector revenues were approximately $184.3 billion, a 10.5% increase from approximately $166.8 billion in 2016. We believe that the market penetration of 3PL providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Our Strategy

Our goal is to be the leading asset-right transportation and asset-light logistics service provider in North America. Our strategy includes continuing to:

Generate Free Cash Flows. Our scalable business model and low capital expenditures (as a percentage of our revenues) enhance our ability to generate strong free cash flows and returns on our invested capital and assets.

Gain New Customers. We continue to expand our customer base, and we will continue to pursue increased market share in the TES, LTL, and Ascent markets. Our expansive geographic reach and broad service offering provides us with the ability to add new customers seeking transportation and logistics solutions. We also believe the pool of potential new customers will grow as the benefits of third-party transportation management solutions continue to be embraced.

Increase Penetration with Existing Customers. With our comprehensive service offering and large global network, we have substantial cross-selling opportunities and the potential to capture a greater share of existing customers’ annual transportation and logistics expenditures.

Increase Levels of Integration. We adopted a long-term brand and go-to-market service offering plan in the fourth quarter of 2016. Over the next three years, in order to implement this plan, we expect to increase the level of integration within each of our three segments in order to improve our ability to serve customers. For example, in November of 2016, we re-branded our Roadrunner LTL business as Roadrunner Freight and in January of 2017, we re-branded our Global Solutions business as Ascent Global Logistics. In the first quarter of 2018, we announced the integration and rebranding of several operating companies, including Roadrunner Truckload Plus, into Ascent Global Logistics and in the second quarter of 2018, we restructured our temperature controlled truckload business by completing the integration of multiple operating companies into one operating unit. These are first steps in the implementation of our long-term brand and go-to-market service offering plan.

The Rights Offering and Backstop Commitment

The Offer

We are distributing at no charge to the holders of our common stock on                 , 2018, which we refer to as the record date, transferable rights to purchase up to an aggregate of                new shares of our common stock. We will distribute to you, a rights holder, one transferable right for every share of our common stock that you own on the record date. Each right entitles the rights holder to purchase                shares of our common stock, which we refer to as the basic subscription right, at the subscription price of $        per whole share of common stock, which we refer to as the subscription price. We expect the gross proceeds from this rights offering to be $        million after giving effect to the backstop commitment.

Over-Subscription Right

Rights holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a rights holder to subscribe for additional shares of our common stock up to the number of shares purchased under such holder’s basic subscription right at the subscription price. We expect Elliott to agree, pursuant to the Standby Purchase Agreement, that Elliott will not be entitled to subscribe for additional shares under the over-subscription rights. See “The Rights Offering—Rights.”

Exercise of Rights

We refer to the basic subscription rights and over-subscription rights collectively as rights. Rights may be exercised at any time during the subscription period, which commences on                 , 2018, and ends at 5:00 p.m., Eastern Time, on                 , 2018, the expiration date, unless extended by us. The subscription period may be extended as described below. The rights are transferable, and we expect the rights to be traded on the NYSE under the symbol “RRTSR” during the course of this rights offering. During the subscription period, the terms of this rights offering may not be amended without the consent of Elliott. See “The Rights Offering.”

Rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share. All exercises of basic subscription rights and over-subscription rights are irrevocable.

Cancellation, Termination, Amendment, or Extension

We expect that the Standby Purchase Agreement, described below, will include a customary fiduciary out provision that we expect will allow us, through our special committee, to terminate this rights offering at any time prior to the commencement of the subscription period. We also expect the Standby Purchase Agreement to permit us to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than                days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by the special committee. We expect that subject to Elliott’s consent to such termination, the Standby Purchase Agreement will terminate if this rights offering has not been consummated by                 , 2018. See “The Rights Offering—The Backstop Purchaser—Termination.” If this rights offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the rights agent in connection with this rights offering will be held by the rights agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this rights offering and return your subscription payment.

Sale of Rights

The rights are evidenced by a rights certificate and are transferable until                 , 2018 (or if this rights offering is extended, until the extended expiration date). We expect the rights to be traded on the NYSE under the symbol “RRTSR.” We will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE may be conducted until close of trading on the NYSE on                 , 2018 (or, if this rights offering is extended, on the business day immediately prior to the extended expiration date). See “The Rights Offering—Sale of Rights.”

Backstop Commitment; Standby Purchase Agreement

We are currently negotiating and expect to enter into a standby purchase agreement, or the Standby Purchase Agreement, with funds affiliated with Elliott Management Corporation, which collectively we refer to as Elliott or the backstop purchaser. As of the record date for this rights offering, Elliott beneficially owned approximately     % of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. In addition, we expect Elliott to agree under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott would not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we expect to agree to issue and sell to Elliott, and we expect Elliott to agree to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The backstop commitment would be subject to the terms and conditions that we negotiate with Elliott, which may differ from the terms described herein. Elliott is under no obligation to enter into the Standby Purchase Agreement and we do not expect to commence this rights offering in the event we are unable to enter into the Standby Purchase Agreement with Elliott. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and would not be registered pursuant to the registration statement of which this prospectus forms a part.

We expect Elliott’s obligations under the Standby Purchase Agreement will be subject to the following conditions: (i) this registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement we expect to enter into in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) waivers from management we expect to receive and are currently negotiating with respect to potential benefits certain members of management may be entitled to in the event of a change in control under our management plans and agreements shall have been received; (vii) we shall have received approval from the holders of a majority of our common stock and the holders of a majority of our common stock not beneficially owned by Elliott of (a) an amendment of our amended and restated certificate of incorporation to authorize and issue                  additional shares of our common stock in this rights offering, (b) an amendment of our amended and restated certificate of incorporation to authorize certain corporate governance changes to be negotiated with Elliott in connection with providing the backstop commitment, and (c) the Standby Purchase Agreement and the potential change of control that may result from the shares of our common stock purchased by Elliott pursuant to the backstop commitment; (viii) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility; (ix) there being no legal impediment to the consummation of this rights offering; (x) the compliance with covenants and the accuracy of representations and warranties provided in the Standby Purchase Agreement in all material respects; and (xi) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance. See “The Rights Offering—The Backstop Purchaser.”

We expect that the Standby Purchase Agreement will not contain any conditions to our obligation to issue and sell to Elliott all shares of our common stock offered in this rights offering that remain unsubscribed at the end of the subscription period. Our obligation to do so would only be subject to the expiration of the Standby

Purchase Agreement and our ability to terminate the rights offering prior to the commencement of the subscription period. See “The Rights Offering—The Backstop Purchaser.”

Elliott will not receive any fees for providing the backstop commitment; however, we will reimburse all out of pocket expenses incurred by Elliott in connection with this rights offering. See “The Rights Offering—The Backstop Purchaser.”

Use of Proceeds

We expect to receive $        million in gross proceeds in this rights offering after giving effect to the backstop commitment. This rights offering has no minimum purchase requirement. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $        million in the aggregate to pay the dividends and redeem the preferred stock and approximately $        million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. As of the record date, Elliott beneficially owned approximately     % of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. See “Use of Proceeds.”

Purpose of the Rights Offering

The purpose of this rights offering is to improve and simplify our capital structure in a manner that gives the existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company. By improving and simplifying our capital structure, we believe it will increase the speed and likelihood of a full operational recovery.

The Company’s preferred stock has since its issuance in 2017 and 2018 provided the Company flexibility with the ability to pay the accrued dividends in cash or to defer them. However, as the business faced certain operational headwinds, refinancing the capital structure became increasingly challenging as the preferred stock balances continued to grow. Despite the ongoing efforts of our management to reduce our costs and turn around the business, our value for common stockholders has continued to erode. In light of these circumstances, our board of directors appointed a special committee of independent directors to evaluate strategic financing alternatives. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. After evaluating our strategic financing alternatives, the special committee and our board of directors determined that a rights offering was the best alternative and would (i) deleverage our balance sheet, and (ii) provide us with additional liquidity to fund operations. To the extent that they wish to do so, existing stockholders can participate in this rights offering. The backstop commitment, if entered into, will ensure that we will have $        million to fully pay down the preferred stock and provide additional liquidity. In addition, we will substantially reduce our combined preferred and debt leverage and, as a result, provide the Company with greater financial flexibility to invest in the business over the next several years.

Effects on the Backstop Purchaser’s Stock and Ownership

Elliott’s beneficial ownership of our common stock following this rights offering will be dependent upon the level of participation in this rights offering by the existing holders of our common stock other than Elliott. Set forth below, for illustrative purposes only, are four scenarios that indicate the effect that this rights offering and related share issuance could have on Elliott’s relative interest following this rights offering. Each scenario assumes no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share. Each scenario also assumes that Elliott does not buy any unexercised rights in the open market.

Scenario A. All rights are exercised on a pro rata basis by all of the stockholders to whom the rights were issued. Because all of the basic subscription rights are exercised, no shares are issuable pursuant to the over-subscription right and Elliott purchases only the $        of shares of common stock that it receives by exercising its basic subscription right in full, which we expect Elliott to agree to under the Standby Purchase Agreement.

Scenario B. None of the holders (other than Elliott) exercise their rights, and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire all of the shares offered in this rights offering.

Scenario C. Holders of half of the shares of our common stock (other than shares held by Elliott) exercise their basic subscription right (without exercising their over-subscription rights), and Elliott will acquire the remaining shares pursuant to the backstop commitment, which we expect Elliott to agree to under the Standby Purchase Agreement.

Scenario D. Holders of half of the shares of our common stock (other than shares held by Elliott) exercise their basic subscription right and exercise their over-subscription right, and Elliott through its backstop commitment will acquire the remaining shares pursuant to the backstop commitment under the Standby Purchase Agreement.

Scenario	Total Shares Offered	Shares Purchased by or Issued to Elliott	Gross Proceeds ($ million)	Elliott Voting%(1)
A
B
C
D

(1)	As of the record date for this rights offering, Elliott beneficially owned shares of our common stock and % of the voting power of all of the shares of our capital stock.

Rights and Information Agent

            , or                 , will act as the rights agent and information agent in connection with this rights offering. You may contact                 , which we refer to as the rights agent or information agent, with questions toll-free at    .

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, or other nominee where your rights are held, or

•	Contact the information agent toll-free at .

How to Subscribe

•	Deliver a completed rights certificate, nominee holder certification (if applicable), and the required payment to the rights agent by the expiration date, or

•

If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the rights agent by the expiration date, along with the required payment. See “The Rights Offering—Guaranteed Delivery Procedures.”

Important Dates to Remember

Set forth below are certain important dates for this rights offering, which are generally subject to extension:

Record Date	, 2018
Commencement of Subscription Period Date	, 2018
Expiration Date(1)	, 2018
Deadline for Delivery of Rights Certificates and Payment for Shares(2)	, 2018
Deadline for Delivery of Notice of Guaranteed Delivery(2)	, 2018
Deadline for Delivery of Rights Certificate and Payment for Shares pursuant to Notice of Guaranteed Delivery	, 2018
Confirmations Mailed to Participants	, 2018
Anticipated delivery of common stock purchased in this rights offering	, 2018

(1)

Unless extended by us, which extension, once the subscription period is commenced, requires the consent of Elliott if it results in this rights offering remaining open for more than                days unless the Standby Purchase Agreement is terminated.

(2)

Participating rights holders must, by the expiration date of this rights offering (unless this rights offering is extended), either (i) deliver a rights certificate, nominee holder certification (if applicable), and payment for shares or (ii) cause to be delivered on their behalf a notice of guaranteed delivery.

Shares Outstanding Before and After the Rights Offering

We had                  shares of our common stock outstanding as of                 , 2018. Immediately after the completion of this rights offering, we expect                  shares of our common stock will be outstanding, excluding any shares that may be issued pursuant to the exercise of                 outstanding vested and unvested stock options and delivery of stock pursuant to restricted stock units as of                 , 2018.

Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the information found in “Risk Factors” beginning on page 13.

Meeting of our Stockholders

We intend to call an annual meeting of our stockholders to be held on                 , 2018, to consider the (1) approval of an amendment to our certificate of incorporation to authorize and issue up to             million additional shares of our common stock, (2) approval to amend our amended and restated certificate of incorporation to authorize certain corporate governance changes to be negotiated with Elliott in connection with providing the backstop commitment, and (3) approval of the Standby Purchase Agreement to be entered into and the potential change of control that may result from the backstop commitment, among other matters. The affirmative vote shall require, in addition to the majority required under the Delaware General Corporation Law, the majority of the total outstanding shares of our common stock not beneficially owned by Elliott. We expect Elliott to agree to vote its shares of common stock in favor of these proposals.

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering

Elliott beneficially owns approximately     % of our common stock and all of our outstanding preferred stock. Two of our ten directors have been designated by Elliott, and Elliott will be entitled to appoint additional directors commensurate to its voting rights following consummation of this rights offering. We are currently negotiating and expect to enter into the Standby Purchase Agreement with Elliott, under which we expect Elliott to agree to exercise its basic subscription right in full and purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of this rights offering after giving effect to the backstop commitment will be $        million. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $        million in the aggregate to pay the dividends and redeem the preferred stock and approximately $        million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. In the event our stockholders do not exercise their rights, Elliott will increase its percentage ownership of our issued and outstanding common stock.

In addition, a change in control under certain of our management compensation plans and agreements would require the accelerated vesting of all outstanding and unvested equity awards. In addition, if a change in control were to occur following the completion of this rights offering, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in their respective employment agreements) within twenty-four months following the change in control. However, we are currently negotiating and expect our management to provide waivers to these provisions in the event this rights offering constitutes a change of control. There can be no guarantee that we will be able to obtain such waivers.

See “Risk Factors—Risks Related to the Rights Offering—If Elliott owns greater than 35% of our common stock after this rights offering, such acquisition will be deemed a change in control under our ABL Facility and under certain management compensation plans and agreements. Such change in control could cause a material adverse effect on our liquidity, financial condition, and results of operations. In addition, the ownership by Elliott of a substantial percentage of our common stock after this rights offering may be deemed a change of control under certain of our other arrangements and agreements with customers, suppliers, or other parties, which could cause a material adverse effect on our liquidity, financial condition, and results of operations.”

Fees and Expenses

We will pay the fees and expenses incurred by us and Elliott related to this rights offering.

Corporate Information

We maintain our principal executive offices at 1431 Opus Place, Suite 530, Downers Grove, Illinois 60515, and our telephone number is (414) 615-1500. Our website address is www.rrts.com. The information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference into, this prospectus, and you should not consider it part of this prospectus.

SELECTED FINANCIAL DATA

The following tables present selected financial data for each fiscal year in the five-year period ended December 31, 2017. The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated financial statements and related notes contained elsewhere in this prospectus, including Note 3 “Acquisitions and Divestitures” to our audited consolidated financial statements. The consolidated statement of operations data includes the results of operations of our acquired companies since the date of their acquisition and our divested companies through the date of divestiture.

We have derived the consolidated statements of operations and other data for the years ended December 31, 2017, 2016, and 2015 and the consolidated balance sheet data as of December 31, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data and other data for the years ended December 31, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015, 2014, and 2013 from our consolidated financial statements not included in this prospectus. The summary historical consolidated financial data as of June 30, 2018 and June 30, 2017 and for the six months ended June 30, 2018 and 2017 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of the Company’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The data shown below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended June 30, 2018 are not necessarily indicative of the results for the full fiscal year. The selected financial data below is not intended to replace the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Consolidated Statement of Operations Data:
Revenues(1)	$1,128,010	$1,009,499	$2,091,291	$2,033,200	$1,992,166	$1,872,470	$1,361,410
Purchased transportation costs	781,035	674,717	1,430,378	1,364,055	1,310,396	1,294,724	944,275
Personnel and related benefits	151,725	150,082	296,925	286,134	263,254	213,661	151,935
Other operating expenses	197,211	191,588	393,731	374,979	323,955	271,210	170,053
Depreciation and amortization	18,189	18,515	37,747	38,145	31,626	24,254	15,444
Impairment charges	—	—	4,402	373,661	—	—	—
Gain on sale of Unitrans	—	—	(35,440)	—	—	—	—
Acquisition transaction expenses	—	—	—	—	564	2,305	851
Operations restructuring costs	4,655	—	—	—	—	—	—

Operating (loss) income	(24,805)	(25,403)	(36,452)	(403,774)	62,371	66,316	78,852
Interest on debt	5,051	9,840	14,345	22,827	19,439	13,363	7,883
Interest on preferred stock	38,724	25,040	49,704	—	—	—	—
Loss on debt extinguishment	—	9,827	15,876	—	—	—	—

(Loss) income before income taxes	(68,580)	(70,110)	(116,377)	(426,601)	42,932	52,953	70,969
(Benefit from) provision for income taxes	(2,982)	(12,304)	(25,191)	(66,281)	17,312	20,243	25,049

Net (loss) income	$(65,598)	$(57,806)	$(91,186)	$(360,320)	$25,620	$32,710	$45,920

(Loss) earnings per share:
Basic	$(1.70)	$(1.51)	$(2.37)	$(9.40)	$0.67	$0.86	$1.27
Diluted	$(1.70)	$(1.51)	$(2.37)	$(9.40)	$0.65	$0.83	$1.21
Weighted average common stock outstanding:
Basic	38,479	38,389	38,405	38,318	38,179	37,852	36,133
Diluted	38,479	38,389	38,405	38,318	39,180	39,259	37,913

(1)

Due to our adoption of Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), which was updated in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606), on a modified retrospective basis, the Revenue presented for the six months ended June 30, 2018 is presented on a different basis from prior periods.

CONSOLIDATED BALANCE SHEET DATA

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2018	2017	2017	2016	2015	2014	2013
Total assets	$850,398	$944,427	$876,043	$933,554	$1,307,753	$1,250,638	$859,492
Adjusted working capital(1)	125,301	184,056	123,469	138,692	153,626	155,950	98,255
Total debt (including current maturities)	188,484	—	199,410	445,589	432,830	423,945	187,165
Preferred stock	335,979	546,858	263,317	—	—	—	—
Capital lease obligation	18,759	3,949	9,565	6,245	12,464	1,730	1,934
Total stockholders’ investment	46,954	143,286	110,847	197,468	556,439	524,287	485,141

(1)

We use adjusted working capital to evaluate how well short-term assets and liabilities are being utilized to run our operations. Our calculation of adjusted working capital excludes current maturities of debt and short-term capital lease obligations (i.e. financing items) from the traditional measure of working capital. Management believes adjusted working capital is provides useful supplemental information for investors since it relates purely to the operational aspects of our business. Adjusted working capital is not a financial measure presented in accordance with GAAP. The following is a reconciliation of adjusted working capital from current assets:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2018	2017	2017	2016	2015	2014	2013
Current assets	$370,333	$400,105	$398,386	$374,487	$346,564	$349,139	$211,115
Less: Current liabilities	259,170	217,245	287,264	684,037	630,918	617,367	124,001
Plus: Short-term capital lease obligation	4,126	1,196	2,397	2,653	5,150	233	203
Plus: Current maturities of debt	10,012	—	9,950	445,589	432,830	423,945	10,938

Adjusted working capital	$125,301	$184,056	$123,469	$138,692	$153,626	$155,950	$98,255

ADJUSTED EBITDA

The following is a reconciliation of Adjusted EBITDA from net (loss) income:

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2018	2017(1)	2017(1)	2016(1)	2015(1)	2014(1)	2013(1)
Net (loss) income	$(65,598)	$(57,806)	$(91,186)	$(360,320)	$25,620	$32,710	$45,920
Plus: Total interest expense	43,775	34,880	64,049	22,827	19,439	13,363	7,883
Plus: (Benefit from) provision for income taxes	(2,982)	(12,304)	(25,191)	(66,281)	17,312	20,243	25,049
Plus: Depreciation and amortization	18,189	18,515	37,747	38,145	31,626	24,254	15,444
Plus: Impairment charges			4,402	373,661	—	—	—
Plus: Long-term incentive compensation expenses	1,003	1,268	2,450	2,232	2,500	2,255	1,503
Plus: Gain on sale of Unitrans			(35,440)	—	—	—	—
Plus: Loss on debt extinguishments	—	9,827	15,876	—	—	—	—
Plus: Operations restructuring costs	4,655	—	—	—	—	—	—
Plus: Corporate restructuring and restatement costs	10,824	16,750	32,321	—	—	—	—
Plus: Adjustments for contingent purchase obligation	—	—	—	(2,458)	(2,931)	(1,722)	(10,443)

Adjusted EBITDA(2)	$9,866	$11,130	$5,028	$7,806	$93,566	$91,103	$85,356

(1)

Adjusted EBITDA for the six months ended June 30, 2017 and for the years ended December 31, 2017, 2016 and 2015 included Adjusted EBITDA from Unitrans, which was divested in September of 2017 of $5.0 million, $6.6 million, $9.3 million, and $9.8 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Adjusted EBITDA for the year ended December 31, 2014 included Adjusted EBITDA from Unitrans of $7.7 million. Adjusted EBITDA for the year ended December 31, 2013 did not include Adjusted EBITDA from Unitrans, which was acquired by the Company in March 2014.

(2)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We use Adjusted EBITDA, which excludes impairment and other non-cash gains and losses, long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatement costs associated with legal matters, including our internal investigation, SEC compliance and debt restructuring costs, and adjustments to contingent purchase obligation, as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, impairments, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP. See the consolidated statements of operations included in our consolidated financial statements included elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth below, the other information contained in this Form S-1, including our consolidated financial statements and related notes, and any other risks described in our filings with the SEC, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, or results of operations.

Risks Related to our Business

We have identified material weaknesses in our internal control over financial reporting which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, investor confidence in our Company, and the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act and based upon the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, the COSO framework. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles, or GAAP. Management is also responsible for reporting on the effectiveness of internal control over financial reporting.

We did not maintain an effective control environment based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the control environment of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) our commitment to integrity and ethical values, (ii) the ability of our board of directors to effectively exercise oversight of the development and performance of internal control, as a result of failure to communicate relevant information within our organization and, in some cases, withholding information, (iii) appropriate organizational structure, reporting lines, and authority and responsibilities in pursuit of objectives, (iv) our commitment to attract, develop, and retain competent individuals, and (v) holding individuals accountable for their internal control related responsibilities. These material weaknesses resulted in material accounting errors.

We did not maintain an effective control environment to enable the identification and mitigation of risks of material accounting errors, based on the contributing factors to material weakness in the control environment, including:

•

The tone from former executive management was insufficient to create the proper environment for effective internal control over financial reporting and to ensure that (i) there were adequate processes for oversight, (ii) there was accountability for the performance of internal control over financial reporting responsibilities, (iii) identified issues and concerns were raised to appropriate levels within our organization, (iv) corrective activities were appropriately applied, prioritized, and implemented in a timely manner, and (v) relevant information was communicated within our organization and not withheld from our independent directors, our Audit Committee, and our independent auditors.

•

In certain operating companies and at our corporate headquarters there were inconsistent accounting systems, policies, and procedures. Additionally, in certain locations we did not attract, develop, and retain competent management, accounting, financial reporting, internal audit, and information systems personnel or resources to ensure that internal control responsibilities were performed and that information systems were aligned with internal control objectives.

•

Our oversight processes and procedures that guide individuals in applying internal control over financial reporting were not adequate in preventing or detecting material accounting errors, or omissions due to inadequate information and, in certain instances, management override of internal controls, including recording improper accounting entries, recording accounting entries that were inconsistent with information known by management at the time, not communicating relevant information within our organization and, in some cases, withholding information from our independent directors, our Audit Committee, and our independent auditors.

Additionally, we have identified control deficiencies that constituted material weaknesses in the principles associated with the risk assessment, control activities, information and communication and monitoring activities components of the COSO framework. See Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, for more information.

As a result of such material weaknesses, our management concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2017.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We are actively engaged in developing and implementing a remediation plan designed to address these material weaknesses, but our remediation efforts are not complete and are ongoing. Although we are working to remedy the ineffectiveness of our internal control over financial reporting, there can be no assurance as to when the remediation plan will be fully developed, when it will be fully implemented, or the aggregate cost of implementation. Until our remediation plan is fully implemented, our management will continue to devote significant time and attention to these efforts. If we do not complete our remediation in a timely fashion, or at all, or if our remediation plan is inadequate, there will continue to be an increased risk that we will be unable to timely file future periodic reports with the SEC and that our future consolidated financial statements could contain errors that will be undetected. If we are unable to report our results in a timely and accurate manner, we may not be able to comply with the applicable covenants in our financing arrangements, and may be required to seek additional amendments or waivers under these financing arrangements, which could adversely impact our liquidity and financial condition. Further and continued determinations that there are material weaknesses in the effectiveness of our internal control over financial reporting could reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of both money and our management’s time to comply with applicable requirements.

Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses or material misstatements in our consolidated financial statements. Any new misstatement could result in a further restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing, or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. We cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting.

Further, we may be the subject of negative publicity focusing on the restatement of our previously issued financial results and related matters, and may be adversely impacted by negative reactions from our stockholders, creditors, or others with which we do business. This negative publicity may impact our ability to attract and retain customers, employees, drivers, and vendors. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

The restatement of our previously issued financial results has resulted in private litigation, derivative lawsuits, and government agency investigations and actions, and could result in additional litigation, government agency investigations, and enforcement actions.

Following our press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against us and our former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint, or CAC, on behalf of a class of persons who purchased our common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) we and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, our former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of our financial statements; (b) our true earnings and expenses; (c) the effectiveness of our disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with our tractor lease guaranty program; (e) our leverage ratios and compliance with our credit facilities; and (f) the value of the goodwill we carried on our balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. The parties are currently engaged in mediation.

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on our behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the Complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that we implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the Complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on an anticipated motion to dismiss the Amended Complaint filed in the securities class action described above. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on our behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a Complaint alleging derivative claims on our behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, Plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on our behalf against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of our proxy statements. Count II alleges that all the Defendants breached their fiduciary duty. Count III alleges that all the Defendants wasted corporate assets. Count IV alleges that certain of the Defendants were unjustly enriched. The Complaint seeks monetary damages, improvements to our corporate governance and internal procedures, an accounting from Defendants of the damages allegedly caused by them and the improper amounts the Defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

In addition, subsequent to our announcement that certain previously filed financial statements should not be relied upon, we were contacted by the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, and the

Department of Justice, or the DOJ. The DOJ and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. We have received formal requests for documents and other information. In addition, in June 2018 two of our former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. We are cooperating fully with the joint DOJ and SEC investigation.

We cannot predict the outcome of these matters, or whether any other actions or proceedings will be filed against us in the future, and the cost of defending such actions or proceedings could be material. Furthermore, defending such actions or proceedings could divert our management and key personnel from our business operations. If we are found liable in any actions or proceedings, we may have to pay substantial damages or change the way we conduct our business, either of which may have a material adverse effect on our business, operating results, financial condition, and prospects. There may also be negative publicity associated with litigation or regulatory proceedings that could harm our business and reputation and cause the price of our securities to decline.

The restatement of our previously issued financial statements was time-consuming and expensive and could expose us to additional risks that could adversely affect our financial position, results of operations, and cash flows.

As described in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2015, Amendment No. 1 to our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, and Note 15 “Restatement of Previously Issued Financial Statements” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, we restated our previously issued consolidated financial statements for the years ended December 31, 2015, 2014, and 2013, and each of the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, as well as the quarters in the years ended December 31, 2015 and 2014. The restatement was time-consuming and expensive and could expose us to a number of additional risks that could adversely affect our financial position, results of operations, and cash flows.

In particular, we have incurred significant expense, including audit, legal, consulting, and other professional fees, as well as fees related to amendments to our prior senior credit facility, the Investment Agreement, dated May 1, 2017, with Elliott, referred to as the 2017 Investment Agreement, and our ABL Facility, in connection with the restatement of our previously issued consolidated financial statements and the ongoing remediation of material weaknesses in our internal control over financial reporting. We have taken a number of steps, including both adding internal personnel and hiring outside consultants, and intend to continue to take appropriate and reasonable steps to strengthen our accounting function and reduce the risk of additional misstatements in our financial statements. For more details about our remediation plan, see Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference. To the extent these steps are not successful, we may have to incur additional time and expense. Our management’s attention has also been, and may further be, diverted from the operation of our business in connection with the restatement and ongoing remediation of material weaknesses in our internal controls.

We are also subject to claims, investigations, and proceedings arising out of the errors in our previously issued financial statements, including securities class action litigation, derivative lawsuits, and government agency investigations.

One or more significant claims or the cost of maintaining our insurance could have an adverse effect on our results of operations.

We employ approximately 1,400 drivers and use the services of thousands of independent contractors, or ICs, and transportation companies and their drivers in connection with our transportation operations. We also provide air freight services with our fleet of 11 cargo jets. From time to time, these drivers or pilots are, or may be, involved in accidents which may cause injuries and in which goods carried by them are lost or damaged. Such accidents usually result in equipment damage and, unfortunately, can also result in injuries or death. Our involvement in the transportation of certain goods, including, but not limited to, hazardous materials, could also increase our exposure in the event of an accident resulting in injuries or contamination. The resulting types and/or amounts of damages may under any of these circumstances be excluded by or exceed the amount of our insurance coverage or the insurance coverage maintained by the contracted carrier. Although most of these drivers are ICs or work for third-party carriers, from time to time claims may be asserted against us for their actions or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims, workers’ compensation claims, or unfavorable resolutions of any such claims could adversely affect our results of operations to the extent claims are not covered by our insurance or such losses exceed our reserves. Significant increases in insurance costs or the inability to purchase insurance as a result of these claims could also reduce our profitability and have an adverse effect on our results of operations. The timing of the incurrence of these costs could also significantly and adversely impact our operating results compared to prior periods.

Increased insurance premium costs could have an adverse effect on our results of operations.

Insurance carriers may increase premiums for transportation companies generally. We could also experience additional increases in our insurance premiums in the future if our claims experience worsens. If our insurance or claims expense increases and we are unable to offset the increase with higher freight rates, our results of operations could be adversely affected. Furthermore, we may not be able to maintain or obtain sufficient or desired levels of insurance at reasonable rates. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have an adverse effect on our results of operations and financial position.

The cost of compliance with, liability for violations of, or modifications to existing or future governmental laws and regulations could adversely affect our business and results of operations.

Our operations are regulated and licensed by various federal and state agencies in the United States and similar governmental agencies in foreign countries in which we operate. These regulatory agencies have authority and oversight of domestic and international transportation services and related activities, licensure, motor carrier operations, safety and security, and other matters. We must comply with various insurance and surety bond requirements to act in the capacities for which we are licensed. Our subsidiaries and ICs must also comply with applicable regulations and requirements of such agencies.

Through our subsidiaries, we hold various licenses required to carry out our domestic and international services. These licenses permit us to provide services as a motor carrier, property broker, air carrier, indirect air carrier, ocean transportation intermediary, non-vessel operating common carrier, freight forwarder, and ocean freight forwarder. We also are subject to regulations and requirements promulgated by, among others, the DOT (or Department of Transportation), Federal Motor Carrier Safety Administration (or FMCSA), DHS (or U.S. Department of Homeland Security), CBP (or Bureau of Customs and Border Protection), TSA (or Transportation Security Administration), U.S. Federal Maritime Commission, IATA (or International Air Transport Association), U.S. Food and Drug Administration, U.S. Department of Agriculture, U.S. Fish and Wildlife Service, Bureau of Alcohol, Tobacco Products and Firearms, FAA (or the Federal Aviation Administration) and various other international, domestic, state, and local agencies and port authorities. Our failure to maintain our required licenses, or to comply with applicable regulations, could materially and adversely affect our business, results of operations, or financial condition. See the section entitled “Description of Business—Regulation” for more information.

In addition, DHS regulations applicable to our customers who import goods into the United States and our contracted ocean carriers may impact our ability to provide and/or receive services with and from these parties. Enforcement measures related to violations of these regulations can slow and/or prevent the delivery of shipments, which may negatively impact our operations.

We incur significant costs to operate our business and monitor our compliance with applicable laws and regulations. The regulatory requirements governing our operations are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. We cannot predict what impact future regulations may have on our business. Compliance with existing, new, or more stringent measures could disrupt or impede the timing of our deliveries and our ability to satisfy the needs of our customers. In addition, we may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. The cost of compliance with existing or future measures could adversely affect our results of operations. Further, we could become subject to liabilities as a result of a failure to comply with applicable regulations.

On December 22, 2017, the Tax Cuts and Jobs Act, referred to as the Tax Reform Act, was signed into United States law, and most changes became effective as of January 1, 2018. Although we expect that, as a result of the reduction in the corporate income tax rates from 35% to 21% and other changes to law, the Tax Reform Act will be financially and cash flow beneficial to us, we are continuing to review the provisions of the Tax Reform Act and have not yet fully determined the effect they will have on us.

Jeffrey Cox and David Chidester filed a Complaint against certain of our subsidiaries in state court in California in a post-acquisition dispute. The Complaint alleges contract, statutory and tort based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc., Central Cal Agreement. The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted our motion to compel arbitration of all non-employment claims alleged in the Complaint. The plaintiffs are now required to comply with the dispute resolution process outlined in the Central Cal Agreement, and submit the dispute to a Settlement Accountant. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery.

In addition to the legal proceeding described above, we are a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against us alleging that we violated various California labor laws. In 2017 and 2018, we reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, we recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

From time to time, we arrange for the movement of hazardous materials at the request of our customers. As a result, we are subject to various environmental laws and regulations relating to the handling, transport, and disposal of hazardous materials. If our customers or carriers are involved in an accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties, remediation costs, or civil and criminal liability, any of which could have an adverse effect on our business and results of operations. In addition, current and future laws and regulations relating to carbon emissions and the effects of global warming can be expected to have a significant impact on the transportation sector generally and the operations and profitability of some of our carriers in particular, which could adversely affect our business and results of operations.

A decrease in levels of capacity in the over-the-road freight sector could have an adverse impact on our business.

The current operating environment in the over-the-road freight sector resulting from fluctuating fuel costs, industry-specific regulations (such as the Compliance, Safety, and Accountability Program, or CSA, and hours-of-service rules and the changes implemented under Moving Ahead for Progress in the 21st Century, or MAP-21), a shortage of qualified drivers, and other economic factors are causing a tightening of capacity in the sector generally, and in our carrier network specifically, which could have an adverse impact on our ability to execute our business strategy and on our business.

We have not successfully managed, and may not in the future manage, our growth or operations.

We have grown substantially, including by expanding our internal resources, making acquisitions, and entering into new markets. We have experienced, and may in the future experience, difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, change in revenue and business models, and entering into new geographic areas. For example, as described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, based on the Audit Committee Investigation, current management determined that there were deficiencies in the design and/or execution of internal controls that constituted material weaknesses, with one of the contributing factors being the increased size and complexity of our Company arising from the acquisition of 25 non-public companies between February 2011 and September 2015.

Our growth has placed, and will in the future place, a significant strain on our management and our operational and financial resources. We need to continually improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train, and manage our employee base. Our working capital needs have increased substantially as our operations have grown. Failure to manage growth effectively, or obtain necessary working capital, has in the past had, and could in the future have, a material adverse effect on our business, results of operations, financial position, and cash flows.

Our outstanding debt and preferred stock could adversely affect our business and limit our ability to expand our business or respond to changes, and we may be unable to generate sufficient cash flow to satisfy our debt service and preferred stock obligations.

As of December 31, 2017, we had debt of $202.9 million and preferred stock of $263.3 million, which is classified as a liability on the consolidated financial statements. See Note 5 “Debt” and Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus. On March 1, 2018, we entered into the Series E-1 Investment Agreement with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock, referred to as the 2018 Investment Agreement. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the 2018 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 “Subsequent Events” to the consolidated financial statements included elsewhere in this prospectus for further information. As part of this rights offering and as discussed in this prospectus, we intend to redeem all of our outstanding preferred stock to improve our capital structure.

We may incur additional indebtedness in the future, including any additional borrowings available under the ABL Facility, and we may issue additional shares of preferred stock, including additional shares of Series E-1 Preferred Stock under the 2018 Investment Agreement. Any substantial debt or outstanding preferred stock and the fact that a substantial portion of our cash flow from operating activities could be needed to make payments on our debt or outstanding preferred stock could have adverse consequences, including the following:

•	reducing the availability of our cash flow for our operations, capital expenditures, future business opportunities, and other purposes;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt or outstanding preferred stock;

•	limiting our ability to borrow additional funds; and

•	increasing our vulnerability to general adverse economic and industry conditions.

Our ability to borrow any funds needed to operate and expand our business will depend in part on our ability to generate cash. Our ability to generate cash is subject to the performance of our business as well as general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operating activities or if future borrowings are not available to us under our ABL Facility or otherwise in amounts sufficient to enable us to fund our liquidity needs, our operating results, financial condition, and ability to maintain or expand our business may be adversely affected. Moreover, our inability to make scheduled payments on our debt or preferred stock obligations in the future would require us to refinance all or a portion of our debt and/or preferred stock on or before maturity, sell assets, delay capital expenditures, or seek additional equity.

We have had, and may have in the future, difficulties integrating acquired companies.

For acquisitions, success is also dependent upon efficiently integrating the acquired business into our existing operations. We are required to integrate these businesses into our internal control environment, which may present challenges that are different than those presented by organic growth and that may be difficult to manage. For example, as described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, based on the Audit Committee Investigation, current management determined that there were deficiencies in the design and/or execution of internal controls that constituted material weaknesses, with one of the contributing factors being the increased size and complexity of our Company arising from the acquisition of 25 non-public companies between February 2011 and September 2015. The possible difficulties of integration include, among others: retention of customers and key employees; unanticipated issues in the assimilation and consolidation of information, communications, and other systems; inefficiencies and difficulties that arise because of unfamiliarity with potentially new geographic areas and new assets and the businesses associated with them; consolidation of corporate and administrative infrastructures; the diversion of management’s attention from ongoing business concerns; the effect on internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and unanticipated issues, expenses, and liabilities. The diversion of management’s attention from our current operations to the acquired operations and any difficulties encountered in combining operations has prevented us, and could in the future prevent us, from realizing the full benefits anticipated to result from the acquisitions and has adversely impacted, and could in the future adversely impact, our results of operations and financial condition. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions. If we are unable to successfully integrate and grow these acquisitions and to realize contemplated revenue synergies and cost savings, our business, prospects, results of operations, financial position, and cash flows could be materially and adversely affected.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our results of operations.

We may increase our revenue and expand our offerings in the market regions that we serve through the acquisition of complementary businesses. We cannot guarantee that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot guarantee that we will make acquisitions or investments on commercially acceptable terms, if at all. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our stockholders.

Strategic acquisitions involve numerous risks, including the following:

•	failure of the acquired company to achieve anticipated revenues, earnings, or cash flows;

•	assumption of liabilities that were not disclosed to us or that exceed our estimates;

•	problems integrating the purchased operations with our own, which could result in substantial costs and delays or other operational, technical, or financial problems;

•	potential compliance issues with regard to acquired companies that did not have adequate internal controls;

•	diversion of management’s attention or other resources from our existing business;

•	risks associated with entering markets in which we have limited prior experience; and

•	potential loss of key employees and customers of the acquired company.

Our ABL Facility contains financial and other restrictive covenants with which we may be unable to comply. A default under these financing arrangements could cause a material adverse effect on our liquidity, financial condition, and results of operations.

The loans outstanding under our ABL Facility are secured by a first priority lien on certain real property owned by our domestic subsidiaries and substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our direct and indirect subsidiaries. Our ABL Facility contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, a minimum fixed charge coverage ratio, and limitations on incurrence of debt, investments, liens on assets, transactions with affiliates, mergers, consolidations, and purchases and sales of assets.

If we incur defaults under the terms of this facility and fail to obtain appropriate amendments to or waivers under the applicable financing arrangement, our borrowings against the facility could be immediately declared due and payable. If we fail to pay the amount due, the lenders could proceed against the collateral by which our loans are secured, our borrowing capacity may be limited, or the facility could be terminated. If acceleration of outstanding borrowings occurs or if the facilities are terminated, we may have difficulty borrowing additional funds sufficient to refinance the accelerated debt or entering into new credit or debt arrangements, and, if available, the terms of the financing may not be acceptable. A default under our ABL Facility could have a material adverse effect on our liquidity and financial condition.

Fluctuations in the price or availability of fuel and limitations on our ability to collect fuel surcharges may adversely affect our results of operations.

We are subject to risks associated with fuel charges from our ICs, purchased power providers, and aircraft in our TES and LTL businesses. The availability and price of fuel are subject to political, economic, and market factors that are outside of our control. Fuel prices have fluctuated dramatically over recent years. Over time we have been able to mitigate the impact of the fluctuations through our fuel surcharges which are closely linked to the market price for fuel. There can be no assurance that our fuel surcharge revenue programs will be effective in the future. Market pressures may limit our ability to assess our fuel surcharges. At the request of our customers, we have at times temporarily capped the fuel surcharges at a fixed percentage pursuant to contractual arrangements that vary by customer. Currently, a minimal number of our customers have contractual arrangements with varying levels of capped fuel surcharges. If fuel surcharge revenue programs, base freight rate increases, or other cost-recovery mechanisms do not offset our exposure to rising fuel costs, our results of operations could be adversely affected.

A significant or prolonged economic downturn in the transportation industry, or a substantial downturn in our customers’ business, could adversely affect our revenue and results of operations.

The transportation industry has historically experienced cyclical fluctuations in financial results due to, among other things, economic recession, downturns in business cycles, increasing costs and taxes, fluctuations in energy prices, price increases by carriers, changes in regulatory standards, license and registration fees, interest rate fluctuations, and other economic factors beyond our control. All of these factors could increase the operating costs of a vehicle and impact capacity levels in the transportation industry. Our ICs or purchased power providers may charge higher prices to cover higher operating expenses, and our operating income may decrease if we are unable to pass through to our customers the full amount of higher purchased transportation costs. Additionally, economic conditions may adversely affect our customers, their need for our services, or their ability to pay for our services.

We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect our revenue and costs, our business could suffer.

Competition in the transportation services industry is intense. We face significant competition in local, regional, national, and international markets. Increased competition may lead to revenue reductions, reduced profit margins, or a loss of market share, any one of which could harm our business. There are many factors that could impair our ability to maintain our current profitability, including the following:

•	competition with other transportation services companies, some of which have a broader coverage network, a wider range of services, and greater capital resources than we do;

•

reduction by our competitors of their freight rates to gain business, especially during times of declining growth rates in the economy, which reductions may limit our ability to maintain or increase freight rates, maintain our operating margins, or maintain significant growth in our business;

•	solicitation by shippers of bids from multiple carriers for their shipping needs and the resulting depression of freight rates or loss of business to competitors;

•	development of a technology system similar to ours by a competitor with sufficient financial resources and comparable experience in the transportation services industry; and

•	establishment by our competitors of cooperative relationships to increase their ability to address shipper needs.

We have experienced significant recent turnover in our executive leadership team. If we fail to effectively integrate and retain these new executives, we may not be able to accomplish our growth strategy and our financial performance may suffer.

Since the beginning of 2017, we have experienced significant turnover in our senior management ranks, including the appointment of our new Chief Executive Officer and President and Chief Operating Officer and the hiring of our new Chief Financial Officer. In April 2017, Curtis W. Stoelting was appointed our Chief Executive Officer and Michael L. Gettle was appointed our President and Chief Operating Officer. In May 2017, Terence R. Rogers was appointed our Chief Financial Officer. In addition, during 2017 we hired Scott B. Cousins as

Chief Information Officer, a new President of our Roadrunner Freight business, and a new Senior Vice President of Human Resources. We also hired a new Corporate Controller, Vice President of Finance and Treasurer, and Director of Internal Audit. This lack of management continuity could adversely affect our ability to successfully execute our growth strategy, as well as result in operational and administrative inefficiencies and added costs, and may make recruiting for future management positions more difficult.

In addition, we must successfully integrate any new management personnel into our organization in order to achieve our operating objectives, and changes in other key management positions may affect our financial performance and results of operations while new management becomes familiar with our business. Accordingly, our future financial performance will depend to a significant extent on our ability to motivate and retain key management personnel. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining executive officers to divert immediate and substantial attention to fulfilling the duties of the departing executive and to seeking a replacement. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations.

Our business will be adversely impacted if we fail to develop, implement, maintain, upgrade, enhance, protect, and integrate our information technology systems.

We rely heavily on our information technology systems to efficiently run our business, and they are a key component of our customer-facing and internal growth strategy. In general, we expect our customers to continue to demand more sophisticated, fully integrated information systems from their transportation and logistics providers. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our technology systems in response to these trends. This process of continuous enhancement may lead to significant ongoing technology development costs which will continue to increase if we pursue new acquisitions of companies and their current systems. In addition, we may fail to accurately determine the needs of our customers or trends in the transportation services and logistics industries or we may fail to design and implement the appropriate responsive features and functionality for our technology systems in a timely and cost-effective manner. Any such failures could result in decreased demand for our services and a corresponding decrease in our revenues.

We must maintain and enhance the reliability and speed of our information technology systems to remain competitive and effectively handle higher volumes of freight through our network and the various service modes we offer. If our information technology systems are unable to manage additional volume for our operations as our business grows, or if such systems are not suited to manage the various service modes we offer, our service levels and operating efficiency could decline. In addition, if we fail to hire and retain qualified personnel to implement, protect, and maintain our information technology systems or if we fail to upgrade our systems to meet our customers’ demands, our business and results of operations could be harmed. This could result in a loss of customers or a decline in the volume of freight we receive from customers.

A failure of our information technology infrastructure or a breach of our information security systems, networks or processes may materially adversely affect our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, communications, supply chain, order entry, and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. Despite testing, external and internal risks, such as malware, code anomalies, “Acts of God,” data leakage, and human error pose a direct threat to the stability or effectiveness of our information technology systems and operations. The failure of our information technology systems to perform as we anticipate has in the past, and could in the future, adversely affect our business through transaction errors, billing and invoicing errors, internal recordkeeping and reporting errors, processing inefficiencies and loss of sales, receivables collection and customers, in each case, which could result in harm to our reputation and have an ongoing adverse impact on our business, results of operations and financial condition, including after the underlying failures have been remedied.

We may also be subject to cybersecurity attacks and other intentional hacking. Any failure to identify and address such defects or errors or prevent a cyber-attack could result in service interruptions, operational difficulties, loss of revenues or market share, liability to our customers or others, the diversion of corporate resources, injury to our reputation and increased service and maintenance costs. Addressing such issues could prove to be impossible or very costly and responding to resulting claims or liability could similarly involve substantial cost. In addition, recently, there has also been heightened regulatory and enforcement focus on data protection in the United States and abroad, and failure to comply with applicable U.S. or foreign data protection regulations or other data protection standards may expose us to litigation, fines, sanctions or other penalties, which could harm our reputation and adversely impact our business, results of operations and financial condition.

We have invested and continue to invest in technology security initiatives, information technology risk management and disaster recovery plans. The development and maintenance of these measures is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly more sophisticated. Despite our efforts, we are not fully insulated from data breaches, technology disruptions or data loss, which could adversely impact our competitiveness and results of operations.

Our reliance on ICs to provide transportation services to our customers could impact our operations and ability to expand.

Our transportation services are conducted in part by ICs, who are generally responsible for paying for their own equipment, fuel, and other operating costs. Our ICs are responsible for providing the tractors and generally the trailers they use related to our business. Certain factors such as increases in fuel costs, insurance costs and the cost of new and used tractors, reduced financing sources available to ICs for the purchase of equipment, or the impact of CSA and hours-of-service rules could create a difficult operating environment for ICs. Turnover and bankruptcy among ICs in the over-the-road freight sector often limit the pool of qualified ICs and increase the competition among carriers for their services. If we are required to increase the amounts paid to ICs in order to obtain their services, our results of operations could be adversely affected to the extent increased expenses are not offset by higher freight rates. Additionally, our agreements with our ICs are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified ICs to replace those who have left our pool. If we are unable to retain our existing ICs or recruit new ICs, our results of operations and ability to expand our business could be adversely affected.

Our third-party carriers must meet our needs and expectations, and those of our customers, and their inability to do so could adversely affect our results of operations.

Our business depends to a large extent on our ability to provide consistent, high quality, technology-enabled transportation and logistics solutions. We generally do not own or control the transportation assets that deliver our customers’ freight, and we generally do not employ the people directly involved in delivering the freight. We rely on third parties to provide less-than-truckload, truckload and intermodal brokerage, and domestic and international air services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our customers with timely delivery of freight and important service data, as well as in the financial reporting of certain events, including recognizing revenue and recording claims. Carrier bankruptcy may also disrupt our business by delaying movement of the cargo, creating an inability to get access to equipment, and increasing our rates. If we are unable to secure sufficient transportation services to meet our customer commitments, or if any of the third parties we rely on do not meet our needs or expectations, or those of our customers, our results of operations could be adversely affected, and our customers could switch to our competitors temporarily or permanently.

If our ICs are deemed to be employees, our business and results of operations could be adversely affected.

We are a defendant in various purported class-action lawsuits alleging violations of various labor laws. We are a defendant in a number of purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against us alleging that we violated various California labor laws. In 2017 and 2018, we reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, we recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

In addition, tax and other regulatory authorities have in the past sought to assert that independent contractors in the trucking industry are employees rather than independent contractors. There can be no assurance that these authorities will not successfully assert this position against us or that tax and other laws that currently consider these persons ICs will not change. If our ICs are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits, tax withholdings, and penalties and interest. Our business model relies on the fact that our ICs are independent contractors and not deemed to be our employees, and exposure to any of the above factors could have an adverse effect on our business and results of operations.

California continues to present potential reclassification exposure to our Company’s operations in that state, especially in light of the recent California Supreme Court decision in Dynamix Operations West, Inc. v. Lee, which found that the defendant’s independent contractors were properly classified as employees using the ABC test. Under the ABC test, a worker is presumed to be an employee unless the business proves that (A) the worker is free from the control and direction of the hirer in connection with the performance of the work, both under the contract for the performance of such work and in fact; (B) the worker performs work that is outside the usual course of the hiring entity’s business; and (C) the worker is customarily engaged in an independently established trade, occupation, or business of the same nature as the work performed for the hiring entity. However, as noted by the Court in Dynamix, any reclassification analysis under the ABC test is subject to the unique facts of each case and thus does not necessarily mean that our contractors in California would be reclassified as employees under California law.

If California interprets individual owner-operators to be in the same business as motor carriers, the individual owner-operators under lease to our companies would be considered employees for purposes of claims governed by wage order number 9, including minimum wage, overtime, meal and rest breaks, and wage statements. We have approximately 300 non-employee drivers in California that may be impacted by this interpretation.

Our financial results may be adversely impacted by potential future changes in accounting practices.

Future changes in accounting standards or practices, and related legal and regulatory interpretations of those changes, may adversely impact public companies in general, the transportation industry, or our operations specifically. New accounting standards or requirements could change the way we record revenues, expenses, assets, and/or liabilities or could be costly to implement. These types of regulations could have a negative impact on our financial position, liquidity, results of operations, and/or access to capital.

Seasonal sales fluctuations and weather conditions could have an adverse impact on our results of operations.

The transportation industry is subject to seasonal sales fluctuations as shipments are generally lower during and after the winter holiday season. The productivity of our carriers historically decreases during the winter season because companies have the tendency to reduce their shipments during that time and inclement weather can impede operations. At the same time, our operating expenses could increase because harsh weather can lead to increased accident frequency rates and increased claims, as well as reduced commodity production (i.e. poultry, beef, fruit, produce). These commodities and other products we transport are also subject to disease, crop failure, reduction in production quantities or adjustments to automotive model changeovers. Any of the fluctuations could have an adverse effect on our revenues. If we were to experience lower-than-expected revenue during any such period, our expenses may not be offset, which could have an adverse impact on our results of operations.

Terrorist attacks, anti-terrorism measures, and war could have broad detrimental effects on our business operations.

As a result of the potential for terrorist attacks, federal, state, and municipal authorities have implemented and continue to follow various security measures, including checkpoints and travel restrictions on large trucks. Such measures may reduce the productivity of our ICs or increase the costs associated with their operations, which we could be forced to bear. For example, security measures imposed at bridges, tunnels, border crossings, and other points on key trucking routes may cause delays and increase the non-driving time of our ICs, which could have an adverse effect on our results of operations. War, risk of war, or a terrorist attack also may have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could impact our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or such coverage could be unavailable in the future.

Our Ascent business derives a portion of its revenues from inventory management, the loss of which could have a negative impact on our financial condition, results of operations, and cash flows.

A portion of our Ascent business is involved with inventory and freight management for customers whose products are shipped to a limited number of big box retailers. Should these big box retailers change their supply chain practices and direct our customers to deliver product via another source, such change could have a negative impact on our Ascent business.

Our international operations subject us to operational and financial risks.

We provide transportation and logistics services to and from international locations and are, therefore, subject to risks of international business, including, but not limited to, the following:

•	changes in tariffs, trade restrictions, trade agreements, and taxations;

•	difficulties in managing or overseeing foreign operations and agents;

•	limitations on the repatriation of funds because of foreign exchange controls;

•	different liability standards; and

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intellectual property laws of countries which do not protect our rights in our intellectual property, including, but not limited to, our proprietary information systems, to the same extent as the laws of the United States.

We are also subject to compliance with the Foreign Corrupt Practices Act, or the FCPA. Failure to comply with the FCPA and local regulations in the conduct of our international business operations may result in legal claims against us.

The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

As we expand our business in foreign countries, we will be exposed to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have limited control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from achieving our growth objectives.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our total assets include goodwill, intangibles and other long-lived assets. If we determine that these items have become impaired in the future, our earnings could be adversely affected.

As of December 31, 2017, we had recorded goodwill of $264.8 million and other intangible assets, net of accumulated amortization, of $49.6 million. Goodwill represents the excess of purchase price over the estimated fair value assigned to the net tangible and identifiable intangible assets of a business acquired. Goodwill is evaluated for impairment annually or more frequently, if indicators of impairment exist. If the impairment evaluations for goodwill indicate the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess. Our annual impairment evaluations of goodwill are performed at least annually as of July 1 and periodically if indicators of impairment are present.

We have four reporting units for our three segments: one reporting unit for our TES segment; one reporting unit for our LTL segment; and two reporting units for our Ascent segment, which are the Ascent reporting unit and the Warehousing & Consolidation reporting unit. We conducted our goodwill impairment analysis for each of the four reporting units at July 1, 2017 and determined that no impairment had occurred, as each reporting unit’s fair value exceeded the carrying value.

The sale of our wholly owned subsidiary Unitrans, Inc., or Unitrans, which was included in the Ascent reporting unit, resulted in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. We evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, we determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of our goodwill impairment analysis as of July 1, 2016, we determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, we determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring us to perform the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units. We completed the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for our TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

In addition, throughout the year we may update our assumptions used in the calculation of the fair value of each reporting unit. Changes to our forecasts or the discount rate and/or growth rate assumptions based on current market conditions could affect the fair value of the reporting units and result in an indication of impairment for one or more of our reporting units. If we determine that our goodwill and intangible assets in any reporting units have become impaired in the future, our results of operations could be adversely affected.

If we are unable to expand the number of our sales representatives, or if a significant number of our existing sales representatives leave us, our ability to increase our revenue could be negatively impacted.

Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and brokerage agents. Competition for qualified sales representatives can be intense, and we may be unable to attract such persons. Any difficulties we experience in expanding the number of our sales representatives could have a negative impact on our ability to expand our customer base, increase our revenue, and continue our growth.

In addition, we must retain our current sales representatives and properly incentivize them to obtain new customers and maintain existing customer relationships. If a significant number of our sales representatives leave us, our revenue could be negatively impacted. A significant increase in the turnover rate among our current sales representatives could also increase our recruiting costs and decrease our operating efficiency.

Changes in our relationships with our significant customers, including the loss or reduction in business from one or more of them, could have an adverse impact on us.

We had one direct customer that accounted for approximately 12% of our 2017 and 2016 revenue. Our contractual relationships with customers generally are terminable at will by the customers on short notice and do not require the customer to provide any minimum commitment. Our customers could choose to divert all or a portion of their business with us to one of our competitors, demand rate reductions for our services, require us to assume greater liability that increases our costs, or develop their own logistics capabilities. Failure to retain our existing customers or enter into relationships with new customers could materially impact the growth in our business and the ability to meet our current and long-term financial forecasts.

The market value of our common stock may fluctuate and could be substantially affected by various factors.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	actual or anticipated variations in earnings, financial or operating performance, or liquidity;

•	changes in analysts’ recommendations or projections;

•	failure to meet analysts’ projections;

•	general economic and capital market conditions;

•	announcements of developments related to our business;

•	operating and stock performance of other companies deemed to be peers;

•	actions by government regulators;

•	news reports of trends, concerns, and other issues related to us or our industry, including changes in regulations; and

•	other factors described in this “Risk Factors” section.

Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

The NYSE could commence procedures to delist our common stock, in which case the market price of our shares might decline and become more volatile and our stockholders’ ability to trade in our stock could be adversely affected.

Our common stock is currently listed on the NYSE. The continued listing of our common stock on the NYSE is subject to our compliance with a number of quantitative listing standards, including that the average closing price of our common stock does not fall below $1.00 per share over a period of 30 consecutive trading days. If the average closing price of our common stock were to remain below $1.00 per share over a period of 30 consecutive trading days, the NYSE may initiate procedures to suspend and delist our common stock. The average closing price of our common stock during the 30 trading-day period ended on                 , 2018 was $         . On                 , 2018, the closing price of our common stock as reported on the NYSE was $         per share. In the event that we are notified by the NYSE that we have fallen below the average closing price compliance standard, we intend to respond to the NYSE within 10 business days with a plan to cure the deficiency. We would have six months, or in certain circumstances, until we could take stockholder action at our next annual meeting, to regain compliance with the NYSE listing requirements. During the cure period, our common stock would continue to be listed and traded on the NYSE, subject to compliance with the other listing standards. Such a NYSE notification would not conflict with or violate any of our credit or debt obligations.

In addition, if our average global market capitalization over any consecutive 30 trading-day period is less than $15 million, the NYSE may promptly initiate procedures to suspend trading and delist our common stock from trading on the NYSE. As of                 , 2018, our global market capitalization was approximately $        .

If our common stock were delisted, there could be no assurance whether or when it would again be listed for trading on NYSE or any other exchange. A delisting of our common stock could negatively impact us by, among other things: reducing the liquidity and market price and increasing the volatility of our common stock, which may adversely affect the ability of stockholders to trade in our common stock; reducing the number of investors, including institutional investors, willing to hold or acquire our common stock, including institutions whose charters do not allow them to hold securities in unlisted companies, which might sell our shares, perhaps very promptly, which could negatively impact our ability to raise equity financing and have a further adverse effect on the price of our stock; decreasing the amount of news and analyst coverage of us; limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; impairing our ability to provide equity incentives to our employees; and impacting our reputation and, as a consequence, our ability to attract new business.

In addition, if our common stock were delisted and we were unable to get our common stock listed for trading within one year, a Triggering Event (as defined in the Certificates of Designations for our Preferred Stock) would occur and, among other things, the dividend rate on certain series of our Preferred Stock would increase by 3.0%. See Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus for further information. However, if we redeem all of the preferred stock pursuant to this rights offering, this would no longer be a concern.

Elliott may exercise influence over us, including through their ability to nominate and elect up to two members of our board of directors.

Although the holders of our preferred stock will generally not be entitled to vote on any matters submitted to a vote of our stockholders, so long as any shares of our preferred stock are outstanding, we may not take certain actions without the prior approval of the holders of shares of our preferred stock representing a majority of the aggregate liquidation value of all of the shares of preferred stock, referred to as the Preferred Requisite Vote, voting as a separate class, including, among other matters:

•

amending, altering, repealing, or otherwise modifying any provision of our certificate of incorporation, certificate of designations or bylaws in a manner that would alter or change the terms or the powers, preferences, rights, or privileges of our preferred stock;

•	declaring, paying, or setting aside for payment any dividends or distributions upon any junior securities;

•

repurchasing, redeeming, or otherwise acquiring any junior securities or parity securities (other than for certain ordinary course purposes) for any consideration or paying any moneys or making any moneys available for a sinking fund for the redemption of any shares of such junior securities or parity securities;

•

authorizing, creating, increasing the authorized amount of, or issuing any class or series of senior securities or parity securities, including any securities convertible into, or exchangeable or exercisable for, any senior securities or parity securities;

•

amending, restating, supplementing, modifying, or replacing any debt agreement or other financing agreement which would restrict the minimum cash dividend payments contemplated by the Certificates of Designations for the Preferred Stock; or

•	subject to various exceptions, incurring any indebtedness.

Elliott may have interests that diverge from, or even conflict with, those of our other stockholders. For example, Elliott and its affiliates may have an interest in directly or indirectly pursuing acquisitions, divestitures, financings, or other transactions that, in their judgment, could enhance their other equity investments, even though such transactions might involve risks to us. Elliott and its affiliates are in the business of making or advising on investments in companies, including businesses that may directly or indirectly compete with certain portions of our business. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

In addition, the terms of the 2017 Investment Agreement grant Elliott certain rights to designate directors to serve on our board of directors. For so long as (x) any shares of our Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (y) Elliott holds shares of Preferred Stock collectively representing a majority of the liquidation value of the Preferred Stock, the holders of our Preferred Stock have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the holders of Preferred Stock, or to require that our board of directors fill two (2) vacancies in the board of directors with individuals selected by the holders of our Preferred Stock, to serve as, respectively, a Class II director and a Class III director of our Company, the Preferred Stock Directors. Following the redemption of all shares of our Series B Preferred Stock and Series C Preferred Stock, and until such time as all shares of Series D Preferred Stock are redeemed, for so long as Elliott holds at least 5.0% of the equity value of our Company, the holders of Preferred Stock have the exclusive right acting with the Preferred Requisite Vote, to (i) nominate and elect one (1) Preferred Stock Director, and (ii) designate one (1) individual to act as an observer to our board of directors. Until such time as all shares of Series B Preferred Stock has been redeemed, we will, upon the request of the holders of Preferred Stock, acting with the Preferred Requisite Vote, cause each of our Compensation Committee and Nominating and Corporate Governance Committee to include one Preferred Stock Director, in each case, to the extent permitted under applicable requirements of the NYSE or applicable law.

In addition, in the event of any Triggering Event (as defined in the Certificates of Designations for our Preferred Stock), subject to applicable rules of the NYSE, including, without limitation, independent director requirements, the number of directors constituting our board of directors will be increased such that the number of vacancies on our board of directors resulting from such increase, the Triggering Event Vacancies, together with the Preferred Stock Directors (to the extent then serving on our board of directors), constitutes a majority of the board of directors. The holders of Preferred Stock will have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the holders of Preferred Stock to fill such Triggering Event Vacancies and thereby serve as directors of our Company, or to require our board of directors to act to fill such Triggering Event Vacancies with individuals selected by such holders of Preferred Stock, to serve as directors of our Company, and the size of our board of directors will be increased as needed. Each such director so elected is referred to as a Triggering Event Director. When a Triggering Event is no longer continuing, then the right of the holders of Preferred Stock to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate, and the number of directors constituting our board of directors will be reduced accordingly.

While the 2017 Investment Agreement and Elliott’s related director designation and other governance rights would terminate when all of the preferred stock is redeemed, we are currently negotiating certain other governance provisions with Elliott. In addition, Elliott will continue to be able to appoint directors commensurate with its ownership of our common stock. In the event this rights offering is consummated, Elliott’s influence over the Company will likely increase. See “Risks Related to the Rights Offering.”

Our Preferred Stock has rights, preferences, and privileges that are not held by, and are preferential to, the rights of our common stockholders, which could adversely affect our liquidity and financial condition, and may result in the interests of Elliott differing from those of our common stockholders.

As the holder of certain series of our Preferred Stock, Elliott has the right to receive a liquidation preference entitling it to be paid out of our assets available for distribution to stockholders before any payment may be made to holders of our common stock. In addition, dividends on certain series of our Preferred Stock accrue and are cumulative as a percentage of the liquidation value of such series of Preferred Stock. The holders of our Preferred Stock also have certain redemption rights, including upon certain change in control events involving us, which, if exercised, could require us to repurchase all of the outstanding shares of Preferred Stock at 100% or more of the stated value of the shares, plus all accrued but unpaid dividends. See Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus for further information.

These dividend and redemption obligations could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to the holders of our Preferred Stock could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. The preferential rights could also result in divergent interests between Elliott and the holders of our common stock.

Our current principal stockholders continue to have significant influence over us, and they could delay or deter a change of control or other business combination or otherwise cause us to take action with which you might not agree.

Investment funds affiliated with HCI Equity Partners, or HCI, together owned approximately     % of our outstanding common stock as of                 , 2018. In addition, as of                 , 2018 Elliott owned approximately     % of our outstanding common stock and, as described above, the terms of the 2017 Investment Agreement grant Elliott certain rights to designate directors to serve on our board of directors.

As a result, these stockholders will have significant influence over the election of our board of directors and our decision to enter into any corporate transaction and may have the ability to delay or deter any transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such a transaction is in their own best interests. Such concentration of voting power could have the effect of delaying or deterring a change of control or other business combination that might otherwise be beneficial to our stockholders or could limit the price that some investors might be willing to pay in the future for shares of our common stock. The interests of these stockholders may not always coincide with our interests as a Company or the interests of our other stockholders.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may make it more difficult or delay attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. These include provisions limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. On May 2, 2017, we issued shares of our preferred stock to affiliates of Elliott pursuant to the 2017 Investment Agreement. See Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus for further information. On March 1 and April 24, 2018, we issued additional shares of our preferred stock to affiliates of Elliott pursuant to the 2018 Investment Agreement. See Note 16 “Subsequent Events” to the audited consolidated financial statements included elsewhere in this prospectus for further information. In addition, our certificate of incorporation provides for our board to be divided into three classes, serving staggered terms. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. Delaware law also imposes conditions on the voting of “control shares” and on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests. Further, we are currently negotiating with Elliott certain corporate governance changes to our amended and restated certificate of incorporation that are beneficial to Elliott and that we expect will be a condition to the consummation of this rights offering. Such provisions could make it more difficult for a third party to acquire us, discourage a takeover, and could adversely affect existing stockholders.

Risks Related to the Rights Offering

Depending on the extent to which holders other than Elliott exercise their rights, you may become a minority stockholder in a company controlled by Elliott. There may be very limited liquidity for your common stock, and there may be more limited opportunities for you to realize a control premium. This is the case whether or not you exercise your rights. Since you have no control over the exercise of rights by other holders, you should assume that no holder other than Elliott will exercise their rights.

We are currently negotiating and expect to enter into the Standby Purchase Agreement with Elliott, under which we expect Elliott to agree to purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of this rights offering after giving effect to the backstop commitment will be $        million, an amount sufficient to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. On the record date of this rights offering, Elliott beneficially owned approximately     % of our outstanding common stock. Pursuant to the Standby Purchase Agreement, we expect Elliott to agree to exercise its basic subscription right in full. We expect Elliott to agree under the Standby Purchase Agreement that Elliott would not be entitled to subscribe for additional shares under the over-subscription right. If Elliott is the only holder of rights who exercises its rights in this rights offering, the Company will issue an aggregate of                shares of common stock to Elliott. Since you have no control over the exercise of rights by other holders, you should assume that no holder other than Elliott will exercise their rights.

Under such circumstances, Elliott’s ownership percentage of our outstanding common stock would increase to approximately     %, after giving effect to this rights offering (assuming no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share). As a result, Elliott would be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors, mergers, consolidations and acquisitions, the sale of all or substantially all of our assets and other decisions affecting our capital structure, the amendment of our certificate of incorporation and bylaws, and our winding up and dissolution. In addition, we are currently negotiating with Elliott certain corporate governance changes to our amended and restated certificate of incorporation that are beneficial to Elliott and are a condition to the consummation of this rights offering. Your interests as a holder of common stock may differ from the interests of Elliott.

Elliott will not be subject to any lock-up with respect to its shares of our common stock following this rights offering. If Elliott acquires a controlling position in our common stock as a result of this rights offering, it will therefore have the ability to sell that controlling position in a privately negotiated transaction and realize a control premium for the shares of our common stock held by it if it is able to find a buyer that is willing to pay such a premium. You should not assume that in connection with such a sale of control by Elliott there would be a concurrent offer for the shares held by other stockholders or that you would otherwise be able to realize any control premium for your shares. Additionally, if Elliott privately sells a significant equity interest in us, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders.

In addition, we expect that a significant portion of the shares of our common stock held by Elliott following this rights offering may be pledged as part of the collateral securing certain of Elliott’s secured borrowing arrangements. Upon certain events of default, the secured lenders under these arrangements may take possession, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the collateral. Any such enforcement action by Elliott’s secured lenders may result in a change of control of our Company. In addition, upon such events of default, the registration rights we grant to Elliott will immediately and automatically be assigned in full to the secured lenders with respect to any registrable securities held by such secured lenders. We have no obligation to maintain Elliott’s financial viability and Elliott may not remain current on its obligations under its secured borrowing arrangements.

If Elliott owns a significant majority of our outstanding common stock following this rights offering, the liquidity for your shares may be adversely affected. Elliott will also not be required to cause the Company to maintain the listing of our common stock on the NYSE. If, once controlled by Elliott, we were to decide to discontinue the listing of our common stock, this may further adversely affect the liquidity in our common stock. Any such reduced liquidity is likely to materially and adversely affect the trading price for our common stock. Other actions that we may take once controlled by Elliott could have additional material and adverse effects on the liquidity in our common stock and our stock price.

It is also possible that a person or group other than Elliott may acquire control over us by purchasing unexercised rights in the open market or through private transactions and subsequently exercising those rights. The risks related to control by Elliott would similarly apply to the control by another person or group.

Depending on the extent to which holders other than Elliott exercise their rights, we may be a “controlled company” within the meaning of the NYSE listing standards. Consequently, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements.

If, after the completion of this rights offering, Elliott owns more than 50% of our common stock, we will be a controlled company within the meaning of the NYSE listing standards. Under the NYSE listing standards, a controlled company may elect to not comply with certain NYSE corporate governance standards, including the requirements that (i) a majority of the board of directors consist of independent directors, (ii) it maintain a nominating and corporate governance committee that is composed entirely of independent directors with a written charter address addressing the committee’s purpose and responsibilities, (iii) it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iv) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this rights offering, we may utilize any of these exemptions and others afforded to controlled companies. Consequently, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

While we are currently negotiating and expect to enter into the Standby Purchase Agreement with Elliott, if we are unable to enter into the Standby Purchase Agreement, we will not commence this rights offering.

We are currently negotiating and expect to enter into the Standby Purchase Agreement with Elliott; however, Elliott has no obligation to enter into the Standby Purchase Agreement and we cannot guarantee that Elliott will ultimately enter into the Standby Purchase Agreement with us. In the event we do not enter into the Standby Purchase Agreement with Elliott, we will not commence this rights offering. If we do not commence this rights offering, we will be forced to find another party to provide a backstop commitment or continue to explore other strategic financing alternatives to improve our capital structure. There can be no guarantee that another party would be willing to provide a backstop commitment or that we would be able to identify a strategic financing alternative that would be as beneficial to our capital structure. Failure to consummate this rights offering could have a materially adverse effect on our financial condition and results of operations.

If Elliott owns greater than 35% of our common stock after this rights offering, such acquisition will be deemed a change in control under our ABL Facility and under certain management compensation plans and agreements. Such change in control could cause a material adverse effect on our liquidity, financial condition, and results of operations. In addition, the ownership by Elliott of a substantial percentage of our common stock after this rights offering may be deemed a change of control under certain of our other arrangements and agreements with customers, suppliers, or other parties, which could cause a material adverse effect on our liquidity, financial condition, and results of operations.

If, after the completion of this rights offering, Elliott owns more than 35% of our common stock, such acquisition will be deemed a change in control under our ABL Facility and under certain management compensation plans and agreements. A change in control under our ABL Facility will be deemed an event of default, which can be waived by the lenders thereto. Although we have been in discussions with our lenders regarding this potential change in control and event of default, there can be no guarantee that the lenders will agree to waive the event of default. If the lenders do not agree to waive the event of default, the lenders will be permitted to exercise their rights under the ABL Facility, including requiring that our borrowings against the facility be declared immediately due and payable. If we fail to pay the amount due, the lenders could proceed against the collateral by which our loans are secured, our borrowing capacity may be limited, or the facility could be terminated. If acceleration of outstanding borrowings occurs or if the facilities are terminated, we may have difficulty borrowing additional funds sufficient to refinance the accelerated debt or entering into new credit or debt arrangements, and, if available, the terms of the financing may not be acceptable. A default under our ABL Facility could have a material adverse effect on our liquidity and financial condition.

A change in control under certain of our management compensation plans and agreements would require the accelerated vesting of all outstanding and unvested equity awards. In addition, if a change in control were to occur following the completion of this rights offering, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in their respective employment agreements) within twenty-four months following the change in control. Such cash payments and benefits would be difficult for us to make given our current liquidity constraints and would further constrain our liquidity. However, we are currently negotiating and expect our management to provide waivers to these provisions in the event this rights offering constitutes a change of control. There can be no guarantee that we will be able to obtain such waivers and, if we are unable to obtain waivers, such payments and provision of benefits could have a material adverse effect on our liquidity and financial condition.

In addition, the ownership by Elliott of a substantial percentage of our common stock after this rights offering may be deemed a change of control under certain of our other arrangements and agreements with customers, suppliers, or other parties, which could cause a material adverse effect on our liquidity, financial condition, and results of operations. We are still in the process of analyzing the effects, if any, such a change of control may have on any such arrangements or agreements.

The market price of our common stock may decline before or after the rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including:

•	this rights offering, which will involve the issuance of an additional shares of our common stock;

•	actual or anticipated fluctuations in our results of operations;

•	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices or demand for our services;

•	our involvement in litigation;

•	our sale of common stock or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in this rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of this rights offering, you will not be able to sell the shares of our common stock that you purchase in this rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of this rights offering. We will not pay you interest on funds delivered to the rights agent pursuant to the exercise of rights.

This rights offering may cause the price of our common stock to decrease and you may be able to purchase our shares of common stock on the open market at a price below the subscription price.

The announcement of this rights offering, the subscription price, and the number of shares of our common stock we could issue if this rights offering is completed could result in an immediate decrease in the trading price of our common stock. This decrease may occur before the expiration of this rights offering and continue after consummation of this rights offering. If that occurs, your purchase of shares of our common stock in this rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of rights are exercised and the holders of the shares of our common stock received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. Accordingly, you may be able to purchase our shares of common stock on the open market at a price below the subscription price.

If you do not exercise your rights in full in this rights offering, you will suffer significant dilution in your percentage ownership of the Company.

If you do not exercise any rights in this rights offering, the number of shares of our common stock that you own will not change and your percentage ownership will be diluted after completion of this rights offering. In addition, if you do not exercise your rights in full, your percentage ownership will be materially diluted after completion of this rights offering.

We reserve the right to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period, subject to any provisions in the Standby Purchase Agreement that may require Elliott’s consent. If we cancel this rights offering, neither we nor the rights agent will have any obligation to you except to return your subscription payments.

We reserve the right to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period, subject to any provisions in the Standby Purchase Agreement that may require Elliott’s consent. Any decision to terminate this rights offering will be made by the special committee. If this rights offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the rights agent in connection with this rights offering will be held by the rights agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this rights offering and return your subscription payment.

We expect the Standby Purchase Agreement, once executed, will allow us to terminate this rights offering prior to the commencement of the subscription period if conditions of a customary fiduciary out provision are satisfied. However, once the subscription period has commenced, any termination, as well as any cancellation or amendment, for any reason, will require the prior consent of Elliott, except for an extension of the subscription period by not more than        days.

We expect the Standby Purchase Agreement, once executed, will allow us to terminate this rights offering prior to the commencement of the subscription period if conditions of a customary fiduciary out provision are satisfied. However, once the subscription period has commenced, any termination, as well as any cancellation or amendment, for any reason, will require the prior consent of Elliott, except for an extension of the subscription period by not more than         days.

As a result, even if a third party offers to act or indicates an interest to act as backstop purchaser on more favorable terms than Elliot or offers or indicates an interest in a different transaction that would be move favorable to holders of our common stock, we may not be able to engage in any such transaction or discussions relating thereto without Elliott’s consent, unless the Standby Purchase Agreement has expired in accordance with its terms. Any decision to cancel, terminate, amend, or extend this rights offering will be made by the special committee. We expect that, unless terminated earlier with Elliott’s consent, the Standby Purchase Agreement will terminate if this rights offering has not been consummated by                 , 2018. See “The Rights Offering—The Backstop Purchaser—Termination.”

No prior market exists for the rights. Additionally, the NYSE may suspend trading in the rights if the price per share of our common stock falls below the subscription price.

Although we expect to list the rights for trading on the NYSE, the rights will be a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the rights or the market value of the rights. Subject to certain earlier deadlines described under “The Rights Offering—Other Transfers,” the rights are transferable until 4:00 p.m., Eastern Time, on                 , 2018, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date), at which time they will be no longer transferable. The rights agent will only facilitate subdivisions or transfers of the physical subscription rights until 5:00 p.m., Eastern Time, on                 , 2018, three business days prior to the scheduled                 , 2018 expiration date. If you wish to sell your rights or the rights agent tries to sell rights on your behalf in accordance with the procedures discussed in this prospectus but such rights cannot be sold, or if you provide the rights agent with instructions to exercise the rights and your instructions are not timely received by the rights agent or if you do not provide any instructions to exercise your rights, then the rights will expire, will be void, and will have no value.

Additionally, our common stock is currently listed on the NYSE. On                 , 2018, the closing price of our common stock as reported on the NYSE was $        . In the event price per share of our common stock falls below the subscription price for this rights offering, the NYSE may suspend trading in the rights.

The subscription price determined for this rights offering is not an indication of the fair value of our common stock.

The determination of the subscription price will be described in a subsequent amendment to this registration statement. The subscription price for a right is $        per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in this rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the rights expire. If you exercise your rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buy shares of our common stock at a price above the prevailing market price. Our common stock is traded on the NYSE under the symbol “RRTS,” and the last reported sales price of our common stock on the NYSE on the record date of                 , 2018, was $        per share. Moreover, you may be unable to sell shares of common stock that you purchase in this rights offering at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.

Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the rights agent at or before 5:00 p.m., Eastern Time, on                 , 2018, the expiration date of this rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the rights agent at or before the expiration date of this rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the rights agent at or before the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the rights agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our rights agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the rights and our common stock.

The sale of substantial amounts of the rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our rights and our common stock in the public market, and the availability of shares for future sale, including up to              shares of our common stock to be issued in this rights offering, and                  shares of our common stock issuable as of                 , 2018, upon exercise of outstanding options to acquire shares of our common stock and restricted stock units could adversely affect the prevailing market price of our common stock and the rights and could cause the market price of our common stock to remain low for a substantial time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and rights were attempted to be sold within a short period of time, the market for our shares and the rights would be adversely affected. It is also unclear whether or not the market for our common stock (and any market that develops for our rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the rights.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares of our common stock in this rights offering.

Any uncertified check used to pay for shares of our common stock to be issued in this rights offering must clear before the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your rights, in whole or in part, and to pay for shares of our common stock by uncertified check and your check has not cleared before the expiration date of this rights offering, you will not have satisfied the conditions to exercise your rights and will not receive the shares of our common stock you wish to purchase.

You may not receive all of the shares you subscribe for pursuant to the over-subscription right.

If an insufficient number of shares are available to fully satisfy all over-subscription right requests, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right.

In administering this rights offering, we will be relying on statements, representations and other information provided to us by third parties.

In administering the exercising of rights and the pro rating of over-subscription rights in this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the rights agent’s ability to administer this rights offering in accordance with the terms and conditions described in this prospectus.

The dealer manager is not underwriting, nor acting as placement agent of, the rights or the common stock underlying the rights.

Barclays Capital Inc. will act as the dealer manager for this rights offering. The dealer manager is not underwriting or placing any of the rights being issued in this rights offering and is not making any recommendation with respect to such rights (including with respect to the exercise or expiration of such rights). The dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except as may be set forth in the dealer manager agreement we intend to enter into. This rights offering may not be successful despite the services of the dealer manager to us in this rights offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus and incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, included or incorporated into this prospectus regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements represent our current reasonable expectations and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including, but not limited to, those described in the section entitled “Risk Factors” in this prospectus, and the following:

•	the effects of significant liability claims and the cost of maintaining our insurance;

•	the effects of increased premium costs;

•	the cost of compliance with and the effects of governmental and environmental regulations;

•	fluctuations in the levels of capacity in the over-the-road freight sector;

•	our ability to successfully execute our acquisition strategy;

•	our ability to integrate our acquired companies;

•	our international operations;

•	our ability to service our debt obligations;

•	fluctuations in the price or availability of fuel;

•	general economic, political, and other risks that are out of our control, including any prolonged delay in a recovery of the U.S. over-the-road freight sector;

•	the competitive nature of the transportation industry;

•	our reliance on our executive officers and key personnel;

•	our reliance on ICs to provide transportation services to our customers;

•	the ability of our carriers to meet our needs and expectations, and those of our customers;

•	our ability to maintain, enhance, or protect our proprietary technology systems;

•	the outcome of pending securities litigation and related investigations by the DOJ and the SEC;

•	seasonal fluctuations in our business;

•	our ability to attract and retain sales representatives;

•	the volatility of the market price of our common stock;

•	certain provisions in our charter documents that could discourage potential acquisitions or delay, deter, or prevent a change in control;

•	the broad discretion of our management in allocating the net proceeds of this rights offering;

•	the significant influence over our Company by our principal stockholders; and

•	other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in or incorporated by reference into this prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of all of our shares of common stock offered in this rights offering after giving effect to the backstop commitment will be approximately $        million. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $        million in the aggregate to pay the dividends and redeem the preferred stock and approximately $        million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. As of the record date, Elliott beneficially owned approximately     % of our common stock and all of our outstanding preferred stock. As a result, Elliott will receive substantially all of the proceeds of this rights offering.

The following table contains estimated sources and uses in connection with the issuance and sale of our shares of common stock in this rights offering after giving effect to the backstop commitment, assuming that this rights offering settles on                 , 2018 and the redemption of all of our preferred stock occurs on such settlement date. Actual amounts may vary from these estimated amounts as a result of several factors, including (i) the actual settlement and redemption date and (ii) changes in the estimated fees and expenses relating to this rights offering. The amount required to redeem all of our outstanding preferred stock would increase by $        for each day that the actual settlement and redemption date occurs after                 , 2018. For further information on the terms of the preferred stock, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the consolidated financial statements included elsewhere in this prospectus.

Sources	Amount	Uses	Amount
(in millions)
Gross proceeds from the sale of the common stock offered hereby after giving effect to the backstop commitment	$	Redeem all outstanding shares of our preferred stock	$
Accrued and unpaid dividends

Estimated fees and expenses

General corporate purposes

Total sources	$	Total uses	$

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of June 30, 2018 (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the sale of all                  shares offered in this rights offering and pursuant to the backstop commitment (including application of net proceeds as described above) at a price of $        per share. As adjusted balances are subject to change based upon final participation in this rights offering.

	As of June 30, 2018
($ in millions) (Unaudited)	Actual	As Adjusted
Cash and cash equivalents	$35.6	$

Revolving credit facility	147.0
Term loans	44.6

Total debt	$191.6	$

Preferred stock:
Series B Preferred	$171.9
Series C Preferred	83.5
Series D Preferred	2.3
Series E Preferred	39.5
Series E-1 Preferred	38.8

Total preferred stock(1)	$336.0

Total debt plus preferred stock	$527.6	$

Stockholders’ investment:
Common stock	$0.4
Additional paid-in capital	404.0
Retained deficit	(357.4)

Total stockholders’ investment	$47.0	$

Total capitalization	$574.6	$

(1)	Preferred stock balances are measured using the fair value method, which does not measure the total redemption costs if the preferred stock were redeemed as of June 30, 2018.

THE RIGHTS OFFERING

Background and Reasons for the Rights Offering

Elliott Background

On March 3, 2017, Elliott and investment funds affiliated with Elliott filed a joint Schedule 13G pursuant to Rule 13(g) under the Exchange Act indicating that they collectively owned 2,859,635 shares of our common stock, constituting approximately 7.5% of our outstanding common stock as of such date. On April 3, 2017, Elliott and investment funds affiliated with Elliott filed a joint Schedule 13D pursuant to Rule 13(d) under the Exchange Act indicating that they collectively owned 3,310,483 shares of common stock, constituting approximately 8.6% of our outstanding common stock on such date.

We thereafter entered into negotiations with Elliott to make an additional investment in our Company. These negotiations culminated in the execution of an investment agreement dated May 1, 2017, or the 2017 Investment Agreement, pursuant to which we issued and sold to Elliott, for an aggregate purchase price of $540,500,100 shares of our Series B, C, D, E, and F preferred stock. We used the proceeds of the sale of the preferred stock to pay off and terminate the Company’s prior senior credit facility and to provide working capital to support the Company’s current operations and future growth. In connection with the issuance of the preferred stock and pursuant to the 2017 Investment Agreement, we entered into a warrant agreement with Elliott on May 2, 2017, pursuant to which we issued to Elliott warrants to purchase an aggregate of 379,572 shares of our common stock, at an exercise price of $0.01 per share. On May 4, 2017, Elliott and investment funds affiliated with Elliott filed a joint amendment to their Schedule 13D pursuant to Rule 13(d) under the Exchange Act to report that Elliott had acquired the preferred stock and entered into the 2017 Investment Agreement.

On May 8, 2017, our board of directors elected Scott L. Dobak to serve as a Class II director and Ralph “Cody” W. Kittle III to serve as a Class III director. Messrs. Dobak and Kittle were elected to our board of directors pursuant to the 2017 Investment Agreement, which required our board of directors to expand the size of our board of directors and fill the vacancies created by such expansion with the individuals designated by Elliott.

On January 30, 2018, we entered into a $52.5 million standby equity commitment agreement, the Equity Commitment, with affiliates of Elliott for the potential issuance of shares of the Company’s Series E Preferred Stock, subject to the terms specified in the Equity Commitment. We subsequently entered into an additional investment agreement, or the 2018 Investment Agreement, with Elliott, pursuant to which we sold an aggregate $34,998,880 of Series E-1 preferred stock to Elliott over two separate transactions on March 1, 2018 and April 24, 2018. The proceeds of the sale of such shares of Series E-1 preferred stock were used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility. The Equity Commitment and ABL Facility were subsequently amended on August 3, 2018 to extend the time period during which the Company is permitted to require Elliott to purchase shares of Series E-1 preferred stock from July 30, 2018 to November 30, 2018.

As of                 , 2018, Elliott and investment funds affiliated with Elliott collectively own                  shares of common stock, constituting approximately          of our outstanding common stock as of such date.

As of the date of this prospectus, Elliott holds all of our outstanding shares of preferred stock.

Review and Evaluation of Strategic Alternatives

Our board of directors regularly reviews our results of operations and capital structure. From time to time, our board of directors has discussed potential strategic transactions that would provide financing alternatives to improve our capital structure. The various series of preferred stock issued to Elliott have provided the Company with financial flexibility through the ability to accrue preferred dividends for future payment with limited financial covenants. However, the relatively high rate of the dividend has significantly increased the liquidation value of the preferred stock, resulting in an erosion to the value of the Company’s common shares. In addition, the high leverage level has created operational challenges including securing new business, employee retention, and capital investments. In light of these circumstances, our board of directors believed it necessary to evaluate the range of potential refinancing and/or recapitalization transactions available to the Company.

From November 14, 2017 until April 17, 2018, the board of directors had an executive committee consisting of Messrs. Dobak, Doerr, Kennedy, Kittle, Murray, Staley, Stoelting, Urkiel, and Ward. The Executive Committee was given all of the powers and authority of the full board of directors in the management of the business and affairs of the Company except as expressly prohibited by Delaware law.

During the first quarter of 2018, Mr. Stoelting, at the direction of the executive committee of the board of directors, held discussions with several prominent investment banks in order to determine which firm was best equipped to assist the Company in reviewing possible financing alternatives. At a meeting of the executive committee of the board of directors held on March 15, 2018, the executive committee directed Mr. Stoelting to continue discussions with Barclays Capital Inc., or Barclays, regarding their willingness to review strategic financing alternatives for the Company. At that meeting, the board of directors also discussed the advisability of forming a special committee of our board of directors to review and evaluate our financing alternatives.

To that end, on April 17, 2018, our board of directors held a meeting attended by representatives of the Company’s senior management team, Barclays and the Company’s counsel, Greenberg Traurig, LLP, or GT. At this meeting, the board of directors approved the establishment of a special financing alternatives committee of our board of directors, or the special committee, consisting of Messrs. Doerr, Kennedy, and Ward, each of whom is an independent director. The special committee was given all rights, powers, and authority of the board of directors to consider, identify, and evaluate potential alternative strategic financing transactions for the Company and to recommend to the board of directors whether to engage in such transactions. Messrs. Kittle and Dobak abstained from the vote that established the special committee.

The special committee held its first meeting on April 29, 2018 and discussed the current proposed financial terms provided by Barclays for its engagement. This discussion included a discussion of the historical relationship of Barclays and the Company and of Barclays and Elliott, as well as possible asset sale transactions.

The special committee held a meeting on May 3, 2018 and approved the engagement of Barclays by the Company to provide financial advice regarding our capital structure and to provide financial advisory services to the Company in connection with the strategic development of our long-term business plans and to optimize our capital structure. The Company subsequently entered into an engagement letter with Barclays dated May 9, 2018.

The special committee held a meeting on May 11, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives of Barclays provided a preliminary financial analysis regarding the Company’s financial condition and various potential alternatives to address the Company’s refinancing needs. The alternatives discussed by representatives of Barclays and the special committee included, among others, (i) continuing with the status quo while management focuses on its turnaround efforts, (ii) raising a private investment in public equity, (iii) a sale of all of the Company or select assets, (iv) a restructuring of the preferred, and (v) a rights offering. In previous conversations with representatives of Barclays and management, Elliott had orally indicated openness to discussing, at an appropriate time, its potential participation in, and backstop of, a rights offering if the board of directors determined that a rights offering was in the best interests of the Company.

The board of directors held a meeting on May 16 and 17, 2018 attended by representatives of the Company’s senior management team and Barclays. During a portion of this meeting, Messrs. Kittle and Dobak excused themselves from the meeting and representatives of Barclays provided a presentation similar to that given to the special committee on May 11. The Barclays presentation included a further review of the Company’s financial and operational structure, its capital structure considerations, and a review of the Company’s potential alternatives to address its refinancing needs. Following the presentation, Barclays was directed by the Company to approach Elliott to determine its willingness to make an offer specifying the terms on which Elliott would be willing to backstop a rights offering.

The special committee next held a meeting on May 24, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives of Barclays reported that they had spoken to Elliott regarding a possible rights offering, as previously requested by the Company. Elliott had expressed preliminary openness to participating in a rights offering of approximately $400 to 450 million with a subscription price of $0.50 per share. Elliott had also indicated that it would be likely to provide a backstop for a rights offering on such terms without charging a fee for such backstop. The special committee then engaged in substantial discussion regarding this proposal, including a preliminary analysis by Barclays of the proposed rights offering. The special committee recommended that Barclays identify other parties that may be interested in providing a backstop for a rights offering or an alternative financing proposal. In addition, the special committee recommended that Barclays engage with Elliott to discuss additional terms of a possible rights offering and the possibility of restructuring a portion of the preferred stock with terms more favorable to the Company and common stockholders.

The special committee then held a meeting on May 29, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives of Barclays reported that Elliott had stated it was not willing to provide additional details of a rights offering but was willing to entertain any proposals that the Company may have.

The special committee held a meeting on May 31, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, the special committee, together with representatives of the Company’s senior management team and Barclays, discussed potential dual-track processes and timelines for communicating with Elliott on a potential backstop for a rights offering as well as soliciting alternative transaction proposals from other potential investors. The special committee, together with representatives of the Company’s senior management team and Barclays, discussed the preparation of a proposed term sheet to present to Elliott, as well as the timing of proposed outreach to other potential investors.

Following this meeting, on June 5, 2018, the Company’s management together with representatives of Barclays and GT, prepared an initial draft of a non-binding memorandum of terms, or the term sheet, for a potential backstopped rights offering with Elliott to provide the backstop commitment. Over the next two weeks, the Company’s management, GT, and Barclays discussed, reviewed, and revised the term sheet and solicited feedback from the special committee.

The special committee held a meeting on June 7, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, the special committee, together with representatives of the Company’s senior management team and Barclays, discussed the summary of key transaction terms to be proposed to Elliott and reviewed an illustrative rights offering transaction overview.

Representatives of Barclays and GT met in person with representatives of Elliott and Debevoise & Plimpton LLP, legal counsel to Elliott, or Debevoise, in New York on June 18, 2018. At the meeting, the term sheet was discussed including, among other things, that (i) shares issued to Elliott that would increase its ownership percentage in the Company over a certain amount, the ownership limitation, would be issued as non-voting securities; (ii) the proceeds received in the rights offering would be used to pay all accrued and unpaid dividends on the outstanding preferred stock, with any remaining proceeds to redeem as much as possible of the preferred stock without the payment redemption premiums; (iii) Elliott would agree to amend certain provisions of the preferred stock; (iv) Elliott would be prohibited from acquiring and/or transferring its shares of common stock for a specified period of time commencing with the execution of a backstop agreement and ending after the consummation of a rights offering; and (v) Elliott would be entitled to appoint directors commensurate with its voting rights in the Company, subject to the ownership limitation.

Debevoise provided feedback to GT on the term sheet and potential for Elliott’s participation in the rights offering as the backstop purchaser and specific feedback on the draft term sheet on June 20, 2018.

The special committee held a meeting, also on June 20, 2018, attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives from Barclays summarized the June 18, 2018 meeting with Elliott. In addition, GT provided the special committee with Elliott’s initial response to the draft term sheet as communicated by Debevoise. The special committee also discussed the possible use and timing of a press release to publicly announce that the Company is examining various financing alternatives, including the interplay between such an announcement and the filing of the Company’s results for the first quarter of 2018.

The special committee held a meeting on July 9, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, the special committee discussed the use of a press release announcing the Company’s evaluation of financing alternatives, a draft of which had been provided to the special committee by management of the Company, and related investor solicitation by Barclays. Representatives of Barclays reviewed a proposed timeline for such solicitation as well as a list of prospective investors.

The Company issued a press release on July 11, 2018 announcing that our board of directors had appointed the special committee to review and evaluate our financing alternatives and that the Company had engaged Barclays to provide financial advice regarding our capital structure and to provide financial advisory services in connection with the strategic development of our business plans. Additionally, we disclosed in the press release that our capital raising alternatives could include a rights offering or other forms of new equity or debt capital and that we may enter into discussions with various stakeholders as part of the evaluation.

In addition to engaging in discussions with Elliott regarding a proposed rights offering and backstop commitment, beginning on July 12, 2018, Barclays, on behalf of the Company, began contacting other potential investors regarding their interest in financing alternatives and strategic transactions with our Company including but not limited to a change of control transaction. Over the next several weeks, Barclays held conversations with numerous potential investors regarding a potential financing alternative or strategic transaction with our Company. During this period, Barclays contacted 29 potential investors, sent a public investment summary prepared by the Company to 20 potential investors, and sent a non-disclosure agreement prepared by GT to 21 potential investors. Also during this period, the Company negotiated and executed non-disclosure agreements with 14 potential investors and the Company provided access to a virtual data room with confidential information regarding the Company to 14 potential investors. The Company requested that the potential investors submit their proposals for a financing alternative or strategic transaction by August 10, 2018.

The special committee held a meeting on July 19, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives from Barclays provided the special committee with an update regarding the status of the investor solicitation process. The special committee inquired as to whether any strategic investors had expressed an interest, and representatives of Barclays reported that while strategic investors likely saw the Company’s announcement, no strategic investors had contacted Barclays.

The special committee held a meeting on August 8, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives from Barclays provided a further update regarding the status of the investor solicitation process. Representatives of Barclays indicated that substantially all of the parties contacted had declined to pursue a transaction. Representatives of Barclays also indicated that, at the direction of the Company, it had held a conversation with one of the Company’s largest stockholders and that such stockholder was in the process of negotiating a non-disclosure agreement with the Company so that Barclays could then discuss potential financing alternatives with such stockholder.

Elliott provided a written counterproposal to the term sheet on August 9, 2018. In general, Elliott indicated it was only willing to consider providing a backstop to a rights offering transaction with the Company if such transaction involved a complete redemption of Elliott’s preferred stock. Among other revisions, Elliott’s counterproposal (i) rejected that shares issued to Elliott that would cause Elliott’s ownership of common stock in the Company to go over the ownership limitation would be issued as non-voting securities; (ii) required that the proceeds received in the rights offering would need to be no less than the amount required to pay all accrued and unpaid dividends on the preferred stock and to redeem all preferred stock, together with all redemption premiums, and that the proceeds received in the rights offering must be used for such purpose; (iii) rejected that Elliott would agree to amend the terms of the outstanding preferred stock because the counterproposal provided for the redemption of all the outstanding preferred stock; (iv) rejected that Elliott would be prohibited from acquiring and/or transferring its shares of common stock for a specified period of time commencing with the execution of a backstop agreement and ending after the consummation of a rights offering; and (v) rejected a provision that would limit Elliott’s right to appoint directors to less than Elliott’s pro rata ownership of common stock.

As of August 10, 2018, the deadline for potential investors to submit proposals, the Company had only received two proposals for a financing alternative or a strategic transaction. Of the 29 potential investors contacted, 19 affirmatively declined to submit a proposal. Eight potential investors did not affirmatively decline to submit a proposal, but had not contacted the Company by the August 10 deadline. With respect to the two proposals received from the potential investors, the first proposal did not provide a transaction structure or set purchase price. Instead, the non-binding proposal requested to continue its diligence review to identify and evaluate potential transaction structures. The second proposal provided a non-binding debt proposal for a three-year term loan of up to $85 million with proceeds to be used to refinance existing indebtedness and provide liquidity to the Company. Following the August 10, 2018 deadline, Barclays contacted two additional potential investors, obtained two additional signed non-disclosure agreements, and provided access to a virtual data room to one of the additional potential investors.

The special committee held a meeting on August 14, 2018 attended by representatives of the Company’s senior management team and Barclays. At this meeting, representatives from Barclays reviewed the status of prospective investors as well as the two proposals received thus far. The committee also reviewed and discussed the response to the term sheet received from Elliott.

The board of directors held a meeting on August 15 and 16, 2018. During a portion of that meeting on August 16, during which Messrs. Dobak and Kittle excused themselves from the room, the board of directors discussed (i) the results of the outreach to potential investors and the two proposals received from potential investors, (ii) the counterproposal received from Elliott, and (iii) next steps and timing in connection with the potential rights offering and other alternative financing and strategic transactions. The members of the special committee indicated that the proposed rights offering with Elliott was the Company’s best alternative at the present time, and the board of directors discussed the proposed exercise price of the rights and other rights offering terms. The board of directors then invited Mr. Kittle to rejoin the meeting, and solicited his opinion on how the investment community might react to a potential rights offering and how Mr. Kittle would think about valuing a rights offering, based on his experience as an analyst at an investment firm. During this discussion, the board did not attempt to negotiate the terms of Elliott’s possible participation in a rights offering with Mr. Kittle, nor did Mr. Kittle participate in any deliberations by the board of directors regarding a possible rights offering.

Of the two additional potential investors contacted following the August 10, 2018 deadline, one affirmatively declined to submit a proposal as of August 18, 2018.

The special committee held a meeting on August 22, 2018 attended by representatives of the Company’s senior management team and Barclays. At the meeting, representatives from Barclays updated the special committee regarding two additional potential investors that had expressed interest in either participating in a small rights offering or otherwise participating in a transaction, which included one of the potential investors contacted following the August 10, 2018 deadline. Upon further discussion, the special committee determined that neither investor was likely to provide a viable alternative to the rights offering being negotiated with Elliott since one of the proposals was not large enough in size, and the second proposal was not reasonably likely to be completed on a timely basis. Representatives of Barclays also provided feedback from a meeting on August 21 that took place with one of the Company’s largest stockholders who had signed a non-disclosure agreement, where Barclays solicited feedback and views from this investor. The special committee continued to discuss the proposed exercise price of the rights.

The special committee held a meeting on August 30, 2018 attended by representatives of the Company’s senior management team and Barclays. Representatives from Barclays presented information to the special committee regarding the financial impact of the rights offering and Elliott’s pro forma ownership after the rights offering, giving effect to different proposed rights offering amounts and different exercise prices of the rights. Representatives from Barclays also presented a proposed timeline for the rights offering process. The special committee continued to discuss the exercise price and size of the rights offering. The special committee also discussed the amount of the rights offering to include on the cover page of the initial registration statement to be filed, for the purposes of evaluating investor interest. The special committee ultimately decided to list the value of the rights offering at $450 million on the cover page of the initial filing.

The Company provided a draft of this registration statement to the special committee for its review and comment on September 4, 2018. The special committee held a meeting on September 6, 2018. The special committee discussed with GT and management the status of the registration statement and the current expected timeline of the rights offering. The special committee provided its approval for GT to provide the draft registration statement to Elliott’s counsel for review and comment. Following the meeting, GT provided the draft registration statement to Elliott’s counsel.

The special committee held a meeting on September 14, 2018 attended by representatives of the Company’s senior management team and Barclays. Representatives from the Company’s senior management team, Barclays and GT provided an update on the potential filing date for the initial registration statement for this rights offering and a subsequent proxy statement for a meeting of our stockholders to grant the approvals required for this rights offering, open issues, and the process following the filing of this prospectus.

The Rights

We are distributing to the record holders of our common stock as of                 , 2018, the record date, rights to purchase shares of our common stock at a price of $        per share, the subscription price. The rights are transferable during the subscription period, which commences on                 , 2018, and ends at 5:00 p.m., Eastern Time, on                 , 2018, the expiration date, unless extended by the special committee of our board of directors, and will entitle the holders of those rights to purchase shares of common stock for an aggregate purchase price of $    million. See below, including “Procedures for DTC Participants,” for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.

You will receive                  rights for every share of our common stock you own at the close of business on the record date. Each basic subscription right will entitle the holder thereof to purchase at the subscription price, at or before the expiration date of this rights offering, one share of common stock. Stockholders, other than Elliott, who elect to exercise their basic subscription right in full may also subscribe, at the subscription price, for additional shares of our common stock under their respective over-subscription rights (up to the number of shares subscribed for under the basic subscription right) to the extent that other rights holders do not exercise their basic subscription rights in full. If there is not a sufficient number of shares of our common stock to fully satisfy the over-subscription right requests, the available shares of common stock will be sold pro rata to rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for under the over-subscription right.

We intend to keep this rights offering open until the expiration date, unless the special committee of our board of directors, in its sole discretion, extends such time; provided that, we expect the Standby Purchase Agreement to provide that the expiration date of this rights offering may not be extended by more than                days without the prior written consent of Elliott.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your rights at any time during the subscription period, which ends at 5:00 p.m., Eastern Time, on                 , 2018, the expiration date of this rights offering, unless extended by the special committee of our board of directors, provided that we expect the expiration date of this rights offering may not be extended by more than                days without the prior consent of Elliott.

Subject to the foregoing, we will extend the duration of this rights offering as required by applicable law. We may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the rights agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the rights agent receives the documents and payment of the subscription price relating to your exercise after this rights offering expires, regardless of when you transmitted the documents.

We expect the Standby Purchase Agreement will include a customary fiduciary out provision that we expect will allow us to terminate this rights offering at any time prior to the commencement of the subscription period. We also expect the Standby Purchase Agreement to permit the Company to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than                days, unless the Standby Purchase Agreement is terminated.    Any decision to cancel, terminate, amend, or extend this rights offering will be made by the special committee. We expect that subject to Elliott’s consent to such termination, the Standby Purchase Agreement will terminate if this rights offering has not been consummated by                 , 2018. If this rights offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the rights agent in connection with this rights offering will be held by the rights agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this rights offering and return your subscription payment.

Basic Subscription Rights and Over-Subscription Rights

Your rights entitle you to a basic subscription right and an over-subscription right.

Basic Subscription Right. The basic subscription right of each whole right entitles you to purchase one share of our common stock at the subscription price of $        share. You will receive                 basic subscription rights for every share of our common stock you owned at the close of business on the record date. You are not required to exercise all of your basic subscription rights unless you wish to purchase shares under your over-subscription right. We will deliver to the holders of record who validly exercise their rights under the basic subscription right and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the basic subscription right, we will credit your account with such shares, in each case promptly following the later of the expiration of this rights offering or the satisfaction or waiver of the closing conditions of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).

All rights issued to a stockholder of record (other than Elliott) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder.

Over-Subscription Right. In addition to your basic subscription right, you may subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription right), upon delivery of the required documents and payment of the subscription price of $        per share, before the expiration of this rights offering. Elliott is not entitled to subscribe for additional shares of common stock under the over-subscription right. You may only exercise your over-subscription right if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of rights do not exercise their basic subscription rights in full. We will deliver to the holders of record who purchase shares in this rights offering certificates representing the shares purchased with their over-subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the over-subscription right, we will credit your account with such shares, promptly following the later of the expiration of this rights offering or the satisfaction or waiver of the closing conditions of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).

Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other rights holders have subscribed for under the over-subscription right.

Full Exercise of Basic Subscription Right. You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. For example, suppose that you were granted rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

When you complete the portion of your rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full. In exercising the over-subscription right, you must pay the full subscription price for all the shares you are electing to purchase.

Return of Excess Payment. If you exercised your over-subscription right and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, within ten business days after the expiration of this rights offering.

The Backstop Purchaser

The Standby Purchase Agreement. We are currently negotiating and expect to enter into the Standby Purchase Agreement with Elliott under which we expect to agree to issue and sell to Elliott, and we expect Elliott to agree to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, subject to the terms and conditions of the Standby Purchase Agreement to be entered into, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. Elliott is under no obligation to enter into the Standby Purchase Agreement and we do not expect to commence this rights offering in the event we are unable to enter into the Standby Purchase Agreement with Elliott. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and would not be registered pursuant to the registration statement of which this prospectus forms a part.

The Closing. We expect Elliott’s obligations under the Standby Purchase Agreement will be subject to the following conditions: (i) this registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement we expect to enter into in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) waivers from management we expect to receive and are currently negotiating with respect to potential benefits certain members of management may be entitled to in the event of a change in control under our management plans and agreements shall have been received; (vii) we shall have received approval from the holders of a majority of our common stock and the holders of a majority of our common stock not beneficially owned by Elliott of (a) an amendment of our amended and restated certificate of incorporation to authorize and issue                  additional shares of our common stock in this rights offering, (b) an amendment of our amended and restated certificate of incorporation to authorize certain corporate governance changes to be negotiated with Elliott in connection with providing the backstop commitment, and (c) the Standby Purchase Agreement and the potential change of control that may result from the shares of our common stock purchased by Elliott pursuant to the backstop commitment; (viii) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility; (ix) there being no legal impediment to the consummation of this rights offering; (x) the compliance with covenants and the accuracy of representations and warranties provided in the Standby Purchase Agreement in all material respects; and (xi) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance. See “The Rights Offering—The Backstop Purchaser.”

We expect that our obligation to issue and sell to Elliott all shares of our common stock offered in this rights offering that remain unsubscribed at the end of the subscription period will not be subject to any conditions. Our obligation to do so would only be subject to the expiration of the Standby Purchase Agreement and our ability to terminate the rights offering prior to the commencement of the subscription period, each as described below.

If required, the Company and Elliott will file a Premerger Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the DOJ in connection with Elliott’s acquisition of common stock in this rights offering.

Termination. We expect the Standby Purchase Agreement may be terminated at any time prior to the closing of the backstop commitment:

•	by mutual written agreement of Elliott and us;

•

by any party, if the transactions contemplated by the Standby Purchase Agreement do not close by                 , 2018; provided, however, that the right to terminate the Standby Purchase Agreement is not available to any party whose failure to comply with any provision of the Standby Purchase Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•

by us or Elliott if there is a breach by Elliott (in the case of termination by us) or by us (in case of termination by Elliott) of any covenant or representation or warranty that would cause the failure of the satisfaction of a closing condition and is not capable of cure by                 , 2018; or

•	by any party upon the occurrence of any event that results in a failure to satisfy any of such party’s closing conditions, which failure is not capable of cure by , 2018.

In addition, we expect that subject to Elliott’s consent to such termination, the Standby Purchase Agreement will terminate if this rights offering has not been consummated by                 , 2018. We expect the Standby Purchase Agreement will include a customary fiduciary out provision that we expect will allow us to terminate this rights offering at any time prior to the commencement of the subscription period. The Standby Purchase Agreement will not prevent us from cancelling, terminating, amending, or extending this rights offering prior to the commencement of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than                days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by the special committee.

Backstop Fee. We expect there will be no backstop commitment fee payable to Elliott in connection with this rights offering; however, we expect to reimburse Elliott for all out of pocket expenses incurred in connection with this rights offering.

Indemnification. We expect to agree to indemnify Elliott and its affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of circumstances existing on or prior to the closing date of this rights offering to which an indemnified party becomes subject arising out of a claim instituted by a third party with respect to this rights offering (other than with respect to losses due to statements or omissions made in reliance on information provided to us in writing by Elliott for use herein or breaches of the Standby Purchase Agreement).

Registration Rights Agreement. We have previously entered into a registration rights agreement with Elliott to provide certain customary demand and piggyback registration rights to Elliott with respect to the shares of common stock owned by Elliott. We are currently negotiating and expect to enter into an amendment to the registration rights agreement with Elliott to provide Elliott with additional registration rights in connection with the Standby Purchase Agreement.

Subscription Rights. We expect Elliott to agree to exercise its basic subscription right in full.

We expect to obtain the commitment of Elliott under the Standby Purchase Agreement to ensure that, subject to the consummation of this rights offering, we would receive a minimum level of aggregate gross proceeds from this rights offering, after giving effect to the backstop commitment, of $                 million.

No Fractional Shares of Common Stock

We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share, with such adjustments as may be necessary to ensure that we offer                  shares of common stock in this rights offering. In the unlikely event that, because of the rounding of fractional shares of common stock, this rights offering would have been subscribed in an amount in excess of                shares of common stock, all holders’ shares issued in this rights offering will be reduced in an equitable manner. Any excess subscription funds will be returned to you by mail within ten business days without interest or deduction after completion of this rights offering.

Conditions to the Rights Offering

The completion of this rights offering is subject to closing conditions, including:

(i) this registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement we expect to enter into in all material respects without the waiver of any condition thereto;

(iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received;

(iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act shall have occurred;

(v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering;

(vi) we shall have received approval from the holders of a majority of our common stock and the holders of a majority of our common stock not beneficially owned by Elliott of (a) an amendment of our amended and restated certificate of incorporation to authorize and issue                  additional shares of our common stock in this rights offering, (b) an amendment of our amended and restated certificate of incorporation to authorize certain corporate governance changes to be negotiated with Elliott in connection with providing the backstop commitment, and (c) the Standby Purchase Agreement and the potential change of control that may result from the shares of our common stock purchased by Elliott pursuant to the backstop commitment;

(vii) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility;

(viii) there being no legal impediment to the consummation of this rights offering

(ix) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(x) the concurrent closing of the purchase of shares of our common stock by Elliott pursuant to the Standby Purchase Agreement we expect to enter into such that the gross proceeds from this rights offering and the backstop commitment aggregate to $        million.

Elliott, who beneficially owns approximately     % of our common stock without giving effect to this rights offering, is expected to agree, pursuant to the Standby Purchase Agreement we are currently negotiating and expect to enter into with Elliott, to vote (or cause to be voted) the shares of our common stock owned by Elliott in favor of the resolutions approving the matters related to this rights offering at the annual meeting of stockholders to be held on                 , 2018.

Regulatory Limitations

All rights issued to a stockholder of record (other than potentially Elliott) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We reserve the right to refuse to issue shares of our common stock to any stockholder of record (other than Elliott) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or

non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefor, such holder has not obtained such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your rights by delivering the following to the rights agent, at or before 5:00 p.m., Eastern Time, on                 , 2018, the expiration date of this rights offering, unless we extend this rights offering in our sole discretion or with the consent of Elliott if required under the Standby Purchase Agreement:

•	Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation;

•	Your properly completed and executed notice of guaranteed delivery (if applicable); and

•	Your full subscription price payment for each share subscribed for under your rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf at or before 5:00 p.m., Eastern Time, on                 , 2018, the expiration date of this rights offering, unless extended.

Your rights will not be considered exercised unless the rights agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment at or before 5:00 p.m., Eastern Time, on                 , 2018, the expiration date of this rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the rights agent at the address set forth below in “Delivery of Subscription Materials and Payment”; or

•	wire transfer of immediately available funds, to the subscription account maintained by the rights agent at , , ABA # , Account No. , Ref: Roadrunner Transportation Systems, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the rights certificate number. Send your rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the rights agent, which payment must be received by the expiration date. You are responsible for any wire transfer fees.

The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier’s check, or wire transfer of immediately available funds.

Receipt of Payment

Your payment will be considered received by the rights agent only upon:

•	Receipt by the rights agent of any cashier’s or certified check drawn upon a United States bank payable to the rights agent; or

•	Receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate, notice of guaranteed delivery (if applicable), and subscription payments (other than wire instructions) to the rights agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Your payment of the subscription price must be made in accordance with the requirements set forth above in “Method of Payment.”

Guaranteed Delivery Procedures

If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the rights agent before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:

•

deliver to the rights agent before the expiration of the subscription period the payment for each share you elected to purchase pursuant to the exercise of rights in the manner set forth above under “Method of Subscription—Exercise of Rights”;

•	deliver to the rights agent before the expiration of the subscription period the form entitled “Notice of Guaranteed Delivery;” and

•

deliver the properly completed rights certificate evidencing your rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the rights agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Roadrunner Transportation Systems, Inc. Rights Certificate,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the rights agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•

the number of rights represented by your rights certificate and the number of shares of our common stock for which you are subscribing under your basic subscription right and the number of shares of our common stock for which you are subscribing under your over-subscription right; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Delivery of Subscription Materials and Payment.”

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the rights agent at                to request additional copies of the form of Notice of Guaranteed Delivery.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of basic subscription rights that may be exercised with the aggregate subscription price payment you delivered to the rights agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the rights agent will return the excess amount to you by mail, without interest or deduction, after all pro rata allocations and adjustments have been completed within ten business days after the expiration of this rights offering.

Your Funds Will Be Held by the Rights Agent Until Shares of Our Common Stock Are Issued

The rights agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares upon completion of this rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the rights agent, unless:

•	Your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

•	You are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;

•	the New York Stock Exchange Medallion Signature Program (MSP), whose participants include NYSE member firms; or

•	the Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on                 , 2018, the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the rights agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the rights agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the rights agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate carefully.

You are responsible for the method of delivery of your rights(s) certificates with your subscription price payment to the rights agent. If you send your rights(s) certificates and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the rights agent prior to the time this rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or a wire transfer of immediately available funds. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the rights agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if we determine that your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material U.S. Federal Income Tax Consequences to U.S. Persons

While the matter is not free from doubt, the Company intends to take the position that a U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”) will not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in this rights offering. If a U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”) sells or otherwise disposes of the rights received in this rights offering prior to the expiration date, the U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

Questions about Exercising Rights

If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this document or the Instructions for Use of Roadrunner Transportation Systems, Inc. Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus.

Distribution Arrangement

Barclays Capital Inc. will act as the dealer manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement we intend to enter into, the dealer manager will solicit the exercise of basic subscription rights and participation in the over-subscription rights. We have agreed to pay the dealer manager certain fees for acting as dealer manager and to reimburse the dealer manager for certain fees and expenses incurred in connection with this rights offering. The dealer manager is not underwriting or placing any of the rights being issued in this rights offering and is not making any recommendation with respect to such rights (including with respect to the exercise or expiration of such rights). See “Plan of Distribution.”

Rights Agent and Information Agent

We have appointed                 to act as rights agent and                 to act as information agent for this rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Expenses

We will pay all fees charged by the rights agent and the information agent. We expect to pay out of pocket expenses incurred by Elliott and the Company in connection with this rights offering, as described in “The Backstop Purchaser—Backstop Fee.” You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the rights agent will pay such expenses.

No Revocation

Once you have exercised your rights, you may not revoke your exercise. Rights not exercised at or before the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription right and your over-subscription right may be made through the facilities of DTC. If your rights are held of record through DTC or you are a stockholder holding your shares in “street name” with DTC participants, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your rights from your account to the account of the rights agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription right.

Subscription Price

The subscription price is $        per share. For more information with respect to how the subscription price was determined, see “Background and Reasons for the Rights Offering” and “Questions and Answers Relating to the Rights Offering—How was the subscription price of $        per share determined” included elsewhere in this prospectus.

Foreign Stockholders

We will not mail rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the rights agent hold the rights certificates for those holders’ accounts. To exercise their rights, foreign holders must notify the rights agent before 11:00 a.m., Eastern Time, on                 , 2018, which is three business days prior to the initial expiration date, and must establish to the satisfaction of the rights agent that they are permitted to exercise their rights under applicable law. If these procedures are not followed prior to the expiration date, your rights will expire.

Sale of Rights

The rights are transferable until 4:00 p.m., Eastern Time, on the day immediately preceding the expiration date (as it may be extended).

We expect the rights to be traded on the NYSE under the symbol “RRTSR.” While the Company will use its reasonable best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE is expected to be conducted beginning on or about                 , 2018, and continuing until and including                 , 2018 (or if the offer is extended, on the business day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.

Other Transfers

The rights evidenced by a rights certificate may be transferred (1) in whole, by endorsing the rights certificate for transfer in accordance with the accompanying instructions or (2) in part, by delivering to the rights agent a rights certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new rights certificate to the transferee evidencing such transferred rights. In such event, a new rights certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the rights certificate must correspond to the name as written upon the face of the rights certificate, without alteration, enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offer for (i) the transfer instructions to be received and processed by the rights agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificate to be exercised or sold by the recipients thereof. Neither we nor the rights agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date).

Except for the fees charged by the rights agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of rights will be for the account of the transferor of the rights. None of those commissions, fees, or expenses will be paid by us or the rights agent.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription right and the over-subscription right may be effected through, the facilities of DTC. Holders of DTC exercised rights may exercise the over-subscription right in respect of such DTC exercised rights by properly completing and duly executing and delivering to the rights agent, at or before 5:00 p.m., Eastern Time, on the expiration date of this rights offering (as it may be extended), a nominee holder over-rights certificate or a substantially similar form satisfactory to the rights agent, together with payment of the estimated subscription price for the number of shares for which the over-subscription right is to be exercised.

Escrow Arrangements; Return of Funds

The rights agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of this rights offering. The rights agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is withdrawn or canceled for any reason, all subscription payments received by the rights agent will be promptly returned, without interest.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus entitled “Risk Factors.” Neither we, the special committee of our board of directors, nor our board of directors makes any recommendation to rights holders regarding whether they should exercise or sell their rights. You should not view the commitments of Elliott as the backstop purchaser as a recommendation or other indication, by it or by any member of our board of directors, that the exercise or sale of your rights is in your best interests. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering, and make no recommendation or other indication that the sale of your rights is in your best interest.

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering

As of the record date of this rights offering, Elliott beneficially owns approximately     % of our common stock and all of our outstanding preferred stock. Two of our ten directors have been designated by Elliott, and Elliott will be entitled to appoint additional directors commensurate to its voting rights following consummation of this rights offering. We are currently negotiating and expect to enter into the Standby Purchase Agreement with Elliott, under which we expect Elliott to agree to exercise its basic subscription right in full and purchase

from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of this rights offering will be $                million. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering and have abstained from all votes related to this rights offering. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, to redeem all of the outstanding shares of our preferred stock, to pay all expenses incurred by Elliott in connection with any backstop commitment and to pay all fees and expenses of the Company in connection with this rights offering. We expect to pay approximately $        million in the aggregate to pay the dividends and redeem the preferred stock and approximately $        million in fees and expenses. We intend to use any remaining net proceeds, estimated to amount to approximately $         million if this rights offering closes by December 31, 2018, for general corporate purposes. In the event our stockholders do not exercise their rights, Elliott will increase its percentage ownership of our issued and outstanding common stock.

In addition, a change in control under certain of our management compensation plans and agreements would require the accelerated vesting of all outstanding and unvested equity awards. In addition, if a change in control were to occur following the completion of this rights offering, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in their respective employment agreements) within twenty-four months following the change in control. However, we are currently negotiating and expect our management to provide waivers to these provisions in the event this rights offering constitutes a change of control. There can be no guarantee that we will be able to obtain such waivers.

Shares of Common Stock Outstanding after the Rights Offering

We will issue                shares of common stock in this rights offering and, based on the                shares of our common stock outstanding as of                 , 2018,                 shares of our common stock will be issued and outstanding following this rights offering, excluding any shares that may be issued pursuant to the exercise of                outstanding vested and unvested stock options and delivery of stock pursuant to restricted stock units as of                 , 2018.

Effect of the Rights Offering on Our Incentive Plans

The Compensation Committee of our board of directors will determine, at the appropriate time, whether the issuance and sale of our common stock in this rights offering will result in an equitable adjustment to outstanding awards under our incentive plans, based upon, among other things, the market price of shares of our common stock for periods prior to and after the record date for this rights offering. In addition, if this transaction results in a change of control, it may trigger certain provisions in our management incentive plans that would accelerate the vesting of outstanding equity awards; however, we are currently negotiating and expect to obtain waivers from management with respect to these provisions. There can be no guarantee that we will be able to obtain such waivers.

Dilutive Effects of the Rights Offering

If a stockholder does not exercise any rights in this rights offering, the number of shares of our common stock that such stockholder will own will not change. However, because                shares of our common stock will be issued in this rights offering, if a stockholder does not exercise its rights under the basic subscription right in full, its percentage ownership will be materially diluted after this rights offering. If no stockholders exercise their basic subscription right in full, we expect Elliott will own approximately     % of our common stock pursuant to the backstop commitment (assuming no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share). Assuming 0%, 50%, and 100% of our stockholders exercise their basic subscription rights, we expect Elliott would own approximately     %,     %, and     %, respectively, of our common stock following the consummation of this rights offering pursuant to the backstop commitment, as described in greater detail below (assuming no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share). See also “Risk Factors—Risks Related to the Rights Offering—If this rights offering is not fully subscribed, Elliott will increase its ownership.”

Effects on the Backstop Purchaser’s Stock and Ownership

Elliott’s beneficial ownership of our common stock following this rights offering will be dependent upon the level of participation in this rights offering by the existing holders of our common stock other than Elliott. Set forth below, for illustrative purposes only, are four scenarios that indicate the effect that this rights offering and related share issuance could have on Elliott’s relative interest following this rights offering. Each scenario assumes no exercise by Elliott of its eight year warrants to purchase an aggregate of 379,572 shares of common stock at an exercise price of $0.01 per share. Each scenario also assumes that Elliott does not buy any unexercised rights in the open market.

Scenario A. All rights are exercised on a pro rata basis by all of the stockholders to whom the rights were issued. Because all of the basic subscription rights are exercised, no shares are issuable pursuant to the over-subscription right and Elliott purchases only the $        of shares of common stock that it receives by exercising its basic subscription right in full, which we expect Elliott to agree to under the Standby Purchase Agreement.

Scenario B. None of the holders (other than Elliott) exercise their rights, and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire all of the shares offered in this rights offering.

Scenario C. Holders of half of the shares of our common stock (other than shares held by Elliott) exercise their basic subscription right (without exercising their over-subscription rights), and Elliott will acquire the remaining shares pursuant to the backstop commitment, which we expect Elliott to agree to under the Standby Purchase Agreement.

Scenario D. Holders of half of the shares of our common stock (other than shares held by Elliott) exercise their basic subscription right and exercise their over-subscription right, and Elliott through its backstop commitment will acquire the remaining shares pursuant to the backstop commitment under the Standby Purchase Agreement.

Scenario	Total Shares Offered	Shares Purchased by or Issued to Elliott	Gross Proceeds ($ million)	Elliott Voting%(1)
A
B
C
D

(1)	As of the record date for this rights offering, Elliott beneficially owned shares of our common stock and % of the voting power of all of the shares of our capital stock.

PRICE RANGE OF COMMON STOCK

Our common stock has been trading on the NYSE under the symbol “RRTS” since May 13, 2010. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as quoted on the NYSE.

	High		Low
Fiscal Year Ending December 31, 2018
Third Quarter (through , 2018)	$		$
Second Quarter		$3.00		$1.63
First Quarter		$8.31		$2.54

Fiscal Year Ended December 31, 2017
Fourth Quarter		$9.75		$7.56
Third Quarter		$9.56		$6.50
Second Quarter		$7.98		$6.06
First Quarter		$11.88		$6.05

Fiscal Year Ended December 31, 2016
Fourth Quarter		$11.83		$6.99
Third Quarter		$9.15		$6.86
Second Quarter		$12.82		$6.67
First Quarter		$13.67		$6.39

The closing price of our common stock on the NYSE on                 , 2018 was $        . As of                 , 2018, there were approximately                holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements, as well as other factors deemed relevant by our board of directors. Our current ABL Facility prohibits us from paying dividends on our common stock unless certain payment conditions are satisfied. The 2017 Investment Agreement we have entered into with Elliott prohibits us from paying dividends on our common stock without the consent of Elliott.

In fiscal 2017, we paid Elliott a total of $15.2 million in cash dividends on its preferred stock. In fiscal 2018, we have not paid any cash dividends on our preferred stock. Pursuant to the documentation governing the shares of our preferred stock, at each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to, among other things, pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This discussion does not purport to be complete and you are strongly encouraged to read our amended and restated certificate of incorporation, second amended and restated bylaws, and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Our amended and restated certificate of incorporation provides that we are authorized to issue a total of                  shares of capital stock, consisting of                  shares of common stock, $0.01 par value per share, and                  shares of preferred stock, $0.01 par value per share, of which 5,000 shares are designated a Series A redeemable preferred stock. We plan to hold an annual meeting of stockholders to, among other things, approve an amendment to our amended and restated certificate of incorporation to increase our total authorized shares of capital stock to                  shares of capital stock and to increase the amount of authorized common stock we may issue to                  shares of common stock.

As of                 , 2018, we had outstanding                  shares of our common stock held by                holders of record and outstanding options (including vested and unvested options) to purchase                  shares of our common stock. We also had outstanding                restricted stock units, each of which represents the right to receive one share of our common stock on the applicable settlement date and                 performance restricted stock units, each of which represents the right to receive one share of our common stock with such amount earned to be determined based on the achievement of certain EBITDA targets on the applicable measurement date. As of                 , 2018, we had outstanding                  shares of our Series B Cumulative Redeemable Preferred Stock par value $0.01 per share,                  shares of our Series C Cumulative Redeemable Preferred Stock par value $0.01 per share,                  shares of our Series D Cumulative Redeemable Preferred Stock par value $0.01 per share,                  shares of our Series E Cumulative Redeemable Preferred Stock par value $0.01 per share, and                  shares of our Series E-1 Cumulative Redeemable Preferred Stock par value $0.01 per share.

General

Shares of our common stock have the following rights, preferences, and rights:

•

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•

Dividends. Holders of common stock are entitled to receive dividends out of funds legally available for the payment of dividends, at such times and in such amounts as our board of directors may determine in its sole discretion.

•

Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment or provisions for payment of our debts and liabilities and all preferential amounts to which the holders of our preferred stock are entitled, the holders of our common stock shall be entitled to share ratably the remaining assets of the Company available for distribution.

•

Rights and preferences. Our common stock has no preemptive, redemption, conversion, or subscription rights. The voting, dividend, and liquidation rights of the holders of our common stock are subject to and qualified by the rights, power, rights, preferences, and priorities of the holders of our preferred stock.

Registration Rights

We entered into a registration rights agreement on May 2, 2017 with Elliott and investment funds affiliated with a significant holder of our common stock, collectively, the registration rights holders. The agreement provides that, upon the request of a registration rights holder, we will register under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock held by such registration rights holder for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, the agreement provides piggyback registration rights to the registration rights holders in the event it proposes to register any of its equity securities under the Securities Act. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts, selling commissions, and legal fees which will be borne by the registration rights holders in connection with the sale of their shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights. We are currently negotiating and expect to enter into an amendment to the registration rights agreement with Elliott to provide Elliott with additional registration rights in connection with the Standby Purchase Agreement.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, the certificate of incorporation, and second amended and restated bylaws, the bylaws, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered Board of Directors. Our certificate of incorporation and bylaws provides for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’ meetings, a majority of the remaining board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Elimination of stockholder action through written consent. Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the ability to call special meetings. Our certificate of incorporation and bylaws specifically deny stockholders the ability to call a special meeting of stockholders, and provide that only the chairman of the board of directors or the board of directors may call a special meeting of stockholders.

Advance notice procedures for stockholder proposals. Our certificate of incorporation and bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of Directors; Board of Directors vacancies. Our certificate of incorporation and bylaws provide that members of our board of directors may only be removed for cause by a vote for removal of a specific director by stockholders holding at least 66 2/3% of the shares entitled to vote an election of directors for the Company. Our second amended and restated bylaws further provide that only a majority of the remaining members of our board of directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of certificate of incorporation and bylaws. The General Corporation Law of the State of Delaware, the DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation and bylaws provide that only our board of directors or the holders of at least 66 2/3% of the shares entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal our bylaws. Any proposal to amend, alter, change, or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of our capital stock entitled to vote on such matters, with the exception of certain provisions of our certificate of incorporation that require a vote of 80% of such voting power. In addition, certain provisions of our certificate of incorporation related to the rights of the holders of our Series A Preferred Stock require the approval of at least 50% of the then outstanding shares of Series A Preferred Stock to pass an amendment to such provisions. The requirement of a super-majority vote to approve an amendment to the certificate of incorporation or bylaws could enable a minority of our stockholders to exercise veto power of an amendment.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into similar indemnification agreements with any new directors or executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (718) 921-8200.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax consequences of the receipt of rights in this rights offering and of the exercise, sale or other disposition and expiration of those rights to U.S. holders (as defined below) of our common stock. This discussion assumes that such U.S. holders hold our common stock and the rights received in this rights offering as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). This discussion applies only to U.S. holders and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, holders of both preferred stock and common stock, holders subject to Section 1061 of the Internal Revenue Code of 1986, as amended, the Code, partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, holders whose functional currency is not the U.S. dollar, or certain former citizens or residents of the U.S., all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion also does not apply to Elliott Management Corporation, or any of its affiliates.

This summary is of a general nature only and is not intended to constitute a complete analysis of all U.S. federal income tax considerations with respect to the receipt, lapse and exercise of the rights. We have not sought, and will not seek, a ruling from the Internal Revenue Service, the IRS, regarding the U.S. federal income tax consequences of this rights offering or the related share issuance. The following discussion does not address the alternative minimum tax or the Medicare tax on net investment income or the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws, or other U.S. federal tax laws, including the U.S. federal estate or gift tax laws. Accordingly, each U.S. holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this rights offering or the related share issuance to such holder.

For purposes of this description, a “U.S. holder” is a holder of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

Receipt of the Rights

A distribution of rights to acquire stock generally is treated for U.S. federal income tax purposes as a non-taxable stock distribution under Section 305(a) of the Code. However, the distribution of the rights is taxable under Section 305(b) of the Code if it is a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other of our stockholders in our assets or earnings and profits. Redemptions of stock may be treated as deemed distributions for this purposes. Distributions having this effect are referred to as disproportionate distributions. The rules relating to disproportionate distributions are complex and the determination of whether a particular distribution is a disproportionate distribution may depend on detailed factual and legal determinations. While we intend to redeem all outstanding series of our preferred stock held by Elliott Associates, L.P., Elliott International, L.P., and/or certain of their affiliates and have made other redemptions of preferred stock within the relevant time period set forth in the applicable Treasury regulations, we intend to take the position that such redemptions are isolated redemptions and/or payments made in exchange for the redeemed stock pursuant to Section 302(a) of the Code for these purposes. In addition, we intend to take the position that certain cash distributions we made on certain series of our preferred stock, when viewed as part of a series of distributions that include the distribution of stock rights in this rights offering, do not constitute disproportionate distributions under Section 305(b) of the Code because such distributions do not result in other of our stockholders having an increase in their proportionate interest in our assets or earnings and profits. Thus, while the matter is not free from doubt, we intend to take the position that the distribution of rights will not result in a disproportionate distribution to a U.S. holder. This position is not binding on the IRS, or the courts, however. If this position is determined by the IRS or a court to be incorrect, the receipt of the rights would first be treated as a taxable dividend in an amount equal to the lesser of the fair market value of the rights and the U.S. holder’s allocable share of our current or accumulated earnings and profits, or E&P. Any excess of the fair market value of the rights over the U.S. holder’s share of E&P would then be treated as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in its common stock, and any further excess would be treated as capital gain.

The remainder of this summary assumes that U.S. holders of our common stock will not be subject to U.S. federal income tax on the receipt of a right.

Tax Basis and Holding Period of the Rights

If the aggregate fair market value of the rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the rights issued to a U.S. holder will be zero unless such a U.S. holder elects to allocate a portion of its basis of previously owned common stock to the rights issued to such U.S. holder in this rights offering. However, if the aggregate fair market value of the rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if a U.S. holder elects to allocate a portion of its basis of previously owned common stock to the rights issued to such a U.S. holder in this rights offering, then the U.S. holder’s basis in previously owned common stock will be allocated between such common stock and the rights based upon the relative fair market value of such common stock and the rights as of the date of the distribution of the rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common stock originally owned by the U.S. holder will be reduced by an amount equal to the basis allocated to the rights. This election is irrevocable if made and would apply to all of the rights received pursuant to this rights offering. The election must be made in a statement attached to the U.S. holder’s U.S. federal income tax return for the taxable year in which the rights are distributed.

The holding period for the rights received in this rights offering will include the holding period for the common stock with respect to which the rights were received.

Sale or Other Disposition of the Rights

If a U.S. holder sells or otherwise disposes of the rights received in this rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. Any capital gain or loss generally should be long-term capital gain or loss if the holding period for the rights, determined as described in “—Tax Basis and Holding Period of the Rights” above, exceeds one year at the time of disposition.

Expiration of the Rights

If the rights expire without exercise while a U.S. holder continues to hold the shares of our common stock with respect to which the rights are received, such U.S. holder will recognize no gain or loss and your tax basis in the common stock with respect to which the rights were received will equal its tax basis before receipt of the rights. If the rights expire without exercise after a U.S. holder has disposed of the shares of our common stock with respect to which the rights are received, such U.S. holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

The exercise of the rights received in this rights offering will not result in any gain or loss to a U.S. holder. Generally, the tax basis of common stock acquired through exercise of the rights will be equal to the sum of:

•	the subscription price per share; and

•	the basis, if any, in the rights that a U.S. holder exercised, determined as described in “—Tax Basis and Holding Period of the Rights” above.

The holding period for a share of common stock acquired upon exercise of a right begins with and includes the date of exercise.

If a U.S. holder exercises the rights received in this rights offering after disposing of the shares of our common stock with respect to which the rights are received, such U.S. holder should consult its tax advisor, including with regard to any potential application of the “wash sale” rules under Section 1091 of the Code.

Information Reporting and Backup Withholding

Payments made to a U.S. holder of proceeds from the sale of rights may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding will not apply if a U.S. holder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that such U.S. holder is exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability. A U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

On or about                 , 2018, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on                 , 2018. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it to the rights agent,                 , at the following address:

By Mail:	By Overnight Courier or By Hand:

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the rights agent at the address set forth above; or

•	wire transfer of immediately available funds, to the subscription account maintained by the rights agent at , , ABA # , Account No. , Ref: Roadrunner Transportation Systems, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the rights certificate number. Send your rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the rights agent. You are responsible for any wire transfer fees.

If you have any questions, you should contact the information agent,                 , at                .

Barclays is the dealer manager of this rights offering and under the terms and subject to the conditions contained in the dealer manager agreement we intend to enter into between us and the dealer manager, the dealer manager will provide certain services to us in connection with this rights offering. The dealer manager will not underwrite this rights offering and has no obligation to purchase, or procure purchases of, the rights or the underlying common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter.

Barclays is earning a dealer manager fee in connection with this rights offering in the amount set forth on the cover of this prospectus, payable at the completion of this rights offering. We have also agreed to reimburse the dealer manager for certain fees and expenses in connection with this rights offering, including the fees and disbursements of counsel to Barclays. We estimate that our total expenses in connection with this rights offering will be approximately $        . We have agreed to indemnify the dealer manager and its controlling persons against certain liabilities in connection with this rights offering, including liabilities under the Securities Act, or to contribute to payments the dealer manager may be required to make in respect of those liabilities. Barclays’s participation in this rights offering is subject to customary conditions that will be contained in the dealer manager agreement.

Other than the dealer manager, we have not employed any brokers, dealers, or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees, or discounts will be paid in connection with this rights offering.

                     is acting as the rights agent and                 is acting as the information agent for this rights offering. We will pay all customary fees and expenses of the rights agent and information agent related to this rights offering and have also agreed to indemnify the rights agent and information agent from liabilities that it may incur in connection with this rights offering.

Other Relationships

The dealer manager and certain of its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and financial advisory services in the ordinary course of business with us or our affiliates. The dealer manager is acting as a financial advisor to us in connection with our review of strategic alternatives, including this rights offering.

In addition, in the ordinary course of its business activities, the dealer manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The dealer manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

DESCRIPTION OF BUSINESS

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operation primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our TMS and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve OTIF compliance. We serve our customers through either our direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our Industry

Over-the-Road Freight

The over-the-road freight sector includes both private fleets and “for-hire” carriers. According to the ATA, the U.S. freight sector represented revenue of approximately $900.6 billion in 2017 and accounted for approximately 80% of domestic freight transportation spend. The ATA estimates that U.S. freight transportation will increase to over $1.6 trillion by 2028. Private fleets consist of tractors and trailers owned and operated by shippers that move their own goods and, according to the ATA, accounted for revenue of approximately $327.7 billion in 2016. For-hire carriers transport truckload and LTL freight belonging to others and, according to the ATA, accounted for revenue of approximately $391.5 billion in 2017.

Truckload carriers generally dedicate an entire trailer to one shipper from origin to destination and are categorized by the type of equipment they use to haul a shipper’s freight, such as temperature-controlled, dry van, tank, or flatbed trailers. According to the ATA, excluding private fleets, revenue in the U.S. Truckload market was approximately $333.3 billion in 2017.

LTL carriers specialize in consolidating shipments from multiple shippers into truckload quantities for delivery to multiple destinations. LTL carriers are traditionally divided into two categories — national and regional. National carriers typically focus on two-day or longer service across distances greater than 1,000 miles and often operate without time-definite delivery, while regional carriers typically offer time-definite delivery in less than two days. According to the ATA, the U.S. LTL market generated revenue of approximately $58.2 billion in 2017.

On-Demand Air Charter

On-demand air charter is the segment of the air cargo industry focused on the time critical movement of goods that requires the timely launch of an aircraft to move freight. These critical movements of freight are typically necessary to prevent a disruption in the supply chain due to lack of components. There are approximately 50 certified airlines providing this on-demand service in North America and Mexico. The primary users of on-demand air charter services are auto manufacturers, component manufacturers, and other heavy equipment makers or just-in-time manufacturers.

Third-Party Logistics

3PL providers offer transportation management solutions and distribution services, including the movement and storage of freight and the assembly of inventory. The U.S. 3PL sector revenue increased from approximately $89.4 billion in 2004 to approximately $166.8 billion in 2016 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, Inc., a leading supply chain market research firm. In addition, only 11.0% of logistics expenditures by U.S. businesses were outsourced in 2016, according to Armstrong & Associates. In fiscal 2017, U.S. 3PL sector revenues were approximately $184.3 billion, a 10.5% increase from approximately $166.8 billion in 2016. We believe that the market penetration of 3PL providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Factors Important to Our Business

Our success principally depends on our ability to generate revenues through our dedicated sales personnel, long-standing Company relationships, and independent agent network and to deliver freight in all modes safely, on time, and cost-effectively through a suite of solutions tailored to the needs of each customer. Customer shipping demand, over-the-road freight tonnage levels, events leading to expedited shipping requirements, and equipment capacity ultimately drive increases or decreases in our revenues. Our ability to operate profitably and generate cash is also impacted by purchased transportation costs, personnel and related benefits costs, fuel costs, pricing dynamics, customer mix, and our ability to manage costs effectively.

Sales Personnel and Agent Network. In our TES business, we arrange the pickup and delivery of freight either through our direct sales force or other Company relationships including management, dispatchers, or customer service representatives. In our LTL business, we market and sell our LTL services through a sales force of over 80 people, consisting of account executives, sales managers, inside sales representatives, and commissioned sales representatives. In our Ascent business, we have over 40 direct salespeople located in 24 Company offices, commissioned sales representatives, and a network of approximately 70 independent agents. Agents complement our Company sales force by bringing pre-existing customer relationships, new customer prospects, and/or access to new geographic markets. Furthermore, agents typically provide immediate revenue and do not require us to invest in incremental overhead. Agents own or lease their own office space and pay for other costs associated with running their operations.

Tonnage Levels and Capacity. Competition intensifies in the transportation industry as tonnage levels decrease and equipment capacity increases. Our ability to maintain or grow existing tonnage levels is impacted by overall economic conditions, shipping demand, over-the-road freight capacity in North America, and capacity in domestic air freight, as well as by our ability to compete effectively in terms of pricing, safety, and on-time delivery. We do business with a broad base of third-party carriers, including ICs and purchased power providers, together with a blend of our own ground and air capacity, which reduces the impact of tightening capacity on our business.

Purchased Transportation Costs. Purchased transportation costs within our TES business are generally based either on negotiated rates for each load hauled or spot market rates for ground and air services. Purchased transportation costs within our LTL business represent payments to IC’s, over-the-road purchased power providers, intermodal service providers, brokers and agents, based on a combination of contractually agreed-upon and spot market rates. Within our Ascent business, purchased transportation costs represent payments made to ground, ocean, and air carriers, IC’s, brokers and agents, based on a combination of contractually agreed-upon and spot market rates. Purchased transportation costs are the largest component of our cost structure. Our purchased transportation costs typically increase or decrease in proportion to revenues.

Personnel and Related Benefits. Personnel and related benefits costs are a large component of our overall cost structure. We employ approximately 1,500 Company drivers who are paid either per mile or at an hourly rate. In addition, we employ over 900 dock and warehouse workers and over 2,100 operations and other administrative personnel to support our day-to-day business activities. Personnel and related benefits costs could vary significantly as we may be required to adjust staffing levels to match our business needs.

Fuel. The transportation industry is dependent upon the availability of adequate fuel supplies and the price of fuel. Fuel prices have fluctuated dramatically over recent years. Within our TES and Ascent businesses, we generally pass fuel costs through to our customers. As a result, our operating income in these businesses is less impacted by rises in fuel prices. Within our LTL business, our ICs and purchased power providers pass along the cost of diesel fuel to us, and we in turn attempt to pass along some or all of these costs to our customers through fuel surcharge revenue programs. Although revenues from fuel surcharges generally offset increases in fuel costs, other operating costs have been, and may continue to be, impacted by fluctuating fuel prices. The total impact of higher energy prices on other nonfuel-related expenses is difficult to ascertain. We cannot predict future fuel price fluctuations, the impact of higher energy prices on other cost elements, recoverability of higher fuel costs through fuel surcharges, and the effect of fuel surcharges on our overall rate structure or the total price that we will receive from our customers. Depending on the changes in the fuel rates and the impact on costs in other fuel- and energy-related areas, our operating margins could be impacted.

Pricing. The pricing environment in the transportation industry also impacts our operating performance. Within our TES business, we typically charge a flat rate negotiated on each load hauled. Pricing within our TES business is typically driven by shipment frequency and consistency, length of haul, and customer and geographic mix, but generally has fewer influential factors than pricing within our LTL business. Within our LTL business, we typically generate revenues by charging our customers a rate based on shipment weight, distance hauled, and commodity type. This amount is comprised of a base rate, a fuel surcharge, and any applicable accessorial fees and surcharges. Our LTL pricing is dictated primarily by factors such as shipment size, shipment frequency, length of haul, freight density, customer requirements and geographical location. Within our Ascent business, we typically charge a variable rate on each shipment in addition to transaction or service fees appropriate for the solution we have provided to meet a specific customer’s needs. Since we offer both TES and LTL shipping as part of our Ascent offering, pricing within our Ascent business is impacted by similar factors. The pricing environment for all of our operations generally becomes more competitive during periods of lower industry tonnage levels and/or increased capacity within the over-the-road freight sector. In addition, when we provide international freight forwarding services in our Ascent business, we also contract with airlines, ocean carriers, and agents as needed. The international shipping markets are very dynamic and we must therefore adjust rates regularly based on market conditions.

Our Strategy

Our goal is to be the leading asset-right transportation and asset-light logistics service provider in North America. Our strategy includes continuing to:

Generate Free Cash Flows. Our scalable business model and low capital expenditures (as a percentage of our revenues) enhance our ability to generate strong free cash flows and returns on our invested capital and assets.

Gain New Customers. We continue to expand our customer base, and we will continue to pursue increased market share in the TES, LTL, and Ascent markets. Our expansive geographic reach and broad service offering provides us with the ability to add new customers seeking transportation and logistics solutions. We also believe the pool of potential new customers will grow as the benefits of third-party transportation management solutions continue to be embraced.

Increase Penetration with Existing Customers. With our comprehensive service offering and large global network, we have substantial cross-selling opportunities and the potential to capture a greater share of existing customers’ annual transportation and logistics expenditures.

Increased Levels of Integration. We adopted a long-term brand and go-to-market service offering plan in the fourth quarter of 2016. Over the next three years, in order to implement this plan, we expect to increase the level of integration within each of our three segments in order to improve our ability to serve customers. For example, in November of 2016, we re-branded our Roadrunner LTL business as Roadrunner Freight and in January of 2017, we re-branded our Global Solutions business as Ascent Global Logistics. In the first quarter of 2018, we announced the integration and rebranding of several operating companies, including Roadrunner Truckload Plus, into Ascent Global Logistics and in the second quarter of 2018, we restructured our temperature controlled truckload business by completing the integration of multiple operating companies into one operating unit. These are first steps in the implementation of our long-term brand and go-to-market service offering plan.

Our Services

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions. In each of our service offerings, we utilize a blend of Company-owned and third-party owned equipment to provide the most cost-effective service for our customers. Because of this blend, we are able to focus primarily on providing quality service rather than on asset utilization. Our customers generally communicate their freight needs to one of our transportation specialists on a shipment-by-shipment basis via telephone, fax, Internet, e-mail, or electronic data interchange, or EDI. We leverage a diverse group of third-party carriers and ICs to provide scalable capacity and reliable service to our extensive customer base in North America.

Truckload & Express Services

We provide a comprehensive range of TES solutions for our customers by leveraging our Company drivers, ICs, and a broad base of third-party carriers who operate dry van, temperature-controlled, and/or flatbed capacity.

We arrange the pickup and delivery of TES freight through our 41 TES service centers located throughout the United States. We provide a variety of transportation solutions for dry goods ranging from paper products to steel, refrigerated foods like meat, poultry and beverages, as well as flatbed service for larger industrial load requirements. Our intermodal capabilities include drayage, which is the transport of freight between ocean ports or rail ramps and shipping docks. We also have a strong presence in TES expedited services for our customers with just-in-time and time critical transportation needs. Expedited offerings include ground and air cargo services which are spot bid by qualified and certified ground or air cargo asset-based carriers including our fleet of over 800 trucks and 11 cargo jets. In addition to our spot bid model for expedited offerings, we also offer direct services utilizing our trucks. In either case, we track all shipments using our proprietary technology and our dedicated service team. This hybrid solution provides a unique business model ensuring customers a competitive price, expanded coverage and on-time delivery.

Company Salespeople. Internal sales personnel are responsible for managing existing customer relationships and generating new customer relationships. Because the performance of these individuals is essential to our success, we offer attractive incentive-based compensation packages that we believe keep our sales force motivated, focused, and service-oriented. We supplement our internal salespeople with direct customer relationships from our management, dispatchers, or customer service representatives.

Less-than-Truckload

Based on our industry knowledge, we believe we are one of the largest asset-light provider of LTL transportation services in North America in terms of revenue. We provide LTL service originating from points within approximately 150 miles of our service centers to most destinations throughout the United States and parts of Canada. Within the United States, we offer national, long-haul service (1,000 miles or greater), inter-regional service (between 500 and 1,000 miles), and regional service (500 miles or less). We serve a diverse group of customers within a variety of industries, including retail, industrial, paper goods, manufacturing, food and beverage, health care, chemicals, computer hardware, and general commodities.

We use over 180 third-party LTL delivery agents to complement our service center footprint and to provide cost-effective full state, national, and North American delivery coverage. Delivery agents also enhance our ability to handle special needs of the final consignee, such as scheduled deliveries and specialized delivery equipment.

We generally utilize a point-to-point LTL model that is differentiated from the traditional, asset-based hub and spoke LTL model. Our model does not require intermediate handling at a break-bulk hub (a large terminal where freight is offloaded, sorted, and reloaded), which we believe represents a competitive advantage.

Key aspects of our LTL service offering include the following:

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Pickup. In order to stay as close as possible to our customers, we prefer to directly pick up freight whenever cost-effective. We generally directly pick up freight within 150 miles of one of our service centers, primarily utilizing local ICs. Although we generally do not own the tractors or other powered transportation equipment used to transport our customers’ freight, we own or lease trailers for use in local city pickup and delivery. In 2017, we picked up approximately 79% of our customers’ LTL shipments. The remainder was handled by agents with whom we generally have long-standing relationships.

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Consolidation at Service Centers. Key to our model are our 41 LTL service centers that we lease in strategic markets throughout the United States. At these service centers, numerous smaller LTL shipments are unloaded, consolidated into truckload shipments, and loaded onto a linehaul unit scheduled for a destination city. In order to continuously emphasize optimal load building and enhance operating margins, dock managers review every load before it is dispatched from one of our service centers.

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Linehaul. Linehaul is the longest leg of the LTL shipment process. In dispatching a load, a linehaul coordinator uses our technology system to optimize cost-efficiency and service by assigning the load to the appropriate IC, Company driver, or purchased power. In 2017, approximately 55% of our linehaul shipments were handled by over 460 ICs with the remainder shipped via Company driver, purchased power, or rail.

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De-consolidation and Delivery. Within our unique model, linehaul shipments are transported to our service centers, delivery agents, or direct to end users without stopping at a break-bulk hub, as is often necessary under the traditional, asset-based hub and spoke LTL model. This generally reduces physical handling and damage claims. In 2017, we delivered approximately 36% of LTL shipments through our service centers and approximately 64% through our delivery agents.

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Benefits of a Delivery Agent Network. While many national asset-based LTL providers are encumbered by the fixed overhead associated with owning or leasing most or all of their de-consolidation and delivery facilities, we maintain our variable cost structure through the extensive use of delivery agents.

Ascent Global Logistics

Ascent provides domestic freight management, international freight forwarding, and retail consolidation services. We provide the necessary operational expertise, information technology capabilities, and relationships with third-party transportation providers to meet the unique needs of our customers. For customers that require the most comprehensive service plans, we complement their internal logistics and transportation management personnel and operations, enabling them to redirect resources to core competencies, reduce internal transportation management personnel costs, and, in many cases, achieve substantial annual freight savings. Key aspects of our Ascent capabilities include the following:

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Sales. We have Company brokers that not only engage in the routing and selection of our transportation providers, but also supplement our internal Ascent sales force. Company brokers are responsible for managing existing customer relationships and generating new customer relationships. We also maintain a network of independent brokerage agents, who primarily focus on truckload shipments, which complement our network of Company brokers by bringing pre-existing customer relationships, new customer prospects, and/or access to new geographic markets. Furthermore, they typically provide immediate revenue and do not require us to invest in incremental overhead. Brokerage agents own or lease their own office space and pay for their own communications equipment, insurance, and any other costs associated with running their operation. We only invest in the working capital required to execute our quick pay strategy and generally pay a commission to our brokerage agents of the margin we earn on an Ascent shipment. Similar to Company brokers, our brokerage agents engage in the routing and selection of transportation providers for our customer base and perform sales and customer service functions on our behalf. We believe we offer brokerage agents a very attractive partnership opportunity as we offer access to our reliable network of purchased power providers and we invest in the working capital required to pay these carriers promptly and assume collection responsibility. As of December 31, 2017, our brokerage agent network consisted of over 60 agents. Additionally, 22 of our brokerage agents generated more than $1 million in revenue in 2017. We believe our increased development efforts and attractive value proposition will allow us to further expand our brokerage agent network and enhance the growth of our Ascent business.

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Procurement. After an in-depth consultation and analysis with our customer to identify cost savings opportunities, we develop an estimate of our customer’s potential savings and design a plan for implementation. If necessary, we manage a targeted bid process based on the customer’s traffic lanes, shipment volumes, and product characteristics, and negotiate rates with reputable carriers. In addition to a cost-efficient rate, the customer receives a summary of projected savings as well as our carrier recommendation.

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Shipment Planning. Utilizing our technology systems and an expansive multi-modal network of third-party transportation providers, we determine the appropriate mode of transportation and select the ideal provider. In addition, we provide load optimization services based on freight patterns and consolidation opportunities. We also provide rating and routing services, either on-site with one of our transportation specialists, off-site through our centralized call center, or online through our website. Finally, we offer merge-in-transit coordination to synchronize the arrival and pre-consolidation of high-value components integral to a customer’s production process, enabling them to achieve reduced cycle times, lower inventory holding costs, and improved supply chain visibility.

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Customs Brokerage Services. We provide customs brokerage services to clients importing goods. Our team of highly knowledgeable professionals assist importers in meeting all requirements governing imports by maintaining a detailed knowledge of all customs regulations, tariff schedules, proper classifications, dutiable values, quotas, and other admissibility requirements with other government agency requirements such as the U.S. Food and Drug Administration, Environmental Protection Agency, U.S. Department of Agriculture, and U.S. Fish and Wildlife Services. We submit all required documentation and make appropriate payments to the Bureau of Customs and Border Protection on behalf of our clients and charge them a fee for this service. We also can provide foreign-trade zone entries/withdrawals and facilitate all in-bond entry types. In addition to processing documents for import clearance and payment of duties, our knowledgeable staff can assist with customs compliance issues, provide information on C-TPAT certification, assist with import bonds, and provide duty drawback services.

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International Freight Forwarding. We provide comprehensive air (import/export) and ocean (import/export) freight forwarding solutions. For customers requiring ocean freight solutions, we are an Ocean Transportation Intermediary acting as either an ocean freight forwarder (arranging ocean shipments on our client’s behalf on their ocean contracts) or a non-vessel-operating common carrier (moving shipments on our ocean carrier contracts). We provide full-container-load, less-than-container-load, charters, bulk, refrigerated service, or other unique solutions based on our customers’ requirements. For customers requiring air freight solutions, we can provide express, standard and deferred air freight service. We arrange airport-to-airport, airport-to-door, door-to-airport, or door-to-door shipments. We are well-versed in the many technical aspects of government regulations, state and commerce department licensing requirements, foreign government forms, transportation documents, and international collection and banking procedures. We are an authorized IATA agent and also an Indirect Air Carrier authorized by the TSA. We also provide clients a robust Order Management Solution that includes Vendor Compliance/Education, Purchase Order Management, Regulatory Compliance Management, Origin Logistics, Transportation Management (Origin/Destination), and Global Information Management.

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Shipment Execution. Our transportation specialists are adept at managing all types of shipments (FTL, LTL, partial truckload, expedited, and specialized). With our technology and large carrier base, we are able to provide our clients with route, rate, and mode optimization to reduce their costs and meet their pickup and delivery requirements. We also provide the ability to track and trace shipments either online or by phone through one of our transportation specialists.

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Audit and Payment Services. We capture and consolidate our customers’ entire shipping activity and offer weekly electronic billing. We also provide freight bill audit and payment services designed to eliminate excessive or incorrect charges from our customers’ bills.

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Performance Reporting and Improvement Analysis. Customers utilizing our web reporting system have the ability to review freight bills, develop customized reports online, and access data to assist in financial and operational reporting and planning. Our specialists are also actively driving process improvement by continuously using our technology to identify incremental savings opportunities and efficiencies for our customers.

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Retail Consolidation Solutions. We have five Company-operated facilities with 2.5 million square feet of warehousing space strategically located in the United States. All of our facilities are authorized Food Grade Warehouses with both dry and refrigerated storage. We have “Superior” ratings with the

American Institute of Bakers and are cGMP Certified. Retail suppliers ship their inventory to our warehouses for storage. Supplier orders are received and consolidated with other supplier orders based on the retailer’s order write. Consolidated orders are then moved by full truckload to the retailer within the OTIF requirements. By having access to multiple locations to hold inventory and moving orders by truckload versus less-than-truckload, suppliers are able to shorten lead times, reduce their outbound miles, significantly lower their transportation costs, reduce damage, and increase their fill rates thereby improving their ability to meet retailers on shelf availability requirements. We operate best in class warehouse management systems and transportation management systems, which also provides customers with complete online visibility to inventory and receiving/shipping historical activity, along with customized reporting capabilities. We also have an experienced service assurance team that helps clients improve retail compliance conducting detailed forensic analysis into OTIF, looking at root causes to any failures—late, early or unfilled. The team monitors all agreed upon key performance indicators and creates trend analysis by customer, pool, carrier and lane, reviewing all opportunities for improvement.

With a broad Ascent offering, we believe we can accommodate a shipper’s unique needs with any combination of services along our entire spectrum, and cater to their preferred means of shipment processing and communication.

We believe our comprehensive service approach and focus on building long-term customer relationships lead to greater retention of existing business compared to a more short-term gain sharing model employed by many 3PL providers. Before becoming fully operational with a customer, we conduct thorough feasibility and cost savings analyses and collaborate with the customer to create a project scope and timeline with measurable milestones. We believe this approach enables us to identify any potential issues, ensure a smooth integration process, and set the stage for long-term customer satisfaction. Within our Ascent operation, we have consistently met customer implementation deadlines and achieved anticipated levels of freight savings.

Capacity

We offer scalable capacity and reliable service to our extensive customer base in North America through a diverse third-party network of transportation providers and Company drivers and pilots. Our various transportation modes include Truckload, LTL, intermodal, and domestic and international air. No single third-party carrier accounted for more than 1% of our 2017 purchased transportation costs. We ensure that each carrier is properly licensed and we regularly monitor each carrier’s capacity, reliability, and pricing trends. Enhanced visibility provided by our technology systems allows us to leverage the competitive dynamics within our network to renegotiate freight rates and provide our customers with more cost-effective transportation solutions while enhancing our operating margins.

We continuously focus on building and enhancing our relationships with reliable transportation providers to ensure that we not only secure competitive rates, but that we also gain access to consistent capacity. These relationships are critical to our success based on our asset-right transportation and asset-light logistics service provider business model. We typically pay our third-party carriers either a contracted per mile rate or the cost of a shipment less our contractually agreed-upon commission, and generally pay within seven to ten days from the date the shipment is delivered. We pay our third-party carriers promptly in order to drive loyalty and reliable capacity.

Our network of transportation providers can be divided into the following groups:

Independent Contractors. ICs are a key part of our long-term strategy to maintain service and provide cost stability. As of December 31, 2017, we had over 2,000 ICs, which consisted of over 1,600 linehaul, truckload, and intermodal services ICs and over 400 local delivery ICs. In selecting our ICs, we adhere to specific screening guidelines in terms of safety records, length of driving experience, and evaluations. In the event of tightening of over-the-road freight capacity, we believe we are well positioned to increase our utilization of ICs as a cost-effective and reliable solution.

To enhance our relationship with our ICs, we offer per mile rates that we believe are highly competitive and often above prevailing market rates. In addition, we focus on keeping our ICs fully utilized in order to limit the number of “empty” miles they drive. We regularly communicate with our ICs and seek new ways to enhance their quality of life. We believe our efforts increase IC retention, which we believe ultimately leads to better service for our customers.

Purchased Power Providers. In addition to our large base of ICs, we have access to a broad base of purchased power providers. We have established relationships with carriers of all sizes, including large national trucking companies and small to mid-size regional fleets. With the exception of safety incentives, purchased power providers are generally paid under a similar structure as ICs within our LTL and TES businesses. In contrast to contracts established with our ICs, who operate under one of our DOT authorities, we do not cover the cost of liability insurance for our purchased power providers.

Company Drivers. We employ approximately 1,400 drivers across our businesses.

Delivery Agents. For the de-consolidation and delivery stages of our LTL shipment process, our 41 LTL service centers are complemented by over 180 third-party delivery agents. The use of delivery agents is also a key part of our long-term strategy to maintain a variable cost and scalable operating model with minimal overhead.

Flight Operations. We support air freight services, including expedited delivery, with 11 cargo jets, 61 flight operations personnel, including pilots, ground crew, and flight coordinators, and a network of third party air cargo providers.

Ground Expedite. We utilize proprietary bid technology supported by our logistics personnel and our network of Company drivers, ICs, and purchased power providers.

Customers

Our goal is to establish long-term customer relationships and achieve year-over-year growth in recurring business by providing reliable, timely, and cost-effective transportation and logistics solutions. We possess the scale, operational expertise, and capabilities to serve shippers of all sizes. We serve an extensive customer base within a variety of end markets, with one direct customer, General Motors, accounting for approximately 12% of our 2017 revenue. Our diverse customer base reduces our exposure to a decline in shipping demand from any one customer and a cyclical downturn within any particular end market.

Sales and Marketing

We currently market and sell our transportation and logistics solutions through sales personnel located throughout the United States. We are focused on actively expanding our sales force to new geographic markets where we lack a strong presence.

We have a sales team consisting of both sales managers and inside sales representatives. We believe that this sales structure enables our salespeople to better serve our customers by developing an understanding of local, regional, national and international market conditions, as well as the specific transportation and logistics issues facing individual customers. Our sales team seeks additional business from existing customers and pursue new customers based on this knowledge and an understanding of the value proposition we can provide.

As of June 30, 2018, our sales force extends into each segment as follows:

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Truckload and Express Services. We arrange the pickup and delivery of freight either through our direct sales force or other Company relationships including management, dispatchers, or customer service representatives.

•	Less-than-Truckload. Our LTL sales team of over 80 people consists of account executives, sales managers, inside sales representatives, and commissioned sales representatives.

•	Ascent Global Logistics. We have over 40 Ascent salespeople, Company brokers, and over 60 independent brokerage agents, commissioned sales representatives, and agents.

Competition

We compete in the North American transportation and logistics services sector. Our marketplace is extremely competitive and highly fragmented. We compete with a large number of other asset-light logistics companies, asset-based carriers, integrated logistics companies, and third-party freight brokers, many of whom have larger customer bases and more resources than we do.

In our markets, we compete with global asset-based integrated logistics companies such as FedEx Corporation, United Parcel Service, Inc., and XPO Logistics, Inc., against whom we compete in all of our service lines; asset-based freight haulers, such as Arkansas Best Corporation, Old Dominion Freight Line Inc., and YRC Worldwide, Inc., against whom we compete in our core TES and LTL service offerings; non-asset based and asset-light freight brokerage companies, such as C.H. Robinson Worldwide, Inc., Echo Global Logistics, Inc., and Landstar System, Inc., against whom we compete in all of our service offerings; 3PL providers that offer comprehensive transportation management solutions, such as Schneider Logistics, Inc. and Transplace, Inc., against whom we compete in our Ascent offering; and smaller, niche transportation and logistics companies that provide services within a specific geographic region or end market. In our international freight forwarding business, we compete with a large number of service providers. Depending on the trade lane and solution, these competitors include large multi-national providers, such as Expeditors International of Washington, Inc., Kuehne & Nagel International AG / ADR, and DHL Global Supply Chain; regional providers, such as Mallory Alexander International Logistics and Laufer Group International; and local or niche providers. As a result, our focus remains on continuing to provide our customers with exceptional service.

We believe we compete favorably by offering shippers attractive transportation and logistics solutions designed to deliver the optimal combination of cost and service. To that end, we believe our most significant competitive advantages include:

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our comprehensive suite of transportation and logistics services, which allows us to offer à la carte or a full portfolio value proposition to shippers of varying sizes and to accommodate their diverse needs and preferred means of processing and communication;

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our asset-right transportation and asset-light logistics service provider, variable cost business model, which allows us to generate strong free cash flows and focus greater attention on providing optimal customer service than on asset utilization;

•	our technology systems, which allow us to provide scalable capacity and a high level of customer service across a variety of transportation modes; and

•	our knowledgeable management team with experience leading high-growth logistics companies and/or business units, which allows us to benefit from a collective entrepreneurial culture focused on growth.

Seasonality

Our operations are subject to seasonal trends that have been common in the North American over-the-road, ocean, and air freight sectors for many years. Our results of operations for the quarter ending in March are on average lower than the quarters ending in June, September, and December. Typically, this pattern has been the result of factors such as inclement weather, national holidays, customer demand, and economic conditions.

Technology

We believe the continued development and innovation of our technology systems is important to providing our customers with the most cost-effective, timely, and reliable transportation and logistics solutions. Our objective is to allow our customers and vendors to easily do business with us via technology. Our customers have the ability, through a paperless process, to receive immediate pricing, place orders, track shipments, process remittance, receive updates, and review historical shipping data through a variety of reports over the Internet. We provide flexibility for customers and vendors by utilizing multiple technologies, including web, mobile, workflow and EDI.

Our TES operations teams uses technology to dispatch or broker our customers’ freight. Our software enhances our ability to track Company and third-party drivers, tractors, and trailers, which provides customers with visibility into their supply chains. Additionally, our systems allow us to operate as a paperless environment through electronic order entry, resource planning, and dispatch. Our TES expedited air and ground operations utilize proprietary bid technology, which provides customers with real-time market pricing and logistics options for time sensitive shipments, supported by our fleets of ground and air assets.

Our LTL operation utilizes a web-based system with our transportation management applications. Additionally, we make use of EDI and API’s to allow our service centers to communicate electronically with our carriers’ and customers’ internal systems. We offer our customers a paperless process, including document imaging and shipment tracking and tracing.

Our Ascent operation uses a variety of software applications and systems customized to meet the unique needs of our customers. We continuously enhance our applications and systems to help improve our productivity, increase customer visibility, and improve collaboration with our service providers, all while offering customizable content for our customers. Our web-based technology approach allows our Ascent operation to process and service customer orders, track shipments in real time, select optimal modes of transportation, execute customer billing, provide carrier rates, establish customer-specific profiles, and retain critical information for analysis while providing a Company branded solution. We utilize this approach to maximize supply chain efficiency through mode, carrier, and route optimization.

Employees

As of June 30, 2018, we employed approximately 4,700 full-time and part-time personnel, which included drivers, pilots, and warehouse, dock and maintenance workers as well as personnel in our management, sales and marketing, brokerage, logistics, customer service, operations, finance, information technology and human resources functions. None of our employees are covered by a collective bargaining agreement and we consider relations with our employees to be good.

Regulation

The federal government substantially deregulated the provision of ground transportation and logistics services via the enactment of the Motor Carrier Act of 1980, the Trucking Industry Regulatory Reform Act of 1994, the Federal Aviation Administration Authorization Act of 1994, and the ICC Termination Act of 1995. Prices and services are now largely free of regulatory controls, although states have the right to require compliance with safety and insurance requirements, and interstate motor carriers remain subject to regulatory controls imposed by the DOT and its agencies, such as the FMCSA. Motor carrier, freight forwarding, and freight brokerage operations are subject to safety, insurance, and bonding requirements prescribed by the DOT and various state agencies. Any air freight business is subject to commercial standards set forth by the IATA and federal regulations issued by the TSA.

We are also subject to the CSA, which is the FMCSA safety program designed to improve large truck and bus safety and ultimately reduce crashes. CSA is an enforcement and compliance model that involves assessments of a motor carrier’s on-road performance and investigation results for a 24-month period using roadside stops and inspections, resulting in safety performance in the following categories: unsafe driving; hours-of-service compliance; driver fitness; controlled substances/alcohol; vehicle maintenance; hazardous material compliance; and crash indicator. The evaluations are then used by the FMCSA to select carriers for audit and other interventions.

As part of our 2014 acquisition of Active Aero, we acquired USA Jet Airlines, referred to as USA Jet, which holds certificates of public convenience and necessity issued by the DOT pursuant to 49 U.S.C. § 41102 and an air carrier certificate granted by the FAA pursuant to Part 119 of the federal aviation regulations. The DOT, the FAA, and the DHS, through the TSA, have regulatory authority over USA Jet’s air transportation services. The Federal Aviation Act of 1958, as amended, is the statutory basis for DOT and the FAA authority and the Aviation and Transportation Security Act of 2001, as amended, is the basis for TSA aviation security authority.

The FAA’s authority relates primarily to operational aspects of air transportation, including aircraft standards and maintenance, as well as personnel and ground facilities, which may from time to time affect the ability of USA Jet to operate its aircraft in the most efficient manner. The air carrier certificate granted to USA Jet by the FAA remains in effect so long as we meet the safety and operational requirements of the applicable FAA regulations.

The DOT’s authority relates primarily to economic licensing aspects of air transportation. The DOT’s jurisdiction extends to authorized types of operations and aviation route authority and to other regulatory matters, including the transfer of route authority between carriers. USA Jet holds various certificates issued by the DOT, including a domestic certificate authorizing USA Jet to engage in U.S. air transportation and a foreign certificate authorizing international air transportation of property. In addition, USA Jet is subject to non-U.S. government regulation of aviation rights involving non-U.S. jurisdictions, and non-U.S. customs regulation.

The TSA has responsibility for aviation security. The TSA continues to require USA Jet to comply with a Full All-Cargo Aircraft Operator Standard Security Program and the Twelve-Five Standard Security Program, which contain evolving and strict security requirements. These requirements are not static, but change periodically as the result of regulatory and legislative requirements, imposing additional security costs and creating a level of uncertainty for our operations.

We are also subject to various environmental and safety requirements, including those governing the handling, disposal, and release of hazardous materials, which we may be asked to transport in the course of our operations. If hazardous materials are released into the environment while being transported, we may be required to participate in, or may have liability for response costs and the remediation of such a release. In such a case, we also may be subject to claims for personal injury, property damage, and damage to natural resources. Our business is also subject to changes in legislation and regulations, which can affect our operations and those of our competitors. For example, new laws and initiatives to reduce and mitigate the effects of greenhouse gas emissions could significantly impact the transportation industry. Future environmental laws in this area could adversely affect our ICs’ costs and practices and, consequently, our operations.

We are also subject to regulations to combat terrorism that the DHS and other agencies impose.

The international freight forwarding and customs brokerage services provided by our Ascent business are regulated by a variety of regulatory agencies and bodies including, but not limited to: the U.S. Federal Maritime Commission, the Bureau of Customs and Border Protection and the TSA within the DHS (customs brokerage and security issues); the IATA; the DOT; the U.S. Food and Drug Administration; the U.S. Department of Agriculture; the U.S. Fish and Wildlife Service; the Bureau of Alcohol, Tobacco Products and Firearms; the U.S. Census Bureau; and other agencies or world governing bodies regulating international trade and compliance. Regulations and requirements must be strictly adhered to and can change periodically. Additionally, our Ascent business manages customer activities in numerous countries. As such, there may be risk associated with sudden fluctuations in currency, changes in economic policy, political unrest, changes to tariffs and trade policies/restrictions that are all outside of our control. Compliance with these changes may have a material impact on our operations and may increase our costs to service our customers.

Insurance

We insure our ICs and Company drivers against third-party claims for accidents or damaged shipments and we bear the risk of such claims. We maintain insurance for auto liability, general liability, and cargo damage claims. We maintain an aggregate of $100 million of auto liability and general liability insurance. We maintain auto liability insurance coverage for claims in excess of $1.0 million per occurrence and cargo coverage for claims in excess of $100,000 per occurrence. Because we maintain insurance for our ICs, if our insurance does not cover all or any portion of the claim amount, we may be forced to bear the financial loss. We attempt to mitigate this risk by carefully selecting carriers with quality control procedures and safety ratings.

In addition to auto liability, general liability, and cargo claim coverage, our insurance policies also cover other standard industry risks related to workers’ compensation and other property and casualty risks. We are self-insured up to $1.0 million per claim for workers compensation. We believe our insurance coverage is comparable in terms and amount of coverage to other companies in our industry. We establish insurance reserves for anticipated losses and expenses and periodically evaluate and adjust the reserves to reflect our experience.

Financial Information About Segments

See Note 15 “Segment Reporting” to the audited consolidated financial statements included elsewhere in this prospectus for financial information about our segments.

2018 Developments

Series E-1 Preferred Stock Investment Agreement and Related Issuances

On March 1, 2018, we entered into the 2018 Investment Agreement with affiliates of Elliott Management Corporation, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support our current operations and future growth and to repay a portion of the indebtedness under our asset-based lending facility with BMO Harris Bank, N.A. and certain other lenders dated July 21, 2017, as amended, referred to as the ABL Facility as required by the credit agreement governing that facility.

On April 24, 2018, pursuant to the 2018 Investment Agreement, we issued and sold to Elliott an additional 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support our current operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility.

See Note 16 “Subsequent Events” to the audited consolidated financial statements included elsewhere in this prospectus for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

MD&A for the Three and Six Months Ended June 30, 2018 and 2017

This discussion and analysis presents our operating results for the three and six months ended June 30, 2018 and 2017 and our financial condition as of June 30, 2018. You should read the following discussion and analysis in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes contained elsewhere in this prospectus. This discussion and analysis of our financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth in the section entitled “Risk Factors.”

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services. Within our TES segment, we serve customers throughout North America and provide the following services: air and ground expedite; over-the-road operations, including dry van, temperature controlled and flatbed; intermodal drayage and chassis management; and local, warehousing and other logistics. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our TMS and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve OTIF compliance. We serve our customers through either our direct sales force or through a network of independent agents. Our customized

Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Factors Important to Our Business

Our success principally depends on our ability to generate revenues through our dedicated sales personnel, long-standing Company relationships, and independent agent network and to deliver freight in all modes safely, on time, and cost-effectively through a suite of solutions tailored to the needs of each customer. Customer shipping demand, over-the-road freight tonnage levels, events leading to expedited shipping requirements, and equipment capacity ultimately drive increases or decreases in our revenues. Our ability to operate profitably and generate cash is also impacted by purchased transportation costs, personnel and related benefits costs, fuel costs, pricing dynamics, customer mix, and our ability to manage costs effectively.

Sales Personnel and Agent Network. In our TES business, we arrange the pickup and delivery of freight either through our direct sales force or Company relationships. In our LTL business, we market and sell our LTL services through a sales force of approximately 80 people, consisting of account executives, sales managers, inside sales representatives, and commissioned sales representatives. In our Ascent business, we have over 40 direct salespeople located in 24 Company offices, commissioned sales representatives, and a network of approximately 70 independent agents. Agents complement our Company sales force by bringing pre-existing customer relationships, new customer prospects, and/or access to new geographic markets. Furthermore, agents typically provide immediate revenue and do not require us to invest in incremental overhead. Agents own or lease their own office space and pay for other costs associated with running their operations.

Tonnage Levels and Capacity. Competition intensifies in the transportation industry as tonnage levels decrease and equipment capacity increases. Our ability to maintain or grow existing tonnage levels is impacted by overall economic conditions, shipping demand, over-the-road freight capacity in North America, and capacity in domestic air freight, as well as by our ability to compete effectively in terms of pricing, safety, and on-time delivery. We do business with a broad base of third-party carriers, including ICs and purchased power providers, together with a blend of our own ground and air capacity, which reduces the impact of tightening capacity on our business.

Purchased Transportation Costs. Purchased transportation costs within our TES business are generally based either on negotiated rates for each load hauled or spot market rates for ground and air services. Purchased transportation costs within our LTL business represent payments to ICs, over-the-road purchased power providers, intermodal service providers, brokers and agents, based on a combination of contractually agreed-upon and spot market rates. Within our Ascent business, purchased transportation costs represent payments made to ground, ocean, and air carriers, IC’s, brokers, and agents based on a combination of contractually agreed-upon and spot market rates. Purchased transportation costs are the largest component of our cost structure. Our purchased transportation costs typically increase or decrease in proportion to revenues.

Personnel and Related Benefits. Personnel and related benefits costs are a large component of our overall cost structure. We employ approximately 1,500 Company drivers who are paid either per mile or at an hourly rate. In addition, we employ approximately 900 dock and warehouse workers and approximately 2,200 operations and other administrative personnel to support our day-to-day business activities. Personnel and related benefits costs could vary significantly as we may be required to adjust staffing levels to match our business needs.

Fuel. The transportation industry is dependent upon the availability of adequate fuel supplies and the price of fuel. Fuel prices have fluctuated dramatically over recent years. Within our TES and Ascent businesses, we generally pass fuel costs through to our customers. As a result, our operating income in these businesses is less impacted by rises in fuel prices. Within our LTL business, our ICs and purchased power providers pass along the cost of diesel fuel to us, and we in turn attempt to pass along some or all of these costs to our customers through fuel surcharge revenue programs. Although revenues from fuel surcharges generally offset increases in fuel costs, other operating costs have been, and may continue to be, impacted by fluctuating fuel prices. The total impact of higher energy prices on other nonfuel-related expenses is difficult to ascertain. We cannot predict future fuel price fluctuations, the impact of higher energy prices on other cost elements, recoverability of higher fuel costs through fuel surcharges, and the effect of fuel surcharges on our overall rate structure or the total price that we will receive from our customers. Depending on the changes in the fuel rates and the impact on costs in other fuel- and energy-related areas, our operating margins could be impacted.

Pricing. The pricing environment in the transportation industry also impacts our operating performance. Within our TES business, we typically charge a flat rate negotiated on each load hauled. Pricing within our TES business is typically driven by shipment frequency and consistency, length of haul, and customer and geographic mix, but generally has fewer influential factors than pricing within our LTL business. Within our LTL business, we typically generate revenues by charging our customers a rate based on shipment weight, distance hauled, and commodity type. This amount is comprised of a base rate, a fuel surcharge, and any applicable accessorial fees and surcharges. Our LTL pricing is dictated primarily by factors such as shipment size, shipment frequency, length of haul, freight density, customer requirements and geographical location. Within our Ascent business, we typically charge a variable rate on each shipment in addition to transaction or service fees appropriate for the solution we have provided to meet a specific customer’s needs. Since we offer both TES and LTL shipping as part of our Ascent offering, pricing within our Ascent business is impacted by similar factors. The pricing environment for all of our operations generally becomes more competitive during periods of lower industry tonnage levels and/or increased capacity within the over-the-road freight sector. In addition, when we provide international freight forwarding services in our Ascent business, we also contract with airlines, ocean carriers, and agents as needed. The international shipping markets are very dynamic and we must therefore adjust rates regularly based on market conditions.

Sale of Unitrans

On September 15, 2017, we completed the sale of our wholly-owned subsidiary Unitrans. The results of operations and financial condition of Unitrans are included in our condensed consolidated financial statements through the date of sale within our Ascent segment.

Results of Operations

The following tables set forth, for the periods indicated, summary TES, LTL, Ascent, corporate, and consolidated statement of operations data. Such revenue data for our TES, LTL, and Ascent segments are expressed as a percentage of consolidated revenues. Other statement of operations data for our TES, LTL, and Ascent segments are expressed as a percentage of segment revenues. We have also provided a reconciliation of net loss to Adjusted EBITDA and provided Adjusted EBITDA for TES, LTL, Ascent, and corporate for the periods indicated.

	Three Months Ended June 30, 2018
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$300,037	53.8%	$117,164	21.0%	$144,630	25.9%	$(3,805)	$558,026
Operating expenses:
Purchased transportation costs	194,702	64.9%	82,318	70.3%	106,861	73.9%	(3,809)	380,072
Personnel and related benefits	39,794	13.3%	17,428	14.9%	12,465	8.6%	6,151	75,838
Other operating expenses(1)	60,050	20.0%	20,261	17.3%	16,822	11.6%	7,234	104,367
Depreciation and amortization	6,241	2.1%	900	0.8%	1,168	0.8%	815	9,124

Total operating expenses	300,787	100.2%	120,907	103.2%	137,316	94.9%	10,391	569,401

Operating income (loss)	(750)	(0.2)%	(3,743)	(3.2)%	7,314	5.1%	(14,196)	(11,375)

Total interest expense								34,232

Loss before income taxes								(45,607)
Benefit from income taxes								(3,652)

Net loss								$(41,955)

	Three Months Ended June 30, 2017
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$262,797	49.5%	$121,968	23.0%	$148,088	27.9%	$(2,274)	$530,579
Operating expenses:
Purchased transportation costs	165,544	63.0%	86,792	71.2%	108,370	73.2%	(2,274)	358,432
Personnel and related benefits	38,029	14.5%	17,922	14.7%	15,635	10.6%	4,086	75,672
Other operating expenses	49,571	18.9%	19,565	16.0%	15,235	10.3%	10,387	94,758
Depreciation and amortization	6,197	2.4%	953	0.8%	1,631	1.1%	429	9,210

Total operating expenses	259,341	98.7%	125,232	102.7%	140,871	95.1%	12,628	538,072

Operating income (loss)	3,456	1.3%	(3,264)	(2.7)%	7,217	4.9%	(14,902)	(7,493)

Total interest expense								28,355
Loss from debt extinguishment								9,827

Loss before income taxes								(45,675)
Benefit from income taxes								(7,812)

Net loss								$(37,863)

	Three Months Ended June 30, 2018
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$(758)	$(3,763)	$7,285	$(44,719)	$(41,955)
Plus: Total interest expense	8	20	29	34,175	34,232
Plus: Benefit from income taxes	—	—	—	(3,652)	(3,652)
Plus: Depreciation and amortization	6,241	900	1,168	815	9,124
Plus: Long-term incentive compensation expenses	—	—	—	426	426
Plus: Operations restructuring costs	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	3,911	3,911

Adjusted EBITDA(2)	$10,146	$(2,843)	$8,482	$(9,044)	$6,741

	Three Months Ended June 30, 2017
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$3,475	$(3,312)	$7,181	$(45,207)	$(37,863)	$2,026	$(39,889)
Plus: Total interest expense	(19)	48	36	28,290	28,355	—	28,355
Plus: Benefit from income taxes	—	—	—	(7,812)	(7,812)	—	(7,812)
Plus: Depreciation and amortization	6,197	953	1,631	429	9,210	295	8,915
Plus: Long-term incentive compensation expenses	—	—	—	659	659	—	659
Plus: Loss on debt extinguishments	—	—	—	9,827	9,827	—	9,827
Plus: Corporate restructuring and restatement costs	—	—	—	9,052	9,052	—	9,052

Adjusted EBITDA(2)	$9,653	$(2,311)	$8,848	$(4,762)	$11,428	$2,321	$9,107

Note: Adjusted EBITDA for the Ascent segment in the second quarter of 2017, excluding Unitrans, was $6.5 million.

	Six Months Ended June 30, 2018
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$626,104	55.5%	$230,289	20.4%	$279,573	24.8%	$(7,956)	$1,128,010
Operating expenses:
Purchased transportation costs	419,303	67.0%	164,315	71.4%	205,374	73.5%	(7,957)	781,035
Personnel and related benefits	78,962	12.6%	35,563	15.4%	24,606	8.8%	12,594	151,725
Other operating expenses(1)	111,652	17.8%	41,025	17.8%	33,216	11.9%	15,973	201,866
Depreciation and amortization	12,537	2.0%	1,813	0.8%	2,356	0.8%	1,483	18,189

Total operating expenses	622,454	99.4%	242,716	105.4%	265,552	95.0%	22,093	1,152,815

Operating income (loss)	3,650	0.6%	(12,427)	(5.4)%	14,021	5.0%	(30,049)	(24,805)

Total interest expense								43,775

Loss before income taxes								(68,580)
Benefit from income taxes								(2,982)

Net loss								$(65,598)

	Six Months Ended June 30, 2017
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$490,284	48.6%	$230,744	22.9%	$293,560	29.1%	$(5,089)	$1,009,499
Operating expenses:
Purchased transportation costs	302,478	61.7%	162,711	70.5%	214,595	73.1%	(5,067)	674,717
Personnel and related benefits	76,084	15.5%	34,737	15.1%	31,009	10.6%	8,252	150,082
Other operating expenses	97,514	19.9%	37,367	16.2%	29,817	10.2%	26,890	191,588
Depreciation and amortization	12,473	2.5%	1,914	0.8%	3,287	1.1%	841	18,515

Total operating expenses	488,549	99.6%	236,729	102.6%	278,708	94.9%	30,916	1,034,902

Operating income (loss)	1,735	0.4%	(5,985)	(2.6)%	14,852	5.1%	(36,005)	(25,403)

Total interest expense								34,880
Loss on debt extinguishment								9,827

Loss before income taxes								(70,110)
Benefit from income taxes								(12,304)

Net loss								$(57,806)

	Six Months Ended June 30, 2018
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$3,631	$(12,483)	$13,962	$(70,708)	$(65,598)
Plus: Total interest expense	19	56	59	43,641	43,775
Plus: Benefit from income taxes	—	—	—	(2,982)	(2,982)
Plus: Depreciation and amortization	12,537	1,813	2,356	1,483	18,189
Plus: Long-term incentive compensation expenses	—	—	—	1,003	1,003
Plus: Operations restructuring costs	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	10,824	10,824

Adjusted EBITDA(2)	$20,842	$(10,614)	$16,377	$(16,739)	$9,866

	Six Months Ended June 30, 2017
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$1,771	$(6,111)	$14,777	$(68,243)	$(57,806)	$4,453	$(62,259)
Plus: Total interest expense	(36)	126	75	34,715	34,880	—	34,880
Plus: Benefit from income taxes	—	—	—	(12,304)	(12,304)	—	(12,304)
Plus: Depreciation and amortization	12,473	1,914	3,287	841	18,515	589	17,926
Plus: Long-term incentive compensation expenses	—	—	—	1,268	1,268	—	1,268
Plus: Loss on debt extinguishments	—	—	—	9,827	9,827	—	9,827
Plus: Corporate restructuring and restatement costs	—	—	—	16,750	16,750	—	16,750

Adjusted EBITDA(2)	$14,208	$(4,071)	$18,139	$(17,146)	$11,130	$5,042	$6,088

Note: Adjusted EBITDA for the Ascent segment for the six months ended June 30, 2017, excluding Unitrans, was $13.1 million.

(1)

Operations restructuring costs of $4.7 million are included in other operating expenses within the TES segment. See Note 13 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.

(2)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long-term incentive compensation expenses, losses from debt extinguishments, operations restructuring costs, corporate restructuring and restatement costs associated with legal matters (including our internal investigation, SEC compliance, and debt restructuring costs), and adjustments to contingent purchase obligations. We use Adjusted EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP. See the condensed consolidated statements of operations included in our condensed consolidated financial statements included elsewhere in this prospectus.

A summary of operating statistics for our LTL segment for the three and six months ended June 30 is shown below:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018	2017	% Change	2018	2017	% Change
Revenue	$117,164	$121,968	(3.9)%	$230,289	$230,744	(0.2)%
Less: Backhaul Revenue	3,133	—		3,133	—
Less: Eliminations	(69)	(64)		(146)	(116)

Adjusted Revenue	114,100	122,032	(6.5%)	227,302	230,860	(1.5%)
Adjusted Revenue excluding fuel	98,397	108,191	(9.1%)	196,735	204,152	(3.6%)
Adjusted Revenue per hundredweight (incl. fuel)	$21.03	$19.73	6.6%	$21.00	$19.56	7.4%
Adjusted Revenue per hundredweight (excl. fuel)	$18.13	$17.49	3.7%	$18.17	$17.29	5.1%
Adjusted Revenue per shipment (incl. fuel)	$240.77	$212.86	13.1%	$236.54	$211.66	11.8%
Adjusted Revenue per shipment (excl. fuel)	$207.63	$188.72	10.0%	$204.73	$187.17	9.4%
Weight per shipment (lbs.)	1,145	1,079	6.1%	1,127	1,082	4.2%
Shipments per day	7,405	8,958	(17.3%)	7,507	8,521	(11.9)%

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Consolidated Results

Our consolidated revenues increased to $558.0 million in the second quarter of 2018 compared to $530.6 million in the second quarter of 2017. Higher revenues in the TES segment contributed to the increase, partially offset by lower revenues in the LTL and Ascent segments. Excluding the revenue from Unitrans of $23.1 million in the second quarter of 2017, revenue increased in the Ascent segment.

Our consolidated operating loss was $11.4 million in the second quarter of 2018 compared to $7.5 million in the second quarter of 2017. Lower consolidated operating results in the second quarter of 2018 were attributable to a decline in operating results within our TES and LTL segments, partially offset by improved operating results in our Ascent segment and lower corporate expenses. Included in the operating results for the second quarter of 2017 was operating income from Unitrans of $2.0 million.

Our consolidated net loss was $42.0 million in the second quarter of 2018 compared to $37.9 million in the second quarter of 2017. In addition to the operating results within our segments and corporate, our net loss was also impacted by increased interest expense and a lower income tax benefit, partially offset by the absence of a loss from debt extinguishment of $9.8 million that occurred in the second quarter of 2017.

Interest expense increased to $34.2 million during the second quarter of 2018 from $28.4 million during the second quarter of 2017, primarily as a result of higher interest associated with our preferred stock, partially offset by lower interest expense on debt due to a lower principal balance. Included in interest expense from preferred stock was higher expense of $22.7 million due to the change in the fair value of the preferred stock, partially offset by $15.1 million of lower expense from preferred stock issuance costs.

Income tax benefit was $3.7 million during the second quarter of 2018 compared to income tax benefit of $7.8 million during the second quarter of 2017. The effective tax rate was 8.0% during second quarter of 2018 and 17.1% during the second quarter of 2017. The annual effective income tax rate varies from the federal statutory rate of 21.0% and 35.0%, respectively, primarily due to state income taxes as well as the impact of items causing permanent differences. Significant permanent differences include non-deductible interest expense associated with the preferred stock that was issued and sold on May 2, 2017.

The rest of our discussion will focus on the operating results of our three segments:

Truckload & Express Services

Operating results in our TES segment declined to an operating loss of $0.8 million in the second quarter of 2018 compared to operating income of $3.5 million in the second quarter of 2017. TES revenues increased $37.2 million while purchased transportation costs increased $29.2 million. Increases in TES revenue were due primarily to increased ground and air expedited freight and related brokerage, coupled with a strong demand environment which drove higher volumes and rates across most of the segment. Purchase transportation costs and yield were negatively impact by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. Lower operating results in the second quarter of 2018 are directly related to the restructuring of our temperature controlled truckload business, which resulted in operations restructuring costs of $4.7 million related to fleet and facilities right-sizing and relocation costs, severance costs, and the write-down of assets held-for-sale to fair market value. TES personnel and related benefits increased $1.8 million due primarily to higher driver wages, while other operating expenses increased $10.5 million, primarily due to the previously mentioned operations restructuring costs, increased equipment lease and maintenance costs of $3.3 million, and higher IT costs of $1.6 million.

Less-than-Truckload

Operating results in our LTL segment declined to an operating loss of $3.7 million in the second quarter of 2018 compared to an operating loss of $3.3 million in the second quarter of 2017. LTL revenues decreased $4.8 million and purchased transportation costs decreased $4.5 million, both of which were driven by a decrease in shipping volumes. In addition to lower shipping volumes, LTL revenues were also impacted by a reduction in selected service areas in order to eliminate unprofitable freight and focus on key lanes, partially offset by higher rates and fuel surcharge revenue. LTL personnel and related benefits decreased $0.5 million while other operating expenses increased $0.7 million. The increase in LTL other operating expenses was primarily due to higher IT costs of $0.5 million.

Ascent Global Logistics

Operating results in our Ascent segment improved as operating income increased to $7.3 million in the second quarter of 2018 compared to $7.2 million in the second quarter of 2017. Operating results in the second quarter of 2017 included $2.0 million of operating income from Unitrans which was sold in the third quarter of 2017. The improved operating results were driven by growth in retail consolidation business and our domestic freight management business, partially offset by decline in international freight forwarding. Ascent revenues decreased $3.5 million in the second quarter of 2018 when compared to the second quarter of 2017 due to the divestiture of Unitrans, which generated $23.1 million of revenue in the second quarter of 2017. Excluding Unitrans, Ascent revenues increased due to higher revenue from domestic freight management (truckload and LTL brokerage) and retail consolidation (growth from existing and new customers). Ascent personnel and related benefits decreased $3.2 million primarily due to the absence of Unitrans. Excluding the impact of Unitrans, personnel and related benefit increased $0.2 million. Other operating expenses increased $1.6 million primarily due to increased IT costs of $1.0 million and higher broker commissions of $0.5 million.

Other Operating Expenses

Other operating expenses that were not allocated to our TES, LTL, or Ascent segments decreased to $7.2 million in the second quarter of 2018 compared to $10.4 million in the second quarter of 2017. Included in other operating expenses are corporate restructuring and restatement costs associated with legal, consulting and accounting matters, including internal and external investigations, and SEC and accounting compliance of $3.9 million and $9.1 million in the second quarter of 2018 and 2017, respectively. Also impacting other operating expenses were higher professional fees of $1.5 million related to the audit of our 2017 financial statements.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Consolidated Results

Our consolidated revenues increased to $1,128.0 million in the first half of 2018 compared to $1,009.5 million in the first half of 2017. Higher revenues in the TES segment contributed to the increase, which were partially offset by lower revenues in the LTL and Ascent segments. Excluding the revenue from Unitrans of $48.3 million in the first half of 2017, revenue increased in the Ascent segment.

Our consolidated operating loss decreased to $24.8 million in the first half of 2018 compared to $25.4 million in the first half of 2017. Lower consolidated operating results in the first half of 2018 were attributable to lower operating results in our LTL and Ascent segments, partially offset by an increase in operating income within our TES segment and lower corporate expenses. Excluding the operating income from Unitrans of $4.5 million in the first half of 2017, our Ascent segment operating performance improved in the first half of 2018.

Our consolidated net loss was $65.6 million in the first half of 2018 compared to $57.8 million in the first half of 2017. In addition to the operating results within our segments and corporate, our net loss was also impacted by increased interest expense and a lower income tax benefit, partially offset by the absence of a loss from debt extinguishment of $9.8 million that occurred in the first half of 2017.

Interest expense increased to $43.8 million during the first half of 2018 from $34.9 million during the first half of 2017, due to higher interest expense from our preferred stock, partially offset by lower interest expense on debt attributable to a lower principal balance. Included in interest expense from preferred stock was higher expense of $28.7 million due to the change in the fair value of the preferred stock, partially offset by $15.1 million of lower interest expense from preferred stock issuance costs.

Income tax benefit was $3.0 million during the first half of 2018 compared to income tax benefit of $12.3 million during the first half of 2017. The effective tax rate was 4.3% during first half of 2018 and 17.5% during the first half of 2017. The annual effective income tax rate varies from the federal statutory rate of 21.0% and 35.0%, respectively, primarily due to state income taxes as well as the impact of items causing permanent differences. Significant permanent differences include non-deductible interest expense associated with the preferred stock that was issued and sold on May 2, 2017.

The rest of our discussion will focus on the operating results of our three segments:

Truckload & Express Services

Operating results in our TES segment improved to operating income of $3.7 million in the first half of 2018 compared to $1.7 million in the first half of 2017. TES revenues increased $135.8 million while purchased transportation costs increased $116.8 million. TES revenues increased due primarily to increased ground and air expedited freight and related brokerage coupled with a strong demand environment which drove higher volumes and rates across most of the segment. Purchased transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. Operating results in the first half of 2018 included the restructuring of our temperature controlled truckload business, which resulted in operations restructuring costs of $4.7 million related to fleet and facilities right-sizing and relocation costs, severance costs, and the write-down of assets held-for-sale to fair market value. TES personnel and related benefits increased $2.9 million due primarily to higher driver wages, while other operating expenses increased $14.1 million. The increase in TES operating expenses was primarily due to the previously mentioned operating restructuring costs of $4.7 million. Also impacting TES other operating expenses were increased equipment lease and maintenance costs of $6.0 million and higher IT costs of $2.8 million.

Less-than-Truckload

Operating results in our LTL segment declined to an operating loss of $12.4 million in the first half of 2018 compared to an operating loss of $6.0 million in the first half of 2017. LTL revenues decreased $0.5 million due to a decrease in shipping volumes and a reduction in selected service areas in order to eliminate unprofitable freight and focus on key lanes, partially offset by higher rates and fuel surcharge revenue. Purchased transportation costs increased $1.6 million, which were driven by market conditions resulting in rate increases from purchase power providers and higher spot prices paid to brokers which negatively impacted linehaul expense. LTL personnel and related benefits increased $0.8 million while other operating expenses increased $3.7 million. The increase in LTL other operating expenses was primarily due to increased equipment lease costs of $1.4 million, higher facility-related costs of $0.9 million, and increased bad debt expense of $0.7 million.

Ascent Global Logistics

Operating results in our Ascent segment were lower as operating income was $14.0 million in the first half of 2018 compared to $14.9 million in the first half of 2017. Operating results in the first half of 2017 included $4.5 million of operating income from Unitrans which was sold in the third quarter of 2017. Excluding Unitrans, improved operating results were driven by growth in our retail consolidation business and our domestic freight management business, partially offset by a decline in international freight forwarding. Ascent revenues decreased $14.0 million in the first half of 2018 compared to the first half of 2017 due to the divestiture of Unitrans, which generated $48.3 million of revenue in the first half of 2017. Excluding Unitrans, Ascent revenues increased due to higher revenue from domestic freight management (truckload and LTL brokerage) and retail consolidation (growth from existing and new customers). Ascent personnel and related benefits decreased $6.4 million primarily due to the absence of Unitrans in the first half of 2018. Excluding the impact of Unitrans, personnel and related benefit increased $0.2 million. Other operating expenses increased $3.4 million primarily due to increased IT costs of $2.1 million and higher broker commissions of $1.3 million.

Other Operating Expenses

Other operating expenses that were not allocated to our TES, LTL, or Ascent segments decreased to $16.0 million in the first half of 2018 compared to $26.9 million in the first half of 2017 primarily due to lower legal settlements of $5.2 million. Also included in other operating expenses are corporate restructuring and restatement costs associated with legal, consulting and accounting matters, including internal and external investigations, and SEC and accounting compliance of $10.8 million and $16.8 million in the first half of 2018 and 2017, respectively.

Liquidity and Capital Resources

Our primary sources of cash have been borrowings under our credit facilities, the issuance of preferred stock, and cash flows from operations. Our primary cash needs are and have been to fund normal working capital requirements, repay our indebtedness, and finance capital expenditures. As of June 30, 2018, we had $35.6 million in cash and cash equivalents.

On May 1, 2017, we entered into the 2017 Investment Agreement with Elliott, pursuant to which we issued and sold shares of our preferred stock and issued warrants for an aggregate purchase price of $540.5 million. The proceeds from the sale of the preferred stock were used to pay off and terminate our prior senior credit facility and to provide working capital to support our current operations and future growth.

On March 1, 2018, we entered into the 2018 Investment Agreement with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million.

On April 24, 2018, the parties held a closing pursuant to the 2018 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support our current operations and future growth and to repay a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility.

On August 3, 2018, in order to provide continued support to our operating needs, we entered into the Series E-1 Amendment with Elliott, which, among other things, extended the Termination Date from July 30, 2018 to November 30, 2018 for the remaining 19,022 shares available to issue and sell to Elliott for $17.5 million.

Certain terms of the outstanding preferred stock are as follows:

	Series B	Series C	Series D	Series E	Series E-1
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	35,728

Shares Outstanding at June 30, 2018	155,000	55,000	100	37,500	35,728

Price per Share	$1,000	$1,000	$1.00	$1,000	$1,000/$960

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.

Dividend Rate at June 30, 2018	17.396%	17.396%	N/A	15.646%	15.646%

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%

Redemption rights are at our option or, upon a change in control, at the option of the holder. The holders of Series C Preferred Stock and Series D Preferred Stock have the right to participate equally and ratably with holders of common stock in all cash dividends paid on shares of common stock.

At each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock.

On July 21, 2017, we entered into the ABL Facility. We used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of our previously issued Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before utilized.

We initially borrowed $141.7 million under the revolving line of credit and $56.8 million under the term loan facility. Availability under the ABL Facility was $21.6 million as of June 30, 2018.

See Note 3, Debt, and Note 4, Preferred Stock, to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information regarding the ABL Facility and preferred stock, respectively. We do not believe that the limitations imposed by the terms of our debt agreement or preferred stock investment agreements have any significant impact on our liquidity, financial condition, or results of operations. We believe that these resources will be sufficient to meet our working capital, debt service, and capital investment obligations for the foreseeable future.

Cash Flows

A summary of operating, investing, and financing activities are shown in the following table (in thousands):

	Six Months Ended June 30,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(906)	(39,357)
Investing activities	(10,464)	(5,308)
Financing activities	21,306	44,818

Net change in cash and cash equivalents	$9,936	$153

Cash Flows from Operating Activities

Cash used in operating activities primarily consists of net loss adjusted for certain non-cash items, including depreciation and amortization, share-based compensation, provision for bad debts, deferred taxes, and the effect of changes in working capital and other activities.

The difference between our $65.6 million of net loss and the $0.9 million of cash used in operating activities during the six months ended June 30, 2018 was primarily attributable to the change in the value of our preferred stock of $37.7 million and $18.6 million of depreciation and amortization expense, with the remainder attributable to changes in working capital.

The difference between our $57.8 million of net loss and the $39.4 million of cash used in operating activities during the six months ended June 30, 2017 was primarily attributable to $19.3 million of depreciation and amortization expense and the $9.8 million loss from debt extinguishment with the remainder attributable to changes in working capital. Changes in working capital include a decrease in accounts payable of $20.9 million during the six months ended June 30, 2017 as concerns regarding availability under the revolving credit facility led to higher accounts payable balances at December 31, 2016.

Cash Flows from Investing Activities

Cash used in investing activities was $10.5 million during the six months ended June 30, 2018, which was attributable to $11.4 million of capital expenditures used to support our operations, partially offset by the proceeds from the sale of equipment of $0.9 million.

Cash used in investing activities was $5.3 million during the six months ended June 30, 2017, which reflects $7.3 million of capital expenditures used to support our operations. These capital expenditures were partially offset by the proceeds from the sale of property and equipment of $2.0 million.

Cash Flows from Financing Activities

Cash provided by financing activities was $21.3 million during the six months ended June 30, 2018, which primarily reflects the issuance of Series E-1 Preferred Stock of $35.0 million, partially offset by a reduction in borrowings of $11.8 million.

Cash provided by financing activities was $44.8 million during the six months ended June 30, 2017, which primarily reflects the $540.5 million in proceeds from the issuance of preferred stock and warrants, partially offset by a net reduction of borrowings of $450.5 million, $20.7 million of cash used to collateralize letters of credit, costs associated with the issuance of preferred stock of $16.1 million, and payments of debt extinguishment costs of $4.9 million.

Critical Accounting Policies and Estimates

In preparing our condensed consolidated financial statements, we applied the same critical accounting policies as described in our Annual Report on Form 10-K for the year ended December 31, 2017 that affect judgments and estimates of amounts recorded for certain assets, liabilities, revenues, and expenses. In accordance with the adoption of the new accounting standards Revenue from Contracts with Customers (Topic 606), we have revised our accounting policy for revenue recognition as follows:

Revenue Recognition (effective January 1, 2018)

Our revenues are primarily derived from transportation services which includes providing freight and carrier services both domestically and internationally via land, air, and sea. We disaggregate revenue among our three segments, TES, LTL and Ascent, as presented in Note 12, Segment Reporting, to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Performance Obligations—A performance obligation is created once a customer agreement with an agreed upon transaction price exists. The terms and conditions of our agreements with customers are generally consistent within each segment. The transaction price is typically fixed and determinable and is not contingent upon the occurrence or non-occurrence of any other event. The transaction price is generally due 30 to 60 days from the date of invoice. Our transportation service is a promise to move freight to a customer’s destination, with the transit period typically being less than one week. We view the transportation service we provide to our customers as a single performance obligation. These performance obligations are satisfied and recognized in revenue over the requisite transit period as the customer’s goods move from origin to destination. We determine the period to recognize revenue in transit based upon the departure date and the delivery date, which may be estimated if delivery has not occurred as of the reporting date. Determining the transit period and the percentage of completion as of the reporting date requires management to make judgments that affect the timing of revenue recognized. We have determined that revenue recognition over the transit period provides a reasonable estimate of the transfer of goods and services to our customers as our obligation is performed over the transit period.

Principal vs. Agent Considerations—We utilize independent contractors and third-party carriers in the performance of some transportation services. We evaluate whether our performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. Our evaluation determined that we are in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on our evaluation of the control model, we determined that all of our major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

Contract Balances and Costs—We apply the practical expedient in Topic 606 that permits us to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as our contracts have an expected length of one year or less. We also apply the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs in the condensed consolidated financial statements.

MD&A for December 31, 2017, 2016, and 2015

This discussion and analysis presents our operating results for each of our three most recent fiscal years and our financial condition as of December 31, 2017. You should read the following discussion and analysis in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes contained elsewhere in this Form S-1. This discussion and analysis of our financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those risks described in the section entitled “Risk Factors”.

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operation primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics operations services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our TMS and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve OTIF compliance. We serve our customers through either our direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and notes. In preparing our financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Application of the accounting policies described below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. The following is a brief discussion of our critical accounting policies and estimates.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. We evaluate goodwill and intangible assets for impairment at least annually on July 1st or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires us to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment loss is recognized as an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For purposes of the impairment analysis, the fair value of our reporting units is estimated based upon an average of the market approach and the income approach, both of which incorporate numerous assumptions and estimates such as Company forecasts, discount rates and growth rates, among others. The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which we compete, the discount rate, terminal growth rates, and forecasts of revenue, operating income, and capital expenditures. Although we believe our estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of our stock may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

We have four reporting units for our three segments: one reporting unit for our TES segment; one reporting unit for our LTL segment; and two reporting units for our Ascent segment, which are the Ascent reporting unit and the Warehousing & Consolidation reporting unit. We conducted our goodwill impairment analysis for each of the four reporting units at July 1, 2017 and determined that no impairment had occurred, as each reporting unit’s fair value exceeded the carrying value.

The sale of Unitrans, which was included in the Ascent reporting unit, resulted in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. We evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, we determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of our goodwill impairment analysis as of July 1, 2016, we determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, we determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring us to perform the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units. We completed the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for our TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

Other intangible assets recorded consist primarily of definite lived customer relationships. We evaluate our other intangible assets for impairment when current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. Indicators of impairment were identified in connection with the shut-down of one of our business operations and as a result, $1.6 million of non-cash impairment charges were recorded in the fourth quarter of 2016 for our TES segment. There were also indicators of impairment with certain other business operations in the fourth quarter. Accordingly, we performed the required impairment analysis, but no impairment was identified.

Revenue Recognition

Our revenues are primarily derived from transportation services which includes providing freight and carrier services both domestically and internationally via land, air, and sea. We disaggregate revenue among our three segments, TES, LTL and Ascent

TES revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; delivery has occurred; and our obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. This occurs when we complete the delivery of a shipment or the service has been fulfilled.

LTL revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; and collection of revenue is reasonably assured. We use a percentage of services completed method to recognize revenue, which results in an allocation of revenue between reporting periods based on the distinctive phases of each LTL transaction completed in each reporting period, with expenses recognized as incurred. We believe that this is the most appropriate method for LTL revenue recognition based on the multiple distinct phases of a typical LTL transaction, which is in contrast to the single phase of a typical TES transaction.

Ascent revenue is generally recorded when the shipment has been delivered by a third-party carrier. Fees for services revenue is recognized when the services have been rendered. At the time of delivery or rendering of services, as applicable, our obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. We offer volume discounts to certain customers. Revenue is reduced as discounts are earned. In some instances, we perform multiple services. Typically, separate fees are quoted and recognized as revenue when services are rendered. Occasionally, customers request an all-inclusive “door-to-door” fee for a set of services and revenue is allocated to each element of the service package and recognized as each service is completed.

We typically recognize revenue on a gross basis, as opposed to a net basis, because we bear the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process, and (4) taking the risk of loss for collection, delivery, and returns. Certain Ascent transactions to provide specific services are recorded at the net amount charged to the client due to the following factors: (A) we do not have latitude in establishing pricing, and (B) we do not bear the risk of loss for delivery and returns; these items are the risk of the carrier.

Self-Insurance Accruals

We use a combination of purchased insurance and self-insurance programs to provide for the cost of auto liability, cargo damage, workers’ compensation claims, and benefits paid under employee health care programs. Insurance reserves are established for estimates of the loss that we will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. Recorded balances are based on reserve levels, which incorporate historical loss experience and judgments about the present and expected levels of cost per claim. We believe our estimated reserves for such claims are adequate, but actual experience in claim frequency and/or severity could materially differ from our estimates and affect our results of operations. We have engaged a third-party actuary to review our incurred but not yet reported reserves and development factors for auto liability and workers’ compensation to ensure they are appropriate.

A number of factors can affect the actual cost of a claim, including the length of time the claim remains open, trends in health care costs, accident frequency and severity, and the results of related litigation. Furthermore, claims may emerge in future years for events that occurred in a prior year at a rate that differs from previous projections. All of these factors can result in revisions to prior projections and produce a material difference between estimated and actual costs.

Accounts Receivable and Related Reserves

Accounts receivable are uncollateralized customer obligations due under normal trade terms. We extend credit to certain customers in the ordinary course of business based on the customer’s credit history. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in customer collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

Preferred Stock

We have elected to measure our preferred stock at fair value pursuant to ASC 820, Fair Value Measurement. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. We calculate the fair value of:

•	the Series B Preferred Stock using a lattice model that takes into consideration our call right on the instrument based on simulated future interest rates;

•	the Series C Preferred Stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to our stock price;

•

the Series D Preferred Stock using a static discounted cash flow approach, where the expected redemption value of the instrument is based on the value of our stock as of the measurement date grown at the risk-free rate;

•

the Series E Preferred Stock via application of both (i) a static discounted cash flow approach and (ii) a lattice model that takes into consideration our call right on this instrument based on simulated future interest rates; and

•	the Series F Preferred Stock using a static discounted cash flow approach that assumes the Series F will be fully redeemed in 2017.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, our estimates are not necessarily indicative of the amounts that we, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of our common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

Sale of Unitrans

On September 15, 2017, we completed the sale of Unitrans. We received net proceeds of $88.5 million and recognized a gain of $35.4 million. Proceeds from the sale were used primarily to redeem a portion of the Series E Preferred Stock and to provide funding for operations. The results of operations and financial condition of Unitrans have been included in our consolidated financial statements within our Ascent segment until the date of sale.

The unaudited pro forma consolidated statement of operation information below presents the results assuming the sale of Unitrans occurred as of January 1, 2017 with respect to the consolidated statement of operations for the year ended December 31, 2017. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what the financial position or results of the Company would have been had the sale of Unitrans occurred on the dates noted above, or to project the financial position or results of the Company for any future periods. This information does not reflect any assumptions regarding the use of the sale proceeds. The pro forma adjustments eliminate the revenues and expenses associated with the disposed assets subject to the sale of Unitrans, eliminate depreciation and amortization and other operating expenses related to the disposed assets subject to the sale and adjust income tax expense for the effects of the pro forma adjustments based on the tax law in effect during the period for which the unaudited pro forma consolidated statement of operation information is being presented, and therefore does not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the sale Unitrans and are expected to have a continuing impact on the results of operations of the Company. The unaudited pro forma consolidated information should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2017 appearing elsewhere in this prospectus.

The unaudited pro forma impact of the sale of Unitrans on consolidated revenues, purchased transportation costs and net loss for the year ended December 31, 2017 are as follows:

•	historically reported revenues of $2,091.3 million, adjusted for the pro forma adjustment of $67.4 million, results in pro forma revenues of $2,023.9 million;

•

historically reported purchased transportation costs of $1,430.4 million, adjusted for the pro forma adjustment of $49.0 million, results in pro forma purchased transportation costs of $1,381.4 million; and

•	historically reported net loss of $91.2 million, adjusted for the pro forma adjustment of $20.4 million of net loss, results in a pro forma net loss of $111.6 million.

Results of Operations

The following table sets forth, for the periods indicated, summary TES, LTL, Ascent, corporate, and consolidated statement of operations data. Such revenue data for our TES, LTL, and Ascent segments is expressed as a percentage of consolidated revenues. Other statement of operations data for our TES, LTL, and Ascent segments is expressed as a percentage of segment revenues. Total statement of operations and corporate and eliminations data is expressed as a percentage of consolidated revenues.

	Year Ended December 31,
(Dollars in thousands)	2017		2016		2015
Revenues:
TES	$1,067,145	51.0%	$990,665	48.7%	$833,430	41.8%
LTL	463,519	22.2%	461,540	22.7%	515,328	25.9%
Ascent	570,223	27.3%	597,159	29.4%	673,574	33.8%
Eliminations	(9,596)	(0.5)%	(16,164)	(0.8)%	(30,166)	(1.5)%

Total	2,091,291	100.0%	2,033,200	100.0%	1,992,166	100.0%
Purchased transportation costs:
TES	690,620	64.7%	613,847	62.0%	474,526	56.9%
LTL	331,177	71.4%	320,439	69.4%	357,124	69.3%
Ascent	418,170	73.3%	445,935	74.7%	508,912	75.6%
Eliminations	(9,589)	(0.5)%	(16,166)	(0.8)%	(30,166)	(1.5)%

Total	1,430,378	68.4%	1,364,055	67.1%	1,310,396	65.8%
Other operating expenses(1):
TES	345,001	32.3%	333,503	33.7%	289,973	34.8%
LTL	154,372	33.3%	143,337	31.1%	139,965	27.2%
Ascent	119,193	20.9%	130,323	21.8%	125,799	18.7%
Corporate	36,650	1.8%	53,950	2.7%	32,036	1.6%

Total	655,216	31.3%	661,113	32.5%	587,773	29.5%
Depreciation and amortization:
TES	25,535	2.4%	25,872	2.6%	21,040	2.5%
LTL	4,353	0.9%	4,052	0.9%	2,801	0.5%
Ascent	5,965	1.0%	6,688	1.1%	6,449	1.0%
Corporate	1,894	0.1%	1,533	0.1%	1,336	0.1%

Total	37,747	1.8%	38,145	1.9%	31,626	1.6%
Impairment charges:
TES	—	—%	133,988	13.5%	—	—%
LTL	—	—%	197,312	42.8%	—	—%
Ascent	4,402	0.8%	42,361	7.1%	—	—%
Corporate	—	—%	—	—%	—	—%

Total	4,402	0.2%	373,661	18.4%	—	—%
Operating (loss) income:
TES	5,989	0.6%	(116,545)	(11.8)%	47,891	5.8%
LTL	(26,383)	(5.7)%	(203,600)	(44.1)%	15,438	3.0%
Ascent	22,493	3.9%	(28,148)	(4.7)%	32,414	4.8%
Corporate	(38,551)	(1.8)%	(55,481)	(2.7)%	(33,372)	(1.7)%

Total	(36,452)	(1.7)%	(403,774)	(19.9)%	62,371	3.1%
Total interest expense	64,049	3.1%	22,827	1.1%	19,439	1.0%
Loss on early extinguishment of debt	15,876	0.8%	—	—%	—	—%

(Loss) income before income taxes	(116,377)	(5.6)%	(426,601)	(21.0)%	42,932	2.2%
(Benefit from) provision for income taxes	(25,191)	(1.2)%	(66,281)	(3.3)%	17,312	0.9%

Net (loss) income	$(91,186)	(4.4)%	$(360,320)	(17.7)%	$25,620	1.3%

(1)	Reflects the sum of personnel and related benefits, other operating expenses, the gain from sale of Unitrans and acquisition transaction expenses.

The following tables set forth Adjusted EBITDA for the twelve months ended December 31, 2017, 2016, and 2015:

	Twelve Months Ended December 31, 2017
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(2)	Total w/o Unitrans
Net (loss) income	$6,033	$(26,578)	$22,350	$(92,991)	$(91,186)	$3,497	$(94,683)
Plus: Total interest expense	(44)	195	143	63,755	64,049	—	64,049
Plus: Benefit from income taxes	—	—	—	(25,191)	(25,191)	2,295	(27,486)
Plus: Depreciation and amortization	25,535	4,353	5,965	1,894	37,747	819	36,928
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	2,450	2,450	—	2,450
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	15,876	15,876	—	15,876
Plus: Restructuring and restatement costs	—	—	—	32,321	32,321	—	32,321

Adjusted EBITDA(1)	$31,524	$(22,030)	$32,860	$(37,326)	$5,028	$6,611	$(1,583)

	Twelve Months Ended December 31, 2016
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(2)	Total w/o Unitrans
Net (loss) income	$(116,482)	$(203,882)	$(28,300)	$(11,656)	$(360,320)	$5,025	$(365,345)
Plus: Total interest expense	(63)	282	152	22,456	22,827	—	22,827
Plus: Benefit from income taxes	—	—	—	(66,281)	(66,281)	3,106	(69,387)
Plus: Depreciation and amortization	25,872	4,052	6,688	1,533	38,145	1,150	36,995
Plus: Impairment charges	133,988	197,312	42,361	—	373,661	—	373,661
Plus: Long-term incentive compensation expenses	—	—	—	2,232	2,232	—	2,232
Plus: Adjustments for contingent purchase obligation	(2,458)	—	—	—	(2,458)	—	(2,458)

Adjusted EBITDA(1)	$40,857	$(2,236)	$20,901	$(51,716)	$7,806	$9,281	$(1,475)

	Twelve Months Ended December 31, 2015
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(2)	Total w/o Unitrans
Net income (loss)	$47,838	$15,324	$32,290	$(69,832)	$25,620	$5,149	$20,471
Plus: Total interest expense	53	115	123	19,148	19,439	—	19,439
Plus: Provision for income taxes	—	—	—	17,312	17,312	3,482	13,830
Plus: Depreciation and amortization	21,040	2,802	6,448	1,336	31,626	1,144	30,482
Plus: Long-term incentive compensation expenses	—	—	—	2,500	2,500	—	2,500
Plus: Adjustments for contingent purchase obligation	(2,931)	—	—	—	(2,931)	—	(2,931)

Adjusted EBITDA(1)	$66,000	$18,241	$38,861	$(29,536)	$93,566	$9,775	$83,791

(1)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatement costs associated with legal matters (including our internal investigation, SEC compliance and debt restructuring costs), and adjustments to contingent purchase obligations. We use Adjusted EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

(2)	On September 15, 2017, the Company completed the sale of its wholly-owned subsidiary Unitrans. Adjusted EBITDA without Unitrans is being shown for comparability purposes with future periods.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenues

Consolidated revenues increased by $58.1 million, or 2.9%, to $2,091.3 million in 2017 from $2,033.2 million in 2016, primarily due to an increase in revenues in our TES and LTL segments, which were partially offset by a decrease in revenues in our Ascent segment.

TES revenues increased by $76.4 million, or 7.7%, to $1,067.1 million in 2017 from $990.7 million in 2016, primarily due to an increase in ground and air expedited freight, partially offset by lower revenues from temperature control and intermodal customers.

LTL revenues increased by $2.0 million, or 0.4%, to $463.5 million in 2017 from $461.5 million in 2016. LTL revenues were favorably impacted by revenue from new customers, partially offset by lower volumes across our customer base.

Ascent revenues decreased by $27.0 million, or 4.5%, to $570.2 million in 2017 from $597.2 million in 2016. The decrease was primarily due to the absence of revenue in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017, partially offset by an increase in revenue from international freight forwarding customers.

Purchased Transportation Costs

Consolidated purchased transportation costs increased by $66.3 million, or 4.9%, to $1,430.4 million in 2017 from $1,364.1 million in 2016, primarily driven by higher revenues. Purchased transportation costs as a percentage of revenue increased to 68.4% in 2017 from 67.1% in 2016.

TES purchased transportation costs increased by $76.8 million, or 12.5%, to $690.6 million in 2017 from $613.8 million in 2016, primarily due to an increase in ground and air expedited freight costs. TES purchased transportation costs as a percentage of TES revenues increased to 64.7% in 2017 from 62.0% in 2016.

LTL purchased transportation costs increased by $10.8 million, or 3.4%, to $331.2 million in 2017 from $320.4 million in 2016. The increase was due to higher purchased power spot prices, which negatively impacted linehaul expense, partially offset by lower volumes. LTL purchased transportation costs as a percentage of LTL revenues increased to 71.4% in 2017 from 69.4% in 2016.

Ascent purchased transportation costs decreased by $27.7 million, or 6.2%, to $418.2 million in 2017 from $445.9 million in 2016, and decreased as a percentage of Ascent revenues to 73.3% in 2017 from 74.7% in 2016. The decrease was primarily due to the absence of purchased transportation costs in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017, partially offset by higher volumes and market rates in international freight forwarding.

Other Operating Expenses

Consolidated other operating expenses, which reflect the sum of personnel and related benefits, other operating expenses, and the gain from the sale of Unitrans shown in our consolidated statements of operations, decreased by $5.9 million, or 0.9%, to $655.2 million in 2017 from $661.1 million in 2016.

Within our TES business, other operating expenses increased by $11.5 million, or 3.4%, to $345.0 million in 2017 from $333.5 million in 2016, primarily due to increased fuel costs of $9.3 million and higher claims expense of $9.2 million, partially offset by a decrease in bad debt expense of $6.7 million. As a percentage of TES revenues, other operating expenses decreased to 32.3% in 2017 from 33.7% in 2016.

Within our LTL business, other operating expenses increased by $11.1 million, or 7.7%, to $154.4 million in 2017 from $143.3 million in 2016, primarily due to increased bad debt expense of $3.4 million, salaries and benefits of $2.9 million, and equipment lease and maintenance costs of $1.7 million. As a percentage of LTL revenues, other operating expenses increased to 33.3% in 2017 from 31.1% in 2016.

Within our Ascent business, other operating expenses decreased $11.1 million, or 8.5%, to $119.2 million in 2017 from $130.3 million in 2016, primarily due to the absence of other operating expenses in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017. In addition, we also experienced lower losses from the sale of property and equipment of $2.8 million and lower bad debt expense of $1.9 million. As a percentage of Ascent revenues, other operating expenses decreased to 20.9% in 2017 from 21.8% in 2016.

Other operating expenses that were not allocated to our TES, LTL, or Ascent businesses decreased $17.3 million, or 32.1%, to $36.7 million in 2017 from $54.0 million in 2016, primarily due to a $35.4 million gain on the sale of Unitrans in September 2017 and lower equipment lease expense of $14.0 million, partially offset by restructuring and restatement costs of $32.3 million incurred in 2017 associated with legal, consulting and accounting matters, including internal and external investigations, SEC and accounting compliance, and restructuring, and increased salaries and benefits of $3.8 million.

Depreciation and Amortization

Consolidated depreciation and amortization decreased to $37.7 million in 2017 from $38.1 million in 2016, due to decreases in property, plant and equipment attributable to lower capital expenditures in recent years and the absence of depreciation expense in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017.

Goodwill and Other Intangible Impairment

In 2017 and 2016, we recorded total impairment charges of $4.4 million and $373.7 million, respectively. The impairment charge recognized in 2017 was attributable to our Ascent reporting unit and was the result of evaluating the remaining carrying value of goodwill for the Ascent reporting unit after the sale of Unitrans. As a result of this evaluation, we determined the remaining carrying value exceeded the fair value and recorded a $4.4 million non-cash goodwill impairment charge in the third quarter of 2017. As a result of goodwill impairment analysis performed during 2016, non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million were recognized for our TES, LTL, and Warehousing & Consolidation reporting units, respectively.

Other intangible assets consist primarily of definite lived customer relationships. Indicators of impairment were identified in connection with the shut-down of one of our business operations, and as a result, a non-cash impairment charge for the customer relationship intangible of $1.6 million was recorded in 2016 for our TES segment.

Operating (Loss) Income

Consolidated operating results improved to an operating loss of $36.5 million in 2017 from an operating loss of $403.8 million in 2016. Operating loss in 2017 included a $35.4 million gain on the sale of Unitrans and impairment charges of $4.4 million, while the operating loss in 2016 included impairment charges of $373.7 million.

Within our TES business, operating results improved to operating income of $6.0 million in 2017 from an operating loss of $116.5 million in 2016. TES operating loss in 2016 included impairment charges of $134.0 million.

Within our LTL business, operating results improved to an operating loss of $26.4 million in 2017 from an operating loss of $203.6 million in 2016. LTL operating loss in 2016 included impairment charges of $197.3 million.

Within our Ascent business, operating income increased to $22.5 million in 2017 from an operating loss of $28.1 million in 2016. Ascent operating loss in 2016 included impairment charges of $42.4 million.

Interest Expense

Interest expense increased to $64.0 million in 2017 from $22.8 million in 2016, primarily as a result of the change in fair value of the preferred stock of $18.4 million and $16.1 million of preferred stock issuance costs. We account for the preferred stock issued in May 2017 at fair value and changes in fair value are recorded in interest expense.

Income Tax

Income tax benefit was $25.2 million in 2017 compared to $66.3 million in 2016. The effective tax rate was 21.6% in 2017 compared to 15.5% in 2016. The effective income tax rate varies from the federal statutory rate of 35.0% primarily due to state income taxes as well as the impact of items causing permanent differences. Significant permanent differences for 2017 include non-deductible interest expense associated with the preferred stock, non-deductible preferred stock issuance costs, non-deductible loss on partial redemption of preferred stock, and basis difference related to the sale of Unitrans. A one-time tax benefit was recorded in 2017 as a result of recalculating the carrying value of our deferred tax assets and liabilities to reflect the reduced 21% U.S. federal corporate tax rate effective January 1, 2018 pursuant to the Tax Reform Act. Additionally, goodwill impairment charges are primarily non-deductible and affected the effective income tax rate and benefit from income taxes for both 2017 and 2016.

Net Loss

Net loss was $91.2 million in 2017 and $360.3 million in 2016 resulting from the factors described above. In addition to the items previously discussed, net loss in 2017 was also impacted by a $15.9 million loss from debt extinguishment associated with the repayment of our prior senior credit facility and the payment of early redemption premiums on our preferred stock.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

Consolidated revenues increased by $41.0 million, or 2.1%, to $2,033.2 million in 2016 from $1,992.2 million in 2015, primarily due to an increase in ground and air expedited freight revenues in our TES segments, which were partially offset by a decrease in revenues in our LTL and Ascent segments.

TES revenues increased by $157.3 million, or 18.9%, to $990.7 million in 2016 from $833.4 million in 2015, primarily due to an increase of $197.5 million in ground and air expedited freight and incremental revenue of $20.8 million due to the acquisition of Stagecoach, which was acquired in the third quarter of 2015. These increases were partially offset by decreased volumes, continued softness in the truckload spot market, and lower fuel surcharge revenue.

LTL revenues decreased by $53.8 million, or 10.4%, to $461.5 million in 2016 from $515.3 million in 2015. LTL revenues were impacted year-over-year by a drop in fuel prices that resulted in a $16.3 million, or 25.3%, decrease in fuel surcharge revenue and a 12.4% decrease in LTL tonnage, primarily due to weak freight demand and changes in freight mix. These decreases were partially offset by a 4.2% increase in revenue per hundredweight, excluding fuel surcharges, primarily driven by improved pricing and positive freight mix changes resulting from our pricing initiatives.

Ascent revenues decreased by $76.4 million, or 11.3%, to $597.2 million in 2016 from $673.6 million in 2015, primarily due to a decrease in domestic freight management business and lower volumes and rates in international freight forwarding, partially offset by an increase of $3.9 million in our warehousing and consolidation business.

Purchased Transportation Costs

Purchased transportation costs increased by $53.7 million, or 4.1%, to $1,364.1 million in 2016 from $1,310.4 million in 2015. Purchased transportation costs as a percentage of revenue increased to 67.1% in 2016 from 65.8% in 2015.

TES purchased transportation costs increased by $139.3 million, or 29.4%, to $613.8 million in 2016 from $474.5 million in 2015, primarily due to an increase of $180.4 million in ground and air expedited freight. This increase was partially offset by decreases in volumes and weakened demand. TES purchased transportation costs as a percentage of TES revenues increased to 62.0% in 2016 from 56.9% in 2015.

LTL purchased transportation costs decreased by $36.7 million, or 10.3%, to $320.4 million in 2016 from $357.1 million in 2015. This decrease was primarily the result of lower volume. LTL purchased transportation costs as a percentage of LTL revenues increased to 69.4% in 2016 from 69.3% in 2015.

Ascent purchased transportation costs decreased by $63.0 million, or 12.4%, to $445.9 million in 2016 from $508.9 million in 2015, and decreased as a percentage of Ascent revenues to 74.7% in 2016 from 75.6% in 2015. The decreases were primarily due to the lower volumes and market rates in our international freight forwarding and domestic freight management business.

Other Operating Expenses

Other operating expenses, which reflect the sum of personnel and related benefits, other operating expenses, and acquisition transaction expenses shown in our consolidated statements of operations, increased by $73.3 million, or 12.5%, to $661.1 million in 2016 from $587.8 million in 2015.

Within our TES business, other operating expenses increased by $43.5 million, or 15.0%, to $333.5 million in 2016 from $290.0 million in 2015, primarily due to $14.8 million of incremental costs associated with Stagecoach, which was acquired in the third quarter of 2015, increased equipment lease expense of $6.9 million, increased fuel costs of $6.4 million, increased maintenance costs of $6.0 million, increased salaries and benefits of $4.3 million, and increased insurance expense of $3.0 million. As a percentage of TES revenues, other operating expenses decreased to 33.7% in 2016 from 34.8% in 2015.

Within our LTL business, other operating expenses increased by $3.3 million, or 2.4%, to $143.3 million in 2016 from $140.0 million in 2015, primarily as a result of increased insurance and claims expense of $2.8 million, increased building maintenance and rent expense of $2.8 million, and increased professional and outside services expense of $2.1 million, partially offset by lower equipment maintenance expense of $2.7 million and lower employee compensation costs of $2.0 million. As a percentage of LTL revenues, other operating expenses increased to 31.1% in 2016 from 27.2% in 2015.

Within our Ascent business, other operating expenses increased by $4.5 million, or 3.6%, to $130.3 million in 2016 from $125.8 million in 2015, primarily due to higher equipment lease costs of $3.1 million and higher bad debt expense of $1.1 million. As a percentage of Ascent revenues, other operating expenses increased to 21.8% in 2016 from 18.7% in 2015.

Other operating expenses that were not allocated to our TES, LTL, or Ascent businesses increased $22.0 million, or 68.4%, to $54.0 million in 2016 from $32.0 million in 2015, primarily due to $10.4 million of legal expenses for the settlement, litigation and defense of pending lawsuits, increased lease purchase guarantee expenses of $7.3 million and increased insurance reserves of $2.1 million.

Depreciation and Amortization

Depreciation and amortization increased to $38.1 million in 2016 from $31.6 million in 2015, reflecting increases in property, plant, and equipment attributable to our acquisitions and continued revenue growth, as well as increased amortization of customer relationship intangibles of $0.2 million in connection with our 2015 acquisition of Stagecoach.

Goodwill and Other Intangible Impairment

During 2016, we recorded total impairment charges of $373.7 million resulting from a combination of the weakened environment, the inability to meet forecast results, and our lower share price. No impairment charges were recorded during 2015.

As a result of goodwill impairment analysis performed during 2016, non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million were recognized for our TES, LTL, and Warehousing & Consolidation reporting units, respectively.

Other intangible assets consist primarily of definite lived customer relationships. Indicators of impairment were identified in connection with the shut-down of one of our business operations, and as a result, a non-cash impairment charge for the customer relationship intangible of $1.6 million was recorded in 2016 for our TES segment.

Operating (Loss) Income

Operating results decreased to an operating loss of $403.8 million in 2016 from operating income of $62.4 million in 2015. Operating loss in 2016 included impairment charges of $373.7 million. Excluding the impairment charges, operating loss was $30.1 million in 2016.

Within our TES business, operating results decreased to an operating loss of $116.5 million in 2016 from operating income of $47.9 million in 2015. Operating loss in our TES business in 2016 included impairment charges of $134.0 million. Excluding the impairment charges, operating income was $17.4 million.

Within our LTL business, operating results decreased to an operating loss of $203.6 million in 2016 from operating income of $15.4 million in 2015. Operating loss in our LTL business in 2016 included impairment charges of $197.3 million. Excluding the impairment charges, the operating loss in our LTL business was $6.3 million in 2017.

Within our Ascent business, operating results decreased to an operating loss of $28.1 million in 2016 from operating income of $32.4 million in 2015. Operating income in our Ascent business in 2016 included impairment charges of $42.4 million. Excluding the impairment charges, operating income in our Ascent business was $14.3 million.

Other operating loss that was not allocated to TES, LTL, or Ascent businesses increased $22.1 million, to $55.5 million in 2016 from $33.4 million in 2015.

Interest Expense

Interest expense increased to $22.8 million in 2016 from $19.4 million in 2015, primarily as a result of the increased debt related to our 2015 acquisition of Stagecoach, as well as the increased interest rate year-over-year.

Income Tax

Income tax benefit was $66.3 million in 2016 compared with income tax provision of $17.3 million in 2015. The effective tax rate was 15.5% in 2016 compared to 40.3% in 2015. The non-deductible goodwill impairment charges incurred during 2016 decreased the overall benefit we received during 2016, which lowered our effective tax rate. The effective income tax rate varies from the federal statutory rate of 35.0% primarily due to state income taxes as well as the impact of items causing permanent differences.

Net (Loss) Income

Net loss was $360.3 million in 2016 and net income was $25.6 million in 2015 resulting from the factors described above.

Liquidity and Capital Resources

Our primary sources of cash have been borrowings under our credit facilities, the issuance of preferred stock, cash flows from operations, and proceeds from the sale of our common stock. Our primary cash needs are and have been to fund normal working capital requirements, repay our indebtedness and finance capital expenditures. As of December 31, 2017, we had $25.7 million in cash and cash equivalents.

On May 1, 2017, we entered into the 2017 Investment Agreement with Elliott, pursuant to which we issued and sold shares of our preferred stock and issued warrants for an aggregate purchase price of $540.5 million. The proceeds from the sale of the preferred stock were used to pay off and terminate our prior senior credit facility and to provide working capital to support our current operations and future growth.

Certain terms of the preferred stock are as follows:

	Series B	Series C	Series D	Series E	Series F
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	240,500

Shares Outstanding at December 31, 2017	155,000	55,000	100	37,500	—

Price / Share	$1,000	$1,000	$1.00	$1,000	$1,000

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 6.25% at closing. Additional 3.00% upon certain triggering events.

Dividend Rate at December 31, 2017	16.737%	16.737%	n/a	14.987%	n/a

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	(a) Refinancing Date: 101.0% upon redemption with New ABL Facility (b) From Closing Date: Refinancing Date-12 months: 106.5% 12-24 months: 103.5%

Redemption rights are at our option or, upon a change in control, at the option of the holder. The holders of Series C Preferred Stock and Series D Preferred Stock have the right to participate equally and ratably with holders of common stock in all cash dividends paid on shares of common stock.

At each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock.

On March 1, 2018, we entered into the 2018 Investment Agreement with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the 2018 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 “Subsequent Events” to the audited consolidated financial statements included elsewhere in this prospectus for further information.

On July 21, 2017, we entered into the ABL Facility. We used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of our Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before being utilized.

We initially borrowed $141.7 million under the revolving line of credit and $56.8 million under the term loan facility.

See Note 5, Debt, and Note 6, Preferred Stock, to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the ABL Facility and preferred stock, respectively. We do not believe that the limitations imposed by the terms of our debt agreement or preferred stock investment agreements have any significant impact on our liquidity, financial condition or results of operations. We believe that these resources will be sufficient to meet our working capital, debt service, and capital investment obligations for the foreseeable future.

Cash Flows

A summary of operating, investing, and financing activities are shown in the following table (in thousands):

	Year Ended December 31,
	2017	2016	2015
Net cash (used in) provided by:
Operating activities	$(45,552)	$28,854	$69,389
Investing activities	77,631	(9,593)	(76,671)
Financing activities	(35,890)	2,322	4,403

Net change in cash and cash equivalents	$(3,811)	$21,583	$(2,879)

Cash Flows from Operating Activities

Cash used in operating activities was $45.6 million in 2017. The difference between our $91.2 million net loss and the $45.6 million of cash used in operating activities during 2017 was primarily attributable to $38.9 million of depreciation and amortization expense, the change in the fair value of our preferred stock of $18.4 million, and an impairment charge of $4.4 million, partially offset by a deferred tax benefit of $27.1 million. The remainder is primarily attributable to changes in working capital.

Cash provided by operating activities was $28.9 million in 2016. The difference between our $360.3 million net loss and the $28.9 million of cash provided by operating activities during 2016 was primarily attributable to $373.7 million of non-cash impairment charges and $40.7 million of depreciation and amortization expense, partially offset by a deferred tax benefit of $43.4 million. The remainder is primarily attributable to changes in working capital.

Cash provided by operating activities was $69.4 million in 2015. The difference between our $25.6 million net income and the $69.4 million of cash provided by operating activities during 2015 was primarily attributable to $33.9 million of depreciation and amortization expense. The remainder is primarily attributable to changes in working capital.

Cash Flows from Investing Activities

Cash provided by investing activities was $77.6 million in 2017, which reflects $88.5 million of proceeds from the sale of Unitrans, which was partially offset by $14.5 million of capital expenditures used to support our operations. These capital expenditures were partially offset by proceeds from the sale of equipment of $3.6 million. We expect capital expenditures in fiscal 2018 to be between $30.0 million and $40.0 million.

Cash used in investing activities was $9.6 million in 2016, which reflects $17.6 million of capital expenditures used to support our operations. These payments were offset by proceeds from the sale of equipment of $7.0 million and proceeds from the sale of non-core business of $1.0 million.

Cash used in investing activities was $76.7 million in 2015, which reflects $50.0 million of capital expenditures used to support our operations and $32.8 million primarily used for our acquisition of Stagecoach. These payments were partially offset by proceeds from the sale of equipment of $6.1 million.

Cash Flows from Financing Activities

Cash used in financing activities was $35.9 million during 2017, which primarily reflects issuance costs from debt and preferred stock of $20.8 million, debt extinguishment costs of $11.0 million, and a reduction of capital lease obligations of $3.7 million.

Cash provided by financing activities was $2.3 million in 2016, which primarily reflects net borrowings of $11.1 million under our prior credit facility, which were offset by a reduction of capital lease obligations of $5.1 million, the payment of contingent purchase obligations of $2.5 million, and issuance costs of $0.9 million associated with the amendments to our prior credit agreement.

Cash provided by financing activities was $4.4 million in 2015, which primarily reflects net borrowings of $9.4 million under our prior credit facility, proceeds from the issuance of common stock upon the exercise of stock options of $3.8 million, partially offset by the payment of contingent purchase obligations of $3.3 million, issuance costs of $2.8 million associated with our prior credit agreement, and a reduction of capital lease obligations of $1.7 million.

Quarterly Results of Operations

The following table presents unaudited consolidated statement of operations data for each of the four quarters ended December 31, 2017 and 2016. We believe that all necessary adjustments have been included to fairly present the quarterly information when read in conjunction with our annual consolidated financial statements and related notes. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

(In thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017:
Total revenues	$478,920	$530,579	$521,433	$560,359
Net revenues (total revenues less purchased transportation costs)	162,635	172,147	162,953	163,178
Total interest expense	6,525	28,355	10,502	18,667
Loss before income taxes	(24,435)	(45,675)	(5,265)	(41,002)
Net loss available to common stockholders	(19,943)	(37,863)	(10,053)	(23,327)
Loss per share:
Basic	$(0.52)	$(0.99)	$(0.26)	$(0.61)
Diluted	$(0.52)	$(0.99)	$(0.26)	$(0.61)

2016:
Total revenues	$466,546	$483,417	$532,009	$551,228
Net revenues (total revenues less purchased transportation costs)	158,507	167,756	173,738	169,144
Total interest expense	5,608	5,695	5,757	5,767
Income (loss) before income taxes	1,468	(4,469)	(366,548)	(57,052)
Net income (loss) available to common stockholders	900	(2,739)	(319,618)	(38,863)
Earnings (loss) per share:
Basic	$0.02	$(0.07)	$(8.34)	$(1.01)
Diluted	$0.02	$(0.07)	$(8.34)	$(1.01)

As previously discussed, our operating results in the third quarter of 2017 and 2016 include impairment charges of $4.4 million and $372.1 million, respectively. Also included in operating results in the third quarter of 2017 is the gain from the sale of Unitrans of $35.4 million.

Contractual Obligations and Commercial Commitments

The following table sets forth a summary of our material contractual obligations and commercial commitments as of December 31, 2017 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt	$202,894	$9,950	$19,905	$173,039	$—
Preferred stock(1)	263,317	—	—	—	263,317
Capital leases	10,177	2,809	5,314	2,054	—
Operating leases	174,218	51,490	65,293	34,150	23,285

Total	$650,606	$64,249	$90,512	$209,243	$286,602

(1)	Our preferred stock contains certain redemption premiums that could increase the amount to redeem the shares beyond the stated fair value.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to materially affect our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, or capital resources. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support; engage in leasing, hedging, or research and development services; or have other relationships that expose us to liability that is not reflected in the financial statements. However, we provide a guarantee for a portion of the value of certain IC leased tractors. The potential maximum exposure under these lease guarantees was approximately $10.6 million as of December 31, 2017.

Seasonality

Our operations are subject to seasonal trends that have been common in the North American over-the-road freight sector for many years. Our results of operations for the quarter ending in March are on average lower than the quarters ending in June, September, and December. Typically, this pattern has been the result of factors such as inclement weather, national holidays, customer demand, and economic conditions.

Effects of Inflation

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results as inflationary increases in fuel and labor costs have generally been offset through fuel surcharges and price increases.

LEGAL MATTERS

The validity of the rights and the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by Greenberg Traurig, LLP. Certain legal matters will be passed upon for the dealer manager by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. The effectiveness of Roadrunner Transportation Systems, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have also been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are included or incorporated by reference in this prospectus in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements, and other information with the SEC. We also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

This prospectus incorporates by reference the documents filed by us with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the effectiveness of the registration statement.

We incorporate by reference the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, excluding Item 7 and Item 8, filed with the SEC on June 20, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on June 28, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 7, 2018;

•

our Current Reports on Form 8-K filed with the SEC on January 31, 2018 and dated January 30, 2018; February 5, 2018; March 8, 2018; March 16, 2018; Form 8-K/A filed with the SEC on April 9, 2018; April 20, 2018; April 25, 2018; July 11, 2018; July 19, 2018; and August 6, 2018;

•	sections and of our Definitive Proxy Statement on Schedule 14A filed with the SEC on , 2018; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 5, 2010, including any amendments or reports filed for the purpose of updating such description.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.rrts.com under the “For Investors” tab. You may also request a copy of these filings at no cost, by writing or telephoning us as follows:

Roadrunner Transportation Systems, Inc.

Attention: Corporate Secretary

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement is contained in this prospectus or modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

INDEX TO FINANCIAL STATEMENTS

ROADRUNNER TRANSPORTATION, INC.

AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Roadrunner Transportation Systems, Inc. and subsidiaries

Downers Grove, Illinois

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Roadrunner Transportation Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ investment, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 19, 2018, expressed an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 19, 2018 (September 19, 2018 as to the effects of the segment change described in Notes 4 and 15)

We have served as the Company’s auditor since 2006

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except par value)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$25,702	$29,513
Accounts receivable, net of allowances of $10,891 and $18,573, respectively	321,629	272,924
Income tax receivable	14,749	40,766
Prepaid expenses and other current assets	36,306	31,284

Total current assets	398,386	374,487

Property and equipment, net of accumulated depreciation of $107,037 and $88,453, respectively	159,547	171,857
Other assets:
Goodwill	264,826	312,541
Intangible assets, net	49,648	65,549
Other noncurrent assets	3,636	9,120

Total other assets	318,110	387,210

Total assets	$876,043	$933,554

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of debt	$9,950	$445,589
Accounts payable	171,905	149,067
Accrued expenses and other current liabilities	105,409	89,381

Total current liabilities	287,264	684,037
Deferred tax liabilities	14,282	44,174
Other long-term liabilities	10,873	7,875
Long-term debt, net of current maturities	189,460	—
Preferred stock	263,317	—

Total liabilities	765,196	736,086

Commitments and contingencies (Note 13)
Stockholders’ investment:
Common stock $.01 par value; 105,000 shares authorized; 38,423 and 38,341 shares issued and outstanding, respectively	384	383
Additional paid-in capital	403,166	398,602
Retained deficit	(292,703)	(201,517)

Total stockholders’ investment	110,847	197,468

Total liabilities and stockholders’ investment	$876,043	$933,554

See accompanying notes to consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2015
Revenues	$2,091,291	$2,033,200	$1,992,166
Operating expenses:
Purchased transportation costs	1,430,378	1,364,055	1,310,396
Personnel and related benefits	296,925	286,134	263,254
Other operating expenses	393,731	374,979	323,955
Depreciation and amortization	37,747	38,145	31,626
Gain from sale of Unitrans	(35,440)	—	—
Impairment charges	4,402	373,661	—
Acquisition transaction expenses	—	—	564

Total operating expenses	2,127,743	2,436,974	1,929,795

Operating (loss) income	(36,452)	(403,774)	62,371
Interest expense
Interest expense-preferred stock	49,704	—	—
Interest expense-debt	14,345	22,827	19,439

Total interest expense	64,049	22,827	19,439
Loss from debt extinguishment	15,876	—	—

(Loss) income before income taxes	(116,377)	(426,601)	42,932
(Benefit from) provision for income taxes	(25,191)	(66,281)	17,312

Net (loss) income	$(91,186)	$(360,320)	$25,620

(Loss) earnings per share:
Basic	$(2.37)	$(9.40)	$0.67
Diluted	$(2.37)	$(9.40)	$0.65
Weighted average common stock outstanding:
Basic	38,405	38,318	38,179
Diluted	38,405	38,318	39,180

See accompanying notes to consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ INVESTMENT

	Common Stock
(In thousands, except shares)	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Stockholders’ Investment
BALANCE, January 1, 2015	37,925,164	$379	$390,725	$133,183	$524,287

Issuance of common stock, net of issuance costs	265,734	3	4,008	—	4,011
Issuance of restricted stock units, net of taxes paid	74,971	1	(930)	—	(929)
Issuance costs from secondary stock offering	—	—	(225)	—	(225)
Share-based compensation	—	—	2,500	—	2,500
Excess tax benefit on share-based compensation	—	—	1,175	—	1,175
Net income	—	—		25,620	25,620

BALANCE, December 31, 2015	38,265,869	$383	$397,253	$158,803	$556,439

Issuance of restricted stock units, net of taxes paid	74,738	—	(303)	—	(303)
Issuance costs from secondary stock offering	—	—	(33)	—	(33)
Share-based compensation	—	—	2,232	—	2,232
Excess tax benefit on share-based compensation	—	—	(547)	—	(547)
Net loss	—	—	—	(360,320)	(360,320)

BALANCE, December 31, 2016	38,340,607	$383	$398,602	$(201,517)	$197,468

Issuance of restricted stock units, net of taxes paid	82,499	1	(240)	—	(239)
Share-based compensation	—	—	2,233	—	2,233
Issuance of warrants	—	—	2,571	—	2,571
Net loss	—	—	—	(91,186)	(91,186)

BALANCE, December 31, 2017	38,423,106	$384	$403,166	$(292,703)	$110,847

See accompanying notes to consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net (loss) income	$(91,186)	$(360,320)	$25,620
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,880	40,720	33,911
Loss on disposal of property and equipment	1,637	4,144	1,300
Gain on sale of business	(35,440)	(5,416)	—
Share-based compensation	2,233	2,232	2,500
Change in fair value of preferred stock	18,387	—	—
Amortization of preferred stock issuance costs	16,112	—	—
Loss from debt extinguishment	15,876	—	—
Adjustments to contingent purchase obligations	—	(2,458)	(2,931)
Provision for bad debts	5,964	5,127	4,816
Deferred tax (benefit) provision	(27,066)	(43,441)	2,754
Impairment charges	4,402	373,661	—
Changes in (net of acquisitions):
Accounts receivable	(70,171)	(18,020)	19,041
Income taxes receivable	26,017	(20,103)	(7,020)
Prepaid expenses and other assets	(753)	8,152	(6,028)
Accounts payable	28,960	32,901	(11,929)
Accrued expenses and other liabilities	20,596	11,675	7,355

Net cash (used in) provided by operating activities	(45,552)	28,854	69,389

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	—	(32,765)
Capital expenditures	(14,517)	(17,573)	(49,984)
Proceeds from sale of property and equipment	3,636	6,980	6,078
Proceeds from sale of business	88,512	1,000	—

Net cash provided by (used in) investing activities	77,631	(9,593)	(76,671)

Cash flows from financing activities:
Borrowings under revolving credit facilities	264,405	292,124	183,852
Payments under revolving credit facilities	(290,068)	(262,573)	(275,703)
Debt borrowings	56,927	—	110,000
Debt payments	(278,819)	(18,500)	(8,750)
Debt issuance cost	(4,672)	(871)	(2,798)
Cash collateralization of letters of credit	(175)	—	—
Payment of debt extinguishment costs	(10,960)	—	—
Payments of contingent purchase obligations	—	(2,455)	(3,317)
Preferred stock issuance costs	(16,112)	—	—
Proceeds from issuance of preferred stocks and warrants	540,500	—	—
Preferred stock payments	(293,000)	—	—
Proceeds from issuance of common stock, net of issuance costs	—	—	3,786
Issuance of restricted stock units, net of taxes paid	(239)	(303)	(929)
Reduction of capital lease obligation	(3,677)	(5,100)	(1,738)

Net cash (used in) provided by financing activities	(35,890)	2,322	4,403

Net (decrease) increase in cash and cash equivalents	(3,811)	21,583	(2,879)
Cash and cash equivalents:
Beginning of period	29,513	7,930	10,809

End of period	$25,702	$29,513	$7,930

Supplemental cash flow information:
Cash paid for interest	$28,129	$19,473	$16,725
Cash (refunds from) paid for income taxes, net	$(25,254)	$(3,943)	$20,812
Non-cash sale of business	$—	$3,860	$—
Non-cash capital leases and other obligations to acquire assets	$7,193	$—	$12,417
Non-cash contingent purchase obligation	$—	$—	$4,114

See accompanying notes to consolidated financial statements.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization, Nature of Business and Significant Accounting Policies

Nature of Business

Roadrunner Transportation Systems, Inc. (the “Company”) is headquartered in Downers Grove, Illinois with operations primarily in the United States and is organized in the following three segments: Truckload & Express Services (“TES”), Less-than-Truckload (“LTL”), and Ascent Global Logistics (“Ascent”). Within its TES segment, the Company operates an air and ground expedite and scheduled truckload operating group which serves customers throughout North America, an intermodal services operating group, a temperature controlled truckload operating group, and other truckload and logistics operations. Within its LTL segment, the Company operates service centers, complemented by relationships with numerous pick-up and delivery agents. Within its Ascent segment, the Company provides third-party domestic freight management, international freight forwarding, customs brokerage and retail consolidation solutions.

Principles of Consolidation

The accompanying audited consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation. In the Company’s opinion, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operations for the periods presented.

The Company owns 37.5% of Central Minnesota Logistics, Inc. (“CML”), which operates as one of the Company’s brokerage agents. CML is accounted for under the equity method and is insignificant to the consolidated financial statements. The Company records its investment in CML in other noncurrent assets and recognizes its share of the net income and loss of CML.

Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting effective January 1, 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure.

Change in Accounting Principle

On January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Share-Based Payment Accounting. The Company prospectively recognizes any excess tax benefits or tax deficiencies through the consolidated statements of operations and also offsets excess tax benefits and/or tax deficiencies against taxes payable. Also, the Company adopted the classification of the excess tax benefit on a retrospective basis and did not present excess tax benefits and/or tax deficiencies as financing activities within the consolidated statements of cash flows for either period presented. Tax deficiency on share-based compensation was $0.5 million for the year ended December 31, 2016 and the excess tax benefit was $1.2 million for the year ended December 31, 2015. The Company has elected to recognize forfeitures as they occur.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States (“GAAP”), requires management to make estimates and assumptions that affect the reported

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are defined as short-term investments that have an original maturity of three months or less at the date of purchase and are readily convertible into cash. The Company maintains cash in several banks and, at times, the balances may exceed federally insured limits.

Accounts Receivable and Related Reserves

Accounts receivable represent trade receivables from customers and are stated net of an allowance for doubtful accounts of approximately $10.9 million and $18.6 million as of December 31, 2017 and 2016, respectively. Management estimates the portion of accounts receivable that will not be collected and accounts are written off when they are determined to be uncollectible. Accounts receivable are uncollateralized and are generally due 30 to 60 days from the invoice date.

The rollforward of the allowance for doubtful accounts is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Beginning balance	$18,573	$14,026	$10,775
Divestiture of Unitrans	(91)	—	—
Provision, charged to expense	5,964	5,127	4,816
Write-offs, less recoveries	(13,555)	(580)	(1,565)

Ending balance	$10,891	$18,573	$14,026

Property and Equipment

Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. For financial reporting purposes, depreciation is calculated using the straight-line method over the following estimated useful lives:

Buildings and leasehold improvements	5-40 years
Computer equipment and software	3-10 years
Office equipment, furniture, and fixtures	3-10 years
Dock, warehouse, and other equipment	5-7 years
Tractors and trailers	3-15 years
Aircraft fleet and spare parts	3-8 years

Leasehold improvements are amortized over the shorter of their useful lives or the remaining lease term. Accelerated depreciation methods are used for tax reporting purposes.

Property and equipment and other long-lived assets are reviewed periodically for possible impairment. The Company evaluates whether current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured and recorded based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its fair value less the cost to sell.

Costs incurred to develop software for internal use are capitalized and amortized over the estimated useful life of the software. Costs related to maintenance of internal-use software are expensed as incurred.

Spare Parts for Aircraft Fleet

Spare parts for aircraft fleet are categorized into several categories: rotables, repairables, expendables, and materials and supplies. Rotable and repairable spare parts for aircraft fleet are typically significant in value, can be repaired and re-used, and generally have an expected useful life consistent with the aircraft fleet these parts support. Rotables and repairables for aircraft fleet are recorded at cost and depreciated over the lesser of the life of the aircraft or spare part. The cost of repairing these aircraft fleet parts is expensed as incurred. Expendables and materials and supplies are expensed when purchased.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company evaluates goodwill and intangible assets for impairment at least annually on July 1st or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires the Company to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Prior to 2017, the analysis of potential impairment of goodwill required a two-step approach, the first of which was to compare the estimated fair value at each of the reporting units to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeded its fair value, a second step was required to measure the goodwill impairment loss. The second step included valuing all the tangible and intangible assets of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill was compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeded the implied fair value of the goodwill, a non-cash goodwill impairment loss was recognized in an amount equal to the excess, not to exceed the carrying amount. See Note 4 for more information on how the Company analyzes the valuation of its goodwill and the results of that valuation.

Intangible assets consist primarily of definite lived customer relationships. The customer relationships intangible assets are amortized over their estimated five to 12-year useful lives. The Company evaluates its intangible assets for impairment when current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. See Note 4 for additional information on the Company’s intangible assets.

Fair Value Measurement

The estimated fair value of the Company’s debt approximated its carrying value as of December 31, 2017 and 2016 as the debt facilities as of such dates bore interest based on prevailing variable market rates and as such were categorized as a Level 2 in the fair value hierarchy as defined in Note 7.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Company has elected to measure the value of its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The significant inputs used to determine the fair value are unobservable and require significant management judgment or estimation and as such were categorized as a Level 3 in the fair value hierarchy. See Note 7 for more information on how the Company determines the fair value of its preferred stock.

Issuance Costs

Debt issuance costs represent costs incurred in connection with the issuance of the Company’s debt. Issuance costs associated with the Company’s debt are capitalized and amortized over the expected maturity of the financing agreements using the effective interest rate method. Unamortized debt issuance costs have been classified as a reduction to debt in the consolidated balance sheets.

Issuance costs incurred in connection with the issuance of the Company’s preferred stock have been expensed as incurred and are reflected in interest expense—preferred stock.

Share-Based Compensation

The Company’s share-based payment awards are comprised of stock options, restricted stock units, and performance restricted stock units. The cost for the Company’s stock options is measured at fair value using the Black-Scholes option pricing model. The cost for restricted stock units and performance restricted stock units is measured using the stock price at the grant date. The cost is recognized over the vesting period of the award, which is typically four years. The amount of costs recognized for performance restricted stock units over the vesting period is dependent on the Company meeting the pre-established financial performance goals.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The U.S. federal tax rate reduction from 35% to 21% (pursuant to the Tax Cuts and Jobs Act enacted on December 22, 2017) was recognized in (benefit from) provision for income taxes in 2017.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Revenue Recognition

TES revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; delivery has occurred; and the Company’s obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. This occurs when the Company completes the delivery of a shipment or the service has been fulfilled.

LTL revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; and collection of revenue is reasonably assured. The Company uses a percentage of services completed method to recognize revenue, which results in an allocation of revenue between reporting periods based on the distinctive phases of each LTL transaction completed in each reporting period, with expenses recognized as incurred. The Company believes that this is the most appropriate method for LTL revenue recognition based on the multiple distinct phases of a typical LTL transaction, which is in contrast to the single phase of a typical TES transaction.

Ascent revenue is recorded when the shipment has been delivered by a third-party carrier. Fees for services revenue is recognized when the services have been rendered. At the time of delivery or rendering of services, as applicable, the Company’s obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. The Company offers volume discounts to certain customers. Revenue is reduced as discounts are earned. In some instances, the Company performs multiple services. Typically, separate fees are quoted and recognized as revenue when services are rendered. Occasionally, customers request an all-inclusive “door-to-door” fee for a set of services and revenue is allocated to the elements and recognized as each service is completed.

The Company typically recognizes revenue on a gross basis, as opposed to a net basis, because it bears the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process, and (4) taking the risk of loss for collection, delivery, and returns. Certain Ascent transactions to provide specific services are recorded at the net amount charged to the client due to the following factors: (A) the Company does not have latitude in establishing pricing and (B) the Company does not bear the risk of loss for delivery and returns; these items are the risk of the carrier.

Insurance

The Company uses a combination of purchased insurance and self-insurance programs to provide for the cost of auto liability, general liability, cargo damage, workers’ compensation claims, and benefits paid under employee health care programs. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported.

The measurement and classification of self-insured costs requires the consideration of historical cost experience, demographic and severity factors, and judgments about the current and expected levels of cost per claim and retention levels. These methods provide estimates of the liability associated with claims incurred as of the balance sheet date, including claims not reported. The Company believes these methods are appropriate for measuring these self-insurance accruals.

Lease Purchase Guarantee

In connection with leases of certain equipment used exclusively for the Company, the Company has a guarantee to perform in the event of default by the driver. The Company estimates the costs associated with the guarantee by estimating the default rate at the inception of the lease. The Company records the liability and a corresponding asset, which is subsequently amortized over the life of the lease.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09 (“ASU 2014-09”), which was updated in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016, the FASB issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers—Principal versus Agent Considerations (Reporting Revenue Gross versus Net). Under ASU 2016-08, when another party is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide the specified good or service (that is, the entity is a principal) or to arrange for that good or service to be provided by another party. When the principal entity satisfies a performance obligation, the entity recognizes revenue in the gross amount. When an entity that is an agent satisfies the performance obligation, that entity recognizes revenue in the amount of any fee or commission to which it expects to be entitled. Both ASU 2014-09 and ASU 2016-08 will be effective for the Company in 2018. The Company adopted the new revenue standard on January 1, 2018 and assessed all potential impacts of this standard. The Company determined key factors from the five-step process to recognize revenue as prescribed by the new standard that may be applicable to each of the Company’s operating businesses that roll up into its three segments. Significant customers and contracts from each business unit were identified and the Company substantially completed the review of these contracts. Evaluation of the provisions of these contracts, and the comparison of historical accounting policies and practices to the requirements of the new standard (including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies the Company expects to apply and a comparison to the Company’s current revenue recognition policies), is in process. The Company will complete its process before filing its Form 10-Q for the quarter ended March 31, 2018. The Company’s work to date indicates that certain transactions with customers may require a change in the timing of when revenue and related expense is recognized. The Company expects that the adoption of Topic 606 will have an impact of approximately $1 million on its consolidated financial statements. The standard allows for either a full retrospective or a modified retrospective adoption approach. The Company has elected the modified retrospective method which will require a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will be effective for the Company in 2019. For financing leases, a lessee is required to: (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize interest on the lease liability separately from amortization of the right-of-use asset; and (3) classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, a lessee is required to: (1) recognize the right-to-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term generally on a straight-line basis; and (3) classify all cash payments within operating activities in the statement of cash flows. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying assets not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company is in the process of evaluating the guidance in ASU 2016-02 and will determine the total impact of the new guidance based on the current lease arrangements that are expected to remain in place. The Company expects adoption of this guidance will have a material impact on the Company’s consolidated balance sheet given the Company will be required to record operating leases with lease terms greater than 12 months within assets and liabilities on the consolidated balance sheets. The Company has not yet determined how it will account for leases with terms of 12 months or less.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”), which will be effective for the Company in 2018. ASU 2016-15 provides guidance on specific cash flow issues, including but not limited to, debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and distributions received from equity method investees. ASU 2016-15 provides guidance on how to account for the cash inflows and/or outflows in the statement of cash flows. The Company early adopted ASU 2016-15 effective December 31, 2017 as it had no impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740) Intra-Entity Transfers of Assets Other than Inventory (“ASU 2016-16”), which will be effective for the Company in 2018. GAAP currently prohibits the recognition of current and deferred income taxes for intra-entity asset transfers other than inventory (e.g. property and equipment) until the asset has been sold to an outside party. Under ASU 2016-16, the FASB decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset when the transfer occurs. ASU 2016-16 does not include any new disclosure requirements; however, existing disclosure around the rate reconciliations and types of temporary differences and/or carryforward that give rise to a significant portion of deferred income taxes may be applicable. The Company is in the process of evaluating the guidance for ASU 2016-16 and has not yet quantified the potential impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which will be effective for the Company in 2020, but early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 eliminates step two from the goodwill impairment test and instead requires an entity to recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 reduces the amount of time and money spent determining the implied fair value of goodwill, which would allow the Company to more quickly evaluate and identify a recognized impairment. The Company early adopted this ASU and applied it to its goodwill impairment analysis as of July 1, 2017.

2.	Property and Equipment

Property and equipment consisted of the following as of December 31 (in thousands):

	2017	2016
Land	$3,785	$3,189
Buildings and leasehold improvements	18,625	18,520
Computer equipment and software	55,793	47,313
Office equipment, furniture, and fixtures	5,035	6,250
Dock, warehouse, and other equipment	9,259	8,852
Tractors and trailers	144,260	147,015
Aircraft fleet and rotable spare parts	29,827	29,171

Property and equipment, gross	266,584	260,310
Less: Accumulated depreciation	(107,037)	(88,453)

Property and equipment, net	$159,547	$171,857

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017, $10.9 million of assets not yet placed into service have been included in the line items above. Property and equipment Depreciation expense was $28.5 million, $29.6 million, and $23.2 million for the years ended December 31, 2017, 2016, and 2015, respectively.

3.	Acquisitions and Divestitures

On July 28, 2015, the Company acquired all of the outstanding partnership interests of Stagecoach Cartage and Distribution LP (“Stagecoach”) for the purpose of expanding its presence within the TES segment. Cash consideration paid was $32.3 million. The acquisition was financed with borrowings under the Company’s credit facility. The Stagecoach purchase agreement called for contingent consideration in the form of a contingent purchase obligation capped at $5.0 million. The former owners of Stagecoach were entitled to receive a payment equal to the amount by which Stagecoach’s operating income before depreciation and amortization, as defined in the purchase agreement, exceeded $7.0 million for the twelve-month periods ending July 31, 2016, 2017, 2018, and 2019. Approximately $4.1 million was recorded as a contingent purchase obligation on the opening balance sheet. The Company paid $1.7 million of the contingent purchase obligation in the fourth quarter of 2016. Based on future expected earnings, the Company did not expect to pay any additional contingent purchase obligation and recorded an adjustment to write-off the remaining contingent purchase obligation in 2016. In December 2017, the Company and the former owners of Stagecoach signed an agreement releasing the Company from any further obligation under the contingent purchase obligation. The results of operations and financial condition of Stagecoach have been included in the Company’s consolidated financial statements since its acquisition date. The acquisition of Stagecoach is considered immaterial.

On September 15, 2017, the Company completed the sale of its wholly-owned subsidiary Unitrans, Inc. (“Unitrans”). The Company received net proceeds of $88.5 million and recognized a gain of $35.4 million. Proceeds from the sale were used primarily to redeem a portion of the Series E Preferred Stock and to provide funding for operations. The results of operations and financial condition of Unitrans have been included in the Company’s consolidated financial statements within the Company’s Ascent segment until the date of sale. The divestiture of Unitrans did not meet the criteria for being classified as a discontinued operation and, accordingly, its results are presented within continuing operations. Unitrans contributed $5.8 million, $8.0 million and $8.6 million of income before taxes for the years ended December 31, 2017, 2016 and 2015, respectively.

4.	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company evaluates goodwill and intangible assets for impairment at least annually on July 1st or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires the Company to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment loss is recognized as an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For purposes of the impairment analysis, the fair value of the Company’s reporting units is estimated based upon an average of the market approach and the income approach, both of which incorporate numerous assumptions and estimates such as company forecasts, discount rates and growth rates, among others. The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires the Company to make significant estimates and assumptions.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, the discount rate, terminal growth rates, and forecasts of revenue, operating income, and capital expenditures. Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of the Company’s stock may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

The Company has four reporting units for its three segments: one reporting unit for its TES segment; one reporting unit for its LTL segment; and two reporting units for its Ascent segment, which are the Ascent reporting unit and the Warehousing & Consolidation reporting unit. The Company conducted its goodwill impairment analysis for each of its four reporting units at July 1, 2017 and determined that no impairment had occurred, as each reporting unit’s fair value exceeded the carrying value.

The sale of Unitrans, which was included in the Ascent reporting unit, reduced the Ascent reporting unit’s goodwill and gross carrying amount of intangible asset balances by $42.8 million and $12.0 million, respectively, resulting in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. The Company evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, the Company determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of the Company’s goodwill impairment analysis as of July 1, 2016, the Company determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, the Company determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring the Company to perform the second step of the goodwill impairment analysis for its TES, LTL, and Warehousing & Consolidation reporting units. The Company completed the second step of the goodwill impairment analysis for its TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for its TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In connection with the change in segments as indicated in Note 1, the Company reallocated goodwill between the TES and Ascent segments of $30.9 million as of December 31, 2015 and $5.8 million as of December 31, 2016 and 2017. The following is a rollforward of goodwill from December 31, 2015 to December 31, 2017 by segment (in thousands):

	TES	LTL	Ascent	Total
Goodwill balance as of December 31, 2015	$223,992	$197,312	$261,506	$682,810
Adjustments to goodwill for purchase accounting	1,812	—	—	1,812
Goodwill impairment charges	(132,408)	(197,312)	(42,361)	(372,081)

Goodwill balance as of December 31, 2016	$93,396	$—	$219,145	$312,541
Adjustments to goodwill for purchase accounting	(470)	—	—	(470)
Adjustments to goodwill for sale of Unitrans	—	—	(42,843)	(42,843)
Goodwill impairment charges	—	—	(4,402)	(4,402)

Goodwill balance as of December 31, 2017	$92,926	$—	$171,900	$264,826

In connection with the change in segments as indicated in Note 1, the Company reallocated $25.1 million of impairment charges between the TES and Ascent segments in 2016. The following is a breakdown of the Company’s accumulated goodwill impairment losses from January 1, 2016 to December 31, 2017 by segment (in thousands):

	TES	LTL	Ascent	Total
Balance as of January 1, 2016	$—	$—	$—	$—
Impairment charges in 2016	132,408	197,312	42,361	372,081
Impairment charges in 2017	—	—	4,402	4,402

Balance as of December 31, 2017	$132,408	$197,312	$46,763	$376,483

Intangible assets consist primarily of customer relationships acquired from business acquisitions. In connection with the change in segments as indicated in Note 1, Company reallocated net intangible assets between the TES and Ascent segments of $0.4 million and $0.3 million as of December 31, 2016 and 2017, respectively. Intangible assets were as follows as of December 31 (in thousands):

	2017			2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
TES	$55,008	$(18,470)	$36,538	$54,248	$(13,250)	$40,998
LTL	2,498	(1,748)	750	1,358	(1,083)	275
Ascent	27,152	(14,792)	12,360	39,152	(14,876)	24,276

Total intangible assets	$84,658	$(35,010)	$49,648	$94,758	$(29,209)	$65,549

Amortization expense was $9.2 million, $8.6 million, and $8.4 million for the years ended December 31, 2017, 2016, and 2015, respectively. In the fourth quarter of 2016, the Company decided to shut down one of its TES business operations due to the significant decline in volume resulting from the loss of a significant customer. The Company reviewed the customer relationship intangible associated with the business operation, considered the decline in volumes, determined the customer relationship intangible was impaired, and recorded an impairment charge of $1.6 million in 2016. The Company identified indicators of impairment with certain other business operations and performed the required impairment analysis, but no impairment was identified.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Estimated amortization expense for each of the next five years based on intangible assets as of December 31, 2017 is as follows (in thousands):

Amount
Year Ending:
2018	$7,123
2019	6,819
2020	6,447
2021	6,265
2022	5,525
Thereafter	17,469

Total	$49,648

5.	Debt

The Company’s debt consisted of the following at December 31 (in thousands):

	2017	2016
ABL Facility:
Revolving credit facility	$147,037	$—
Term loan	55,858	—

Total ABL Facility	$202,895	$—
Senior debt:
Revolving credit facility	$—	$172,700
Term loans	—	277,750

Total senior debt	$—	$450,450
Less: Debt issuance costs and discount	(3,485)	(4,861)

Total debt, net of debt issuance costs and discount	199,410	445,589
Less: Current maturities	(9,950)	(445,589)

Total debt, net of current maturities	$189,460	$—

Maturities for each of the next five years based on debt as of December 31, 2017 are as follows (in thousands)

Amount
Year Ending:
2018	$9,950
2019	9,952
2020	9,954
2021	9,955
2022	163,084

Total	$202,895

ABL Facility

On July 21, 2017, the Company entered into the Asset-Based Lending (“ABL”) Facility with BMO Harris Bank, N.A. and certain other lenders (the “ABL Facility”). The Company used the initial proceeds from the ABL

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Facility for working capital purposes and to redeem all of the outstanding shares of its Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before being utilized.

The Company initially borrowed $141.7 million under the revolving line of credit and $56.8 million under the term loan facility. Principal on the term loan facility is due in quarterly installments commencing on March 31, 2018. Borrowings under the ABL Facility are secured by substantially all of the assets of the Company. Borrowings under the ABL Facility bear interest at either the (a) LIBOR Rate (as defined in the credit agreement) plus an applicable margin in the range of 1.5% to 2.25%, or (b) the Base Rate (as defined in the credit agreement) plus an applicable margin in the range of 0.5% to 1.25%. The ABL Facility contains a minimum fixed charge coverage ratio financial covenant that must be maintained when excess availability falls below a specified amount. The ABL Facility also provides for the issuance of up to $30.0 million in letters of credit. As of December 31, 2017, the Company had outstanding letters of credit totaling $17.4 million. In addition, the ABL Facility contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted. The ABL Facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change of control of the Company’s business.

On December 15, 2017, the Company entered into a First Amendment to the ABL Facility. Pursuant to the First Amendment the ABL Facility was amended to (i) reduce the maximum borrowing amount under the revolving line of credit by $15.0 million and (ii) terminate the asset-based facility available to finance future capital expenditures.

On January 30, 2018, the Company entered into a Second Amendment to the ABL Facility and on March 14, 2018, the Company entered into a Third Amendment to the ABL Facility. See Note 16 for additional information regarding both Amendments to the ABL Facility.

Senior Debt

On September 24, 2015, the Company entered into a sixth amended and restated credit agreement (the “credit agreement”) with U.S. Bank and other lenders, which increased the revolving credit facility to $400.0 million and the term loan to $300.0 million. The credit facility had a maturity date of July 9, 2019. Principal on the term loan was due in quarterly installments of $3.8 million. On June 17, 2016, the Company entered into a Consent, Waiver, and First Amendment (the “Amendment”) to the credit agreement. Pursuant to the Amendment, the Company, among other things, reduced the revolving line of credit under the senior credit facility from a maximum aggregate amount of $400.0 million to $300.0 million. The Company further reduced the revolving line of credit under the senior credit facility to $250.0 million pursuant to a Waiver entered into on November 14, 2016.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The credit agreement was collateralized by all assets of the Company and contained certain financial covenants, including a maximum cash flow leverage ratio and a minimum fixed charge coverage ratio. The Company was not in compliance with its debt covenants for the year ended December 31, 2016 and, accordingly, the Company’s senior debt was classified as current on its consolidated balance sheets.

The senior debt was paid off with the proceeds from the issuance of preferred stock on May 2, 2017. See Note 6 for further information on the Company’s issuance of preferred stock. In connection with the pay-off of the senior debt, the Company recorded a loss from debt extinguishment of $9.8 million.

Capital Lease Obligations

The Company has a building and certain equipment classified as capital leases. As of December 31, 2017, the gross property and equipment value of capital lease assets was $14.1 million. The following is a schedule of future minimum lease payments under the capital leases with the present value of the net minimum lease payments as of December 31, 2017 (in thousands):

Amount
Year Ending:
2018	$2,809
2019	3,417
2020	1,897
2021	1,896
2022	158

Total minimum lease payments	10,177
Less: amount representing interest	(612)

Present value of net minimum lease payments(1)	$9,565

(1)	Reflected in the consolidated balance sheets as $2.4 million of accrued expenses and other current liabilities and $7.2 million of other long-term liabilities.

6.	Preferred Stock

Preferred stock as of December 31 consisted of the following (in thousands):

	2017	2016
Preferred stock:
Series B Preferred	$146,649	$—
Series C Preferred	76,096	—
Series D Preferred	6,672	—
Series E Preferred	33,900	—

Total Preferred stock	$263,317	$—

Preferred Stock

On May 1, 2017, the Company entered into an Investment Agreement (“Investment Agreement”), which closed on May 2, 2017, with affiliates of Elliott Management Corporation (“Elliott”), pursuant to which the

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Company issued and sold shares of its preferred stock and issued warrants to Elliott for an aggregate purchase price of $540.5 million. The proceeds of the sale of the preferred stock were used to pay off and terminate the Company’s senior credit facility and to provide working capital to support the Company’s operations and future growth.

The Company made certain customary representations and warranties and agreed to certain covenants, including agreeing to use reasonable best efforts to enter into, within 90 days following the closing date, an asset based lending facility (the earlier of (i) the date of such entry and (ii) the expiration of such 90-day period, the “Refinancing Date”).

From the closing date until the Refinancing Date, the Company agreed to pay Elliott a daily payment in an amount equal to $33,333.33 per calendar day (which amount accrued daily and was payable monthly in arrears). On July 21, 2017, the Company entered into the ABL Facility (which was deemed to be the “New ABL Facility” under the Investment Agreement) and used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of the Series F Preferred Stock.

The preferred stock is mandatorily redeemable and, as such, is presented as a liability on the consolidated balance sheets. The Company has elected to measure the value of its preferred stock using the fair value method. Under the fair value method, issuance costs are expensed as incurred. The Company incurred $16.1 million of issuance costs associated with the preferred stock for the year ended December 31, 2017, which are reflected in interest expense - preferred stock. The fair value of the preferred stock increased by $18.4 million during the year ended December 31, 2017, which is reflected in interest expense—preferred stock.

In connection with the repurchase of the Series F Preferred Stock and repurchase of a portion of the Series E Preferred Stock, the Company recorded a loss of $6.1 million reported in loss from debt extinguishment.

On March 1, 2018, the Company entered into the Series E-1 Preferred Stock Investment Agreement (the “Series E-1 Investment Agreement”) with Elliott, pursuant to which the Company agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series E-1 Preferred Stock”), at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the Series E-1 Investment Agreement, pursuant to which the Company issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 for additional information regarding the Series E-1 Investment Agreement and related issuances.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Certain Terms of the Preferred Stock

	Series B	Series C	Series D	Series E	Series F
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	240,500

Shares Outstanding at December 31, 2017	155,000	55,000	100	37,500	—

Price / Share	$1,000	$1,000	$1.00	$1,000	$1,000

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 6.25% at closing. Additional 3.00% upon certain triggering events.

Dividend Rate at December 31, 2017	16.737%	16.737%	n/a	14.987%	n/a

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	(a) Refinancing Date: 101.0% upon redemption with New ABL Facility (b) From Closing Date: Refinancing Date-12 months: 106.5% 12-24 months: 103.5%

Redemption rights are at the option of the Company or, upon a change in control, at the option of the holder. The holders of Series C Preferred Stock and Series D Preferred Stock have the right to participate equally and ratably with holders of common stock in all cash dividends paid on shares of common stock.

At each preferred stock dividend payment date, the Company has the option to pay the accrued dividends in cash or to defer them. Deferred dividends earn dividend income consistent with the underlying shares of preferred stock.

Other Terms of the Preferred Stock

Voting. The holders of preferred stock will generally not be entitled to vote on any matters submitted to a vote of the stockholders of the Company. So long as any shares of preferred stock are outstanding, the Company may not take certain actions without the prior approval of the holders of shares of preferred stock representing a majority of the aggregate liquidation value of all of the shares of preferred stock (the “Preferred Requisite Vote”), voting as a separate class.

Board of Directors. For so long as (a) any shares of Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (b) Elliott hold shares of preferred stock collectively representing a majority of the liquidation value of the preferred stock, the holders of preferred stock shall have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the holders of preferred stock, or to require the Company’s Board of Directors to fill two (2) vacancies in the Board of Directors with individuals selected by the holders of preferred stock, to serve as, respectively, a Class II director and a Class III director of the Company (the “Preferred Stock Directors”).

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Following the redemption of all shares of Series B Preferred Stock and Series C Preferred Stock, and until such time as all shares of Series D Preferred Stock are redeemed, for so long as Elliott holds at least 5.0% of the equity value of the Company, the holders of preferred stock shall have the exclusive right acting with the Preferred Requisite Vote, to (i) nominate and elect one (1) Preferred Stock Director, and (ii) designate one individual to act as an observer to the Board of Directors.

In the event of any Triggering Event (as defined in the Certificates of Designations), subject to applicable rules of the New York Stock Exchange, including, without limitation, independent director requirements, the number of directors constituting the Board of Directors shall be increased such that the number of vacancies on the Board of Directors resulting from such increase (the “Triggering Event Vacancies”), together with the Preferred Stock Directors (to the extent then serving on the Board of Directors), constitutes a majority of the Board of Directors. The holders of preferred stock shall have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the holders of preferred stock to fill such Triggering Event Vacancies and thereby serve as directors of the Company, or to require the Board of Directors to act to fill such Triggering Event Vacancies with individuals selected by such holders of preferred stock, to serve as directors of the Company, and the size of the Board of Directors shall be increased as needed. Each such director so elected is referred to as a “Triggering Event Director”. When a Triggering Event is no longer continuing, then the right of the holders of preferred stock to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly. The holders of preferred stock have other rights in the event of a Triggering Event, as described in the Certificate of Designations.

Warrant Agreement

In connection with the issuance of the preferred stock pursuant to the Investment Agreement, the Company and Elliott entered into a Warrant Agreement (the “Warrant Agreement”), pursuant to which the Company issued to Elliott eight year warrants (the “Warrants”) to purchase an aggregate of 379,572 shares of the Company’s common stock at an exercise price of $0.01 per share.

Stockholders’ Agreement

In connection with the issuance of the preferred stock pursuant to the Investment Agreement, the Company and Elliott entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), pursuant to which Elliott was granted certain preemptive rights and other rights.

Subject to customary exceptions, each Eligible Elliott Party (as defined in the Stockholders’ Agreement) shall have the right to purchase their pro rata percentage of subsequent issuances of equity securities offered by the Company in any non-public offering.

Registration Rights Agreement

In connection with the issuance of the preferred stock pursuant to the Investment Agreement, the Company, Elliott, and investment funds affiliated with HCI Equity Management L.P. (“HCI”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company granted certain demand and piggyback registration rights.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7.	Fair Value Measurement

Accounting guidance on fair value measurements for certain financial assets and liabilities requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1 — Quoted	market prices in active markets for identical assets or liabilities.

Level 2 — Observable	market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 — Unobservable	inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company has elected to measure its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The Company calculates the fair value of:

•	the Series B Preferred Stock using a lattice model that takes into consideration the Company’s call right on the instrument based on simulated future interest rates;

•	the Series C Preferred stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to the Company’s stock price;

•

the Series D Preferred Stock using a static discounted cash flow approach, where the expected redemption value of the instrument is based on the value of the Company’s stock as of the measurement date grown at the risk-free rate;

•

the Series E Preferred Stock via application of both (i) a static discounted cash flow approach and (ii) a lattice model that takes into consideration the Company’s call right on this instrument based on simulated future interest rates; and

•	the Series F Preferred Stock using a static discounted cash flow approach that assumes the Series F Preferred Stock will be fully redeemed in 2017.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of the Company’s common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 preferred stock liability balance for the year ended December 31, 2017.

2017
Balance, beginning of period	$—
Issuance of preferred stock at fair value	537,930
Redemption of preferred stock	(293,000)
Change in fair value of preferred stock(1)	18,387

Balance, end of period	$263,317

(1)	Change in fair value of preferred stock is reported in interest expense—preferred stock.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Certain of the Company’s acquisitions contained contingent purchase obligations as described in Note 3. The contingent purchase obligation related to acquisitions was measured at fair value on a recurring basis, according to the valuation techniques the Company used to determine fair value. These valuations were considered to be Level 3 fair value measurements as the significant inputs were unobservable and required significant management judgment or estimation. Changes to the fair value were recognized as income or expense within other operating expenses. In measuring the fair value of the contingent purchase obligation, the Company used an income approach that considers the expected future earnings of the acquired businesses, for the varying performance periods, based on historical performance and the resulting contingent payments, discounted at a risk-adjusted rate. There were no remaining contingent purchase obligations as of December 31, 2016 and 2017.

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 contingent purchase obligations liability balance for the years ended December 31 (in thousands):

	2016	2015
Balance, beginning of period	$4,913	$6,842
Contingent purchase obligation recorded on the opening balance sheet	—	4,114
Payment of contingent purchase obligations	(2,455)	(3,317)
Interest expense	—	205
Adjustments to contingent purchase obligations(1)	(2,458)	(2,931)

Balance, end of period	$—	$4,913

(1)	Adjustments to contingent purchase obligations are reported in other operating expenses.

8.	Stockholders’ Investment

Common Stock

The Company’s common stock has voting rights—one vote for each share of common stock. In March 2007, the Company entered into a second amended and restated stockholders’ agreement (the “Stockholders’ Agreement”). The Stockholders’ Agreement provided that, any time after the Company was eligible to register its common stock on a Form S-3 registration statement under the Securities Act, certain of the Company’s stockholders, including entities affiliated with HCI Equity Partners, L.L.C. (the “HCI Stockholders”), could request registration under the Securities Act of all or any portion of their shares of common stock. These stockholders were limited to a total of two of such registrations. In addition, if the Company proposed to file a registration statement under the Securities Act for any underwritten sale of shares of any of its securities, certain of the Company’s stockholders could request that the Company include in such registration the shares of common stock held by them on the same terms and conditions as the securities otherwise being sold in such registration. In connection with the closing of the transactions contemplated by the Investment Agreement, the Company, affiliates of Elliott, and the HCI Stockholders entered into a Registration Rights Agreement that, with respect to the HCI Stockholders, amended and restated the Stockholders’ Agreements. See Note 6 for additional information regarding the Investment Agreement.

In August 2015, in a secondary offering, the HCI Stockholders sold 2.0 million shares of common stock. The Company did not issue any shares in the offering and did not receive any proceeds from the sale of the shares; however, the Company incurred costs of $0.2 million.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Warrants to Acquire Common Stock

On May 1, 2017, in connection with the issuance of preferred stock pursuant to the Investment Agreement, the Company issued 8-year warrants to purchase an aggregate of 379,572 shares of common stock, at an exercise price of $0.01 per share. The value of the warrants was determined to be $2.6 million based upon the Black-Scholes option pricing model. The warrants were classified as an equity contract and reflected in additional paid-in capital.

9.	Share-Based Compensation

The Company’s 2010 Incentive Compensation Plan (the “2010 Plan”) allows for the issuance of 2,500,000 shares of common stock and provides for the grant of stock options, restricted stock units, performance restricted stock units, and other awards to the Company’s employees and directors.

In 2015, the Company added performance restricted stock units to its share-based compensation plan. Under this program, performance restricted stock units are awarded to eligible employees based on pre-established financial performance goals. No performance restricted stock unit awards were earned as of December 31, 2017 or 2016.

The Company awards restricted stock units to certain key employees and independent directors. The restricted stock units vest ratably over a four-year service period from the grant date. Restricted stock units are valued based on the market price on the date of the grant and are amortized on a straight-line basis over the vesting period. Compensation expense for restricted stock units is based on fair market value at the grant date.

The following table summarizes the nonvested restricted stock units as of December 31, 2017 and 2016:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)
Nonvested as of December 31, 2015	208,775	$23.75	1.7

Granted	190,179	11.12
Vested	(104,886)	22.05
Forfeitures	(19,304)	20.04

Nonvested as of December 31, 2016	274,764	$15.67	1.8

Granted	271,279	7.59
Vested	(113,956)	16.73
Forfeitures	(74,000)	10.35

Nonvested as of December 31, 2017	358,087	$9.96	2.7

Unrecognized share-based compensation expense for restricted stock units was $2.5 million as of December 31, 2017. The expense is expected to be recognized over a weighted-average period of approximately 3 years.

The Company previously maintained a Key Employee Equity Plan (“Equity Plan”), a stock-based compensation plan that permitted the grant of stock options to Company employees and directors. Stock options

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

under the Equity Plan were granted with an exercise price equal to or in excess of the fair value of the Company’s stock on the date of grant. Such options vested ratably over a two or four-year service period and were exercisable ten years from the date of grant, but only to the extent vested as specified in each option agreement. The Company no longer issues awards under this plan.

Group Transportation Services (“GTS”) previously maintained a Key Employee Equity Plan (“GTS Plan”), which permitted the grant of stock options to employees and directors. Stock options under the GTS Plan were granted with an exercise price equal to or in excess of the fair value of GTS’ stock on the date of grant. Such options vested ratably over a two or four-year service period and were exercisable ten years from the date of grant, but only to the extent vested as specified in each option agreement. In connection with the Company’s merger with GTS effective upon the IPO, all options granted pursuant to the GTS Plan outstanding at the effective time of the merger became options to purchase shares of the Company’s common stock. The Company no longer issues awards under this plan.

Under the 2010 Plan, the Company may award stock options to certain key employees. The stock options vest ratably over a three to five-year service period and are exercisable four to seven years from the date of grant, but only to the extent vested as specified in each option agreement. Stock options awarded are valued based upon the Black-Scholes option pricing model and the Company recognizes this value as stock compensation expense over the periods in which the options vest. Use of the Black Scholes option-pricing model requires that the Company make certain assumptions, including expected volatility, risk-free interest rate, expected dividend yield, and the expected life of the options. The Company granted stock options to purchase 564,000 and 650,000 shares in 2017 and 2016, respectively.

Stock option fair value assumptions for the stock options granted during the year ended December 31, 2017 and 2016 are as follows:

	2017	2016
Option life (years)	7 years	4 to 7 years
Risk free interest rate	1.8% to 2.2%	1.3% to 1.8%
Dividend yield	—	—
Expected volatility	47.8% to 48.0%	40.8% to 46.9%
Expected life (years)	5 years	3 to 5 years
Weighted average fair value of stock options granted	$3.14	$2.04

A summary of the option activity for the years ended December 31, 2017 and 2016 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2015	289,367	$14.77	0.7

Granted	650,000	10.20
Exercised	—	—

Outstanding as of December 31, 2016	745,259	$12.34	4.4

Granted	564,000	$7.18
Forfeited	(59,726)	13.39

Outstanding as of December 31, 2017	1,249,533	$10.34	4.9

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Unrecognized stock compensation expense for stock options was $2.1 million as of December 31, 2017. The expense is expected to be recognized over a weighted-average period of approximately 3 years.

All outstanding options are non-qualified options. There were 198,867, 95,259, and 289,367 options exercisable as of December 31, 2017, 2016, and 2015, respectively. As of December 31, 2017, for exercisable options, the weighted-average exercise price was $10.34, the weighted average remaining contractual term was approximately five years and there was no estimated aggregate intrinsic value per share. As of December 31, 2017, 1,050,666 options were unvested.

Stock-based compensation expense for restricted stock units and stock options was $2.2 million, $2.2 million, and $2.5 million for the years ended December 31, 2017, 2016, and 2015, respectively. The related estimated income tax benefit recognized in the accompanying consolidated statements of operations, net of estimated forfeitures, was $0.9 million for each of the years ended December 31, 2017, 2016, and 2015. Following the adoption of ASU 2016-09, the Company recorded tax deficiencies on vested shares of $0.4 million in benefit from income taxes for the year ended December 31, 2017. Prior to January 1, 2017, tax deficiencies and excess tax benefits on vested shares was reported through additional paid-in capital.

10.	Earnings Per Share

Basic (loss) earnings per common share is calculated by dividing net loss or net income by the weighted average number of common stock outstanding during the period. Diluted (loss) earnings per share is calculated by dividing net income or net loss by the weighted average common stock outstanding plus stock equivalents that would arise from the assumed exercise of stock options and conversion of warrants using the treasury stock method.

The Company had stock options and warrants outstanding of 1,629,105 and 3,037,447 as of December 31, 2017 and 2016, respectively, that were not included in the computation of diluted earnings (loss) per share because they were not assumed to be exercised under the treasury stock method or because they were anti-dilutive. All restricted stock units were anti-dilutive for the years ended December 31, 2017 and December 31, 2016. As of December 31, 2015, all stock options and warrants were included in the computation of diluted earnings (loss) per share. The following table reconciles basic weighted average common stock outstanding to diluted weighted average common stock outstanding (in thousands):

	Year Ended December 31,
	2017	2016	2015
Basic weighted average common stock outstanding	38,405	38,318	38,179
Effect of dilutive securities:
Stock Options	—	—	72
Warrants	—	—	885
Restricted Stock Units	—	—	44

Diluted weighted average common stock outstanding	38,405	38,318	39,180

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11.	Income Taxes

The components of the Company’s (benefit from) provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current:
Federal	$—	$(23,500)	$10,931
State, local, and foreign	1,875	660	3,627
Deferred:
Federal	(27,118)	(39,695)	1,874
State, local, and foreign	52	(3,746)	880

(Benefit from) provision for income taxes	$(25,191)	$(66,281)	$17,312

The Company’s (benefit from) provision for income taxes varied from the amounts calculated by applying the U.S. statutory income tax rate to the pretax (loss) income as shown in the following reconciliations (in thousands):

	Year Ended December 31,
	2017	2016	2015
Statutory federal rate	$(40,732)	$(149,310)	$15,026
Interest expense—preferred stock	20,459	—	—
State income taxes—net of federal benefit	(1,465)	(5,368)	1,294
Gain on sale of Unitrans	(1,161)	—	—
Goodwill impairment	1,020	86,776	—
Effect of change in U.S. statutory income tax rate	(7,413)	—	—
Change in valuation allowance	1,989	1,624	99
Other	2,112	(3)	893

Total	$(25,191)	$(66,281)	$17,312

The Company recorded assets for refundable current federal and state income taxes of $14.7 million and $40.8 million as of December 31, 2017 and 2016, respectively. These are classified as income tax receivable.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The tax rate effects of temporary differences that give rise to significant elements of deferred tax assets and deferred tax liabilities as of December 31 were as follows (in thousands):

	2017	2016
Deferred income tax assets:
Accounts receivable	$2,694	$7,140
Accrued expenses and other current liabilities	13,103	18,823
Net operating losses and other tax carryforwards	18,715	3,358
Other, net	51	746

Total	$34,563	$30,067
Valuation allowance	(3,942)	(1,953)

Total, net of valuation allowance	$30,621	$28,114
Deferred income tax liabilities:
Prepaid expenses and other current assets	$(2,906)	$(6,572)
Goodwill and intangible assets	(11,685)	(20,005)
Property and equipment	(30,312)	(45,711)

Total	$(44,903)	$(72,288)

Net deferred tax liabilities	$(14,282)	$(44,174)

The net noncurrent deferred income tax liability of $14.3 million as of December 31, 2017 and $44.2 million as of December 31, 2016 (net of current deferred tax assets and related valuation allowance) is classified as deferred tax liabilities.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets, including through reversals of existing cumulative temporary differences. A significant piece of objective evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2017 (for consolidated federal and state income tax returns). Similarly, cumulative losses over the three years ended December 31, 2017 and December 31, 2016 were considered for separate company state and local tax returns filed by certain subsidiaries. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth. On the basis of the Company’s evaluation, the Company has recorded a valuation allowance of $3.9 million and $2.0 million as of December 31, 2017 and 2016, respectively, primarily related to state net operating loss carryforwards and other deferred tax assets that will not “more likely than not” be realized in the future. No valuation allowance has been recorded against the federal net operating loss carryforward deferred tax asset.

Federal net operating loss carryforwards (some of which are subject to annual Section 382 limitations) expire between 2030 and 2037. State net operating loss carryforwards expire between 2019 and 2037.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The change to the Company’s gross unrecognized tax benefits for the years ended December 31 is reconciled as follows (in thousands):

	2017	2016
Balance as of January 1	$737	$—
Additions based on current year tax positions	—	—
Additions for prior years’ tax positions	574	737
Reductions for prior years’ tax positions	—	—
Settlements with taxing authorities	—	—
Lapse of statute of limitations	—	—

Balance as of December 31	$1,311	$737

Depending on specific facts, the above amounts may be reflected in the consolidated balance sheets either (a) as a reduction to income tax receivable; (b) as a reduction to net operating loss deferred tax assets, which are presented netted against deferred tax liabilities; or (c) within other long-term liabilities. The entire amount of unrecognized tax benefits would affect the effective tax rate. Interest and penalties related to uncertain tax benefits were $0.3 million and $0.1 million for 2017 and 2016, respectively, and are included within the (benefit from) provision for income taxes. Accrued interest and penalties were $0.4 million and $0.1 million as of December 31, 2017 and 2016, respectively.

The Company is subject to federal and state tax examinations for all tax years subsequent to December 31, 2012. The Internal Revenue Service (“IRS”) is currently reviewing the Company’s 2013 federal tax return amendment and 2014-2016 federal tax returns. The Company has extended the federal period of limitations to assess tax for the 2014 and 2015 tax years through March 31, 2020. Although pre-2013 years are generally no longer subject to examinations by the IRS and various state taxing authorities, certain state net operating loss carryforwards generated in those years may still be adjusted upon examination by the IRS or state taxing authorities if they were used after 2012 or will be used in a future period.

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, and most changes are effective as of January 1, 2018. The law includes various provisions that will affect corporations, including a reduction of the corporate income tax rate from a 35% maximum rate to a 21% flat rate, enhanced “bonus depreciation” for capital equipment purchases, limitations on interest expense deductions, changes to net operating loss carryback and carryforward rules, and changes to U.S. taxation of foreign profits. The corporate tax rate reduction resulted in a $7.4 million discrete tax benefit during the year ended December 31, 2017 as a result of recalculating the carrying value of the Company’s deferred tax assets and liabilities. Additionally, the Company reduced its net operating loss deferred tax asset by $0.4 million as a result of the one-time deemed repatriation of foreign subsidiary earnings.

12.	Guarantees

The Company provides a guarantee for a portion of the value of certain independent contractors’ (“IC”) leased tractors. The guarantees expire at various dates through 2021. The potential maximum exposure under these lease guarantees was approximately $10.6 million as of December 31, 2017. Upon an IC default, the Company has the option to purchase the tractor or return the tractor to the leasing company if the residual value is greater than the Company’s guarantee. Alternatively, the Company can contract another IC to assume the lease. The Company estimated the fair value of its liability under this on-going guarantee to be $1.4 million and $1.6 million as of December 31, 2017 and 2016, respectively, and it is included in accrued expenses and other current liabilities.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In the fourth quarter of 2016, the Company began to offer a lease purchase program that did not include a guarantee, and offered newer equipment under factory warranty that was more cost effective. ICs began electing the newer lease purchase program over the legacy lease guarantee programs which led to an increase in unseated legacy tractors. In late 2016, management committed to a plan to divest of these older assets and recorded a loss reserve of $8.9 million as of December 31, 2016. The loss reserve for the guarantee and reconditioning costs associated with the planned divestiture was $1.8 million as of December 31, 2017, which is included in accrued expenses and other current liabilities.

The Company paid $9.0 million and $9.3 million under these lease guarantees during the year ended December 31, 2017 and 2016, respectively.

13.	Commitments and Contingencies

Employee Benefit Plans

The Company sponsors defined contribution profit sharing plans for substantially all employees of the Company and its subsidiaries. The Company provides matching contributions on some of these plans. Total expense under these plans was $2.5 million, $2.4 million, and $2.8 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Operating Leases

The Company leases terminals, office space, trucks, trailers, and other equipment under noncancelable operating leases expiring on various dates through 2027. The Company incurred rent expense from operating leases of $83.4 million, $72.8 million, and $66.6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Aggregate future minimum lease payments under noncancelable operating leases with an initial term in excess of one year were as follows as of December 31, 2017 (in thousands):

Amount
Year Ending:
2018	$51,490
2019	38,558
2020	26,735
2021	17,948
2022	16,202
Thereafter	23,285

Total	$174,218

Contingencies

In the ordinary course of business, the Company is a defendant in several legal proceedings arising out of the conduct of its business. These proceedings include claims for property damage or personal injury incurred in connection with the Company’s services. Although there can be no assurance as to the ultimate disposition of these proceedings, the Company does not believe, based upon the information available at this time, that these property damage or personal injury claims, in the aggregate, will have a material impact on its consolidated financial statements. The Company maintains an aggregate of $100 million of auto liability and general liability insurance. The Company maintains auto liability insurance coverage for claims in excess of $1.0 million per

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

occurrence and cargo coverage for claims in excess of $100,000 per occurrence. The Company is self-insured up to $1.0 million per claim for workers compensation. The Company believes it has adequate insurance to cover losses in excess of the self-insured and deductible amounts. As of December 31, 2017, and 2016, the Company had reserves for estimated uninsured losses of $28.4 million and $21.5 million, respectively, included in accrued expenses and other current liabilities.

Jeffrey Cox and David Chidester filed a Complaint against certain of the Company’s subsidiaries in state court in California in a post-acquisition dispute. The Complaint alleges contract, statutory and tort based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc. (the “Central Cal Agreement”). The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted the Company’s motion to compel arbitration of all non-employment claims alleged in the Complaint. The plaintiffs are now required to comply with the dispute resolution process outlined in the Central Cal Agreement, and submit the dispute to a Settlement Accountant. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery.

In addition to the legal proceeding described above, the Company is a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against the Company alleging that the Company violated various California labor laws. In 2017 and 2018, the Company reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, the Company recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

Following the Company’s press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against the Company and its former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint (“CAC”) on behalf of a class of persons who purchased the Company’s common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) the Company and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, the Company’s former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of the Company’s financial statements; (b) the Company’s true earnings and expenses; (c) the effectiveness of the Company’s disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with the Company’s tractor lease guaranty program; (e) the Company’s leverage ratios and compliance with its credit facilities; and (f) the value of the goodwill the Company carried on its balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. The parties are currently engaged in mediation.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on the Company’s behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the Complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that the Company implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the Complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on an anticipated motion to dismiss the Amended Complaint filed in the securities class action described above. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on the Company’s behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a Complaint alleging derivative claims on the Company’s behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, Plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on behalf of the Company against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of the Company’s proxy statements. Count II alleges that all the Defendants breached their fiduciary duty. Count III alleges that all the Defendants wasted corporate assets. Count IV alleges that certain of the Defendants were unjustly enriched. The Complaint seeks monetary damages, improvements to the Company’s corporate governance and internal procedures, an accounting from Defendants of the damages allegedly caused by them and the improper amounts the Defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

In addition, subsequent to the Company’s announcement that certain previously filed financial statements should not be relied upon, the Company was contacted by the SEC, FINRA, and the Department of Justice. The Department of Justice and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. The Company has received formal requests for documents and other information. In addition, in June 2018 two of the Company’s former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. The Company is cooperating fully with the joint DOJ and SEC investigation.

Given the status of the matters above, the Company is unable to reasonably estimate the potential costs or range or costs at this time.

14.	Related Party Transactions

The Company had an advisory agreement with HCI to pay transaction fees and an annual advisory fee of $0.1 million. The Company owed $0.1 million to HCI for advisory services and travel expenses for the year ended December 31, 2016 and paid an aggregate of $0.2 million to HCI for services performed in connection with the sixth amended and restated credit agreement, advisory fees, and travel expenses during the year ended December 31, 2016. On May 2, 2017, the Company and HCI entered into a Termination Agreement in which

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

HCI waived the Company’s payment of any and all unpaid fees and expenses accrued under the advisory agreement through May 2, 2017.

The Investment Agreement with Elliott required the Company to pay Elliott a daily payment in an amount equal to $33,333.33 per calendar day from the closing date until the Refinancing Date. The Company paid $2.7 million under this agreement for the year ended December 31, 2017.

The Company, as part of the $293.0 million redemption of its Series F Preferred Stock ($240.5 million) and a portion of its Series E Preferred Stock ($52.5 million), paid to Elliott $6.0 million in early redemption premiums for the year ended December 31, 2017. The Company also paid to Elliott $15.2 million in dividends on its preferred stock.

One of the Company’s operating companies contracts with certain purchased transportation providers that are owned by employees of that operating company. The Company paid an aggregate of $13.6 million and $8.3 million to these carriers during the years ended December 31, 2017 and 2016, respectively.

The Company has a number of facility leases with related parties and paid an aggregate of $3.2 million and $3.7 million under these leases during the years ended December 31, 2017 and 2016, respectively.

The Company owns 37.5% of CML which operates as one of the Company’s brokerage agents. The Company paid CML broker commissions of $2.7 million and $2.2 million during the years ended December 31, 2017 and 2016, respectively.

The Company has a jet fuel purchase agreement with a related party and paid an aggregate of $1.8 million under this agreement during the year ended December 31, 2017.

During 2016, the Company entered into and completed a sale leaseback transaction to sell a combined office and warehouse facility to an entity controlled by a former owner and current manager of an operating company for a total sale price of $3.5 million.

The Company leases certain equipment through leasing companies owned by related parties and paid an aggregate of $1.5 million and $0.9 million during the years ended December 31, 2017 and 2016, respectively.

15.	Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting in 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new structure.

These segments are strategic business units through which the Company offers different services. The Company evaluates the performance of the segments primarily based on their respective revenues and operating results. Accordingly, interest expense and other non-operating items are not reported in segment results. In addition, the Company has disclosed corporate, which is not a segment and primarily includes legal expenses, lease purchase guarantee reserve expenses, acquisition transaction expenses, corporate salaries, and share-based compensation expense.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

One direct customer, General Motors, accounted for approximately 12% of revenue, or approximately $245.4 million and $252.1 million, within the Company’s TES segment, for the years ended December 31, 2017 and 2016. No single direct customer accounted for more than 10% of revenue for the year ended December 31, 2015.

The following table reflects certain financial data of the Company’s segments (in thousands):

	Year Ended December 31,
	2017	2016	2015
Revenues:
TES	$1,067,145	$990,665	$833,430
LTL	463,519	461,540	515,328
Ascent	570,223	597,159	673,574
Eliminations	(9,596)	(16,164)	(30,166)

Total	$2,091,291	$2,033,200	$1,992,166

Impairment charges:
TES	$—	$133,988	$—
LTL	—	197,312	—
Ascent	4,402	42,361	—

Total	$4,402	$373,661	$—

Operating (loss) income:
TES	$5,989	$(116,545)	$47,891
LTL	(26,383)	(203,600)	15,438
Ascent	22,493	(28,148)	32,414
Corporate(1)	(38,551)	(55,481)	(33,372)

Total	(36,452)	(403,774)	62,371
Interest expense	64,049	22,827	19,439
Loss on early extinguishment of debt	15,876	—	—

(Loss) income before income taxes	$(116,377)	$(426,601)	$42,932

Depreciation and amortization:
TES	$25,535	$25,872	$21,040
LTL	4,353	4,052	2,801
Ascent	5,965	6,688	6,449
Corporate	1,894	1,533	1,336

Total	$37,747	$38,145	$31,626

Capital expenditures:
TES	$11,833	$7,978	$44,606
LTL	1,641	4,051	11,367
Ascent	1,397	5,465	4,350
Corporate	6,839	79	2,078

Total	$21,710	$17,573	$62,401

(1)	Gain from sale of Unitrans of $35.4 million is included within Corporate for the year ended December 31, 2017.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

	December 31,
	2017	2016	2015
Total assets:
TES	$458,945	$436,237	$559,716
LTL	79,065	129,899	330,203
Ascent	271,400	366,894	414,740
Corporate	68,445	3,488	8,056
Eliminations(1)	(1,812)	(2,964)	(4,962)

Total	$876,043	$933,554	$1,307,753

(1)	Eliminations represents intercompany trade receivable balances between the three segments.

16.	Subsequent Events

ABL Facility Amendments

On January 30, 2018, the Company entered into a Second Amendment to the ABL Facility. Pursuant to the Second Amendment the ABL Facility was further amended to, among other things: (i) permit the Company to enter into an investment agreement with Elliott providing for the issuance of up to $52.5 million of preferred stock; and (ii) increase the applicable margin related to the term loan facility to LIBOR Rate plus 2.25% or Base Rate plus 1.25%.

On March 14, 2018, the Company entered into a Third Amendment to the ABL Facility. Pursuant to the Third Amendment the ABL Facility was further amended to, among other things: (i) extend the date for delivery of the Company’s consolidated financial statements for the first three quarters of 2017 (unaudited) until April 30, 2018; (ii) extend the date for delivery of the Company’s consolidated financial statements for fiscal year 2017 (audited) until June 30, 2018; (iii) expand the permitted amount of capital leases and purchase money indebtedness from $35.0 million to $60.0 million; (iv) require us to pay for a new appraisal to be conducted by the administrative agent for the equipment pledged for the term loan within 60 days; (v) establish an additional availability reserve; and (vi) impose certain collateral reporting requirements.

Series E-1 Investment Agreement and related issuances

On March 1, 2018, the Company entered into the Series E-1 Investment Agreement with Elliott, pursuant to which the Company agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility. On April 24, 2018, pursuant to the Series E-1 Investment Agreement with Elliott, the Company issued and sold to Elliott an additional 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s operations and future growth and to repay

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility. Certain terms of the Series E-1 Preferred Stock are as follows:

Rank. The Series E-1 Preferred Stock, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company, or otherwise, ranks (i) senior and prior to the Company’s common stock and other junior securities, and (ii) on parity with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and the Series E Preferred Stock.

Liquidation Value. Each share of Series E-1 Preferred Stock has an initial liquidation preference equal to $1,000 per share, plus accrued and unpaid dividends on such share (the “Series E-1 Liquidation Value”).

Dividends. Dividends are cumulative from May 2, 2017, which was the date of the Company’s original issuance of shares of preferred stock to Elliott (such date, the “Original Issuance Date”), as a percentage of the Series E-1 Liquidation Value as and when declared by the Company’s Board of Directors and accrue and compound if not paid in cash. Dividends accrue daily and compound quarterly, subject to any adjustments for Triggering Events (as defined in the Series E-1 Certificate of Designations). The annual dividend rate for the shares of Series E-1 Preferred Stock is equal to the sum of (i) Adjusted LIBOR (as defined in the Series E-1 Certificate of Designations), plus (ii) 5.25% per annum, plus (iii) an additional rate of 8.5%. The dividend rate increases by 3.0% per annum above the rates described in the preceding sentence upon and during any Triggering Events. Holders of shares of Series E-1 Preferred Stock are not entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

Redemption at Maturity. On the sixth anniversary of the Original Issuance Date, the Company will have the obligation to redeem all outstanding shares of Series E-1 Preferred Stock for cash at the Series E-1 Liquidation Value.

Optional Redemption. The Company may redeem the shares of Series E-1 Preferred Stock at any time. The redemption of shares of Series E-1 Preferred Stock shall be at a purchase price per share, payable in cash, equal to (i) in the case of a an optional redemption effected on or after the 24 month anniversary of the Original Issuance Date, the Series E-1 Liquidation Value, (ii) in the case of an optional redemption effected on or after the 12 month anniversary of the Original Issuance Date and prior to the 24 month anniversary of the Original Issuance Date, 103.5% of the Series E-1 Liquidation Value and (iii) in the case of an optional redemption effected prior to the 12 month anniversary of the Original Issuance Closing Date, 106.5% of the Series E-1 Liquidation Value.

Change of Control. Upon the occurrence of a Change of Control (as defined in the Series E-1 Certificate of Designations), the holders of Series E-1 Preferred Stock may require redemption by the Company of the Series E-1 Preferred Stock at a purchase price per share, payable in cash, equal to either (i) 106.5% of the Series E-1 Liquidation Value if the Change of Control occurs prior to the 24 month anniversary of the Original Issuance Date, or (ii) the Series E-1 Liquidation Value if the Change of Control occurs after the 24 month anniversary of the Original Issuance Date.

Voting. The holders of Series E-1 Preferred Stock will generally not be entitled to vote on any matters submitted to a vote of the stockholders of the Company. So long as any shares of Series E-1 Preferred Stock are outstanding, the Company may not take certain actions without the prior approval of the Preferred Requisite Vote, voting as a separate class.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$35,638	$25,702
Accounts receivable, net of allowances of $10,404 and $10,891, respectively	293,038	321,629
Income tax receivable	13,838	14,749
Prepaid expenses and other current assets	27,819	36,306

Total current assets	370,333	398,386

Property and equipment, net of accumulated depreciation of $118,064 and $107,037, respectively	163,440	159,547
Other assets:
Goodwill	264,826	264,826
Intangible assets, net	46,062	49,648
Other noncurrent assets	5,737	3,636

Total other assets	316,625	318,110

Total assets	$850,398	$876,043

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of debt	$10,012	$9,950
Accounts payable	148,053	171,905
Accrued expenses and other current liabilities	101,105	105,409

Total current liabilities	259,170	287,264
Deferred tax liabilities	11,033	14,282
Other long-term liabilities	18,790	10,873
Long-term debt, net of current maturities	178,472	189,460
Preferred stock	335,979	263,317

Total liabilities	803,444	765,196

Commitments and contingencies (Note 10)
Stockholders’ investment:
Common stock $.01 par value; 105,000 shares authorized; 38,507 and 38,423 shares issued and outstanding	385	384
Additional paid-in capital	403,984	403,166
Retained deficit	(357,415)	(292,703)

Total stockholders’ investment	46,954	110,847

Total liabilities and stockholders’ investment	$850,398	$876,043

See accompanying notes to unaudited condensed consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Revenues	$558,026	$530,579	$1,128,010	$1,009,499
Operating expenses:
Purchased transportation costs	380,072	358,432	781,035	674,717
Personnel and related benefits	75,838	75,672	151,725	150,082
Other operating expenses	99,712	94,758	197,211	191,588
Depreciation and amortization	9,124	9,210	18,189	18,515
Operations restructuring costs	4,655	—	4,655	—

Total operating expenses	569,401	538,072	1,152,815	1,034,902

Operating loss	(11,375)	(7,493)	(24,805)	(25,403)
Interest expense:
Interest expense—preferred stock	31,609	25,040	38,724	25,040
Interest expense—debt	2,623	3,315	5,051	9,840

Total interest expense	34,232	28,355	43,775	34,880
Loss from debt extinguishment	—	9,827	—	9,827

Loss before income taxes	(45,607)	(45,675)	(68,580)	(70,110)
Benefit from income taxes	(3,652)	(7,812)	(2,982)	(12,304)

Net loss	$(41,955)	$(37,863)	$(65,598)	$(57,806)

Loss per share:
Basic	$(1.09)	$(0.99)	$(1.70)	$(1.51)
Diluted	$(1.09)	$(0.99)	$(1.70)	$(1.51)
Weighted average common stock outstanding:
Basic	38,507	38,412	38,479	38,389
Diluted	38,507	38,412	38,479	38,389

See accompanying notes to unaudited condensed consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2018	2017
Cash flows from operating activities:
Net loss	$(65,598)	$(57,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,552	19,302
Change in fair value of preferred stock	37,663	8,928
Amortization of preferred stock issuance costs	1,061	16,112
Loss on disposal of property and equipment	1,972	492
Share-based compensation	895	1,268
Loss from debt extinguishment	—	9,827
Provision for bad debts	2,030	1,601
Deferred tax benefit	(3,544)	(13,904)
Changes in:
Accounts receivable	27,156	(12,271)
Income tax receivable	911	3,551
Prepaid expenses and other assets	6,900	3,438
Accounts payable	(23,852)	(20,883)
Accrued expenses and other liabilities	(5,052)	988

Net cash used in operating activities	(906)	(39,357)

Cash flows from investing activities:
Capital expenditures	(11,391)	(7,278)
Proceeds from sale of property and equipment	927	1,970

Net cash used in investing activities	(10,464)	(5,308)

Cash flows from financing activities:
Borrowings under revolving credit facilities	—	63,368
Payments under revolving credit facilities	—	(236,068)
Debt borrowings	557	—
Debt payments	(11,846)	(277,750)
Debt issuance cost	—	(842)
Cash collateralization of letters of credit	—	(20,737)
Payments of debt extinguishment costs	—	(4,911)
Preferred stock issuance costs	(1,061)	(16,112)
Proceeds from issuance of preferred stock and warrants	34,999	540,500
Issuance of restricted stock units, net of taxes paid	(76)	(215)
Payment of capital lease obligation	(1,267)	(2,415)

Net cash provided by financing activities	21,306	44,818

Net increase in cash and cash equivalents	9,936	153
Cash and cash equivalents:
Beginning of period	25,702	29,513

End of period	$35,638	$29,666

Supplemental cash flow information:
Cash paid for interest	$4,966	$9,727
Cash paid for (refunds from) income taxes, net	$144	$(2,426)
Non-cash capital leases and other obligations to acquire assets	$10,451	$—

See accompanying notes to unaudited condensed consolidated financial statements.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization, Nature of Business and Significant Accounting Policies

Nature of Business

Roadrunner Transportation Systems, Inc. (the “Company”) is headquartered in Downers Grove, Illinois with operations primarily in the United States and is organized in the following three segments: Truckload & Express Services (“TES”), Less-than-Truckload (“LTL”), and Ascent Global Logistics (“Ascent”). Within its TES segment, the Company serves customers throughout North America and provides the following services: air and ground expedite; over-the-road operations, including dry van, temperature controlled and flatbed; intermodal drayage and chassis management; and local, warehousing and other logistics. Within its LTL segment, the Company delivers LTL shipments throughout the United States and parts of Canada and operates service centers, complemented by relationships with numerous pick-up and delivery agents. Within its Ascent segment, the Company provides third-party domestic freight management, international freight forwarding, customs brokerage, and retail consolidation solutions.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation. In the Company’s opinion, except as noted below with respect to the change in accounting principle, the change in segments, and the restructuring charges described in Note 13, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operations for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

Change in Accounting Principle

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), which was updated in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers—Principal versus Agent Considerations (Reporting Revenue Gross versus Net). Under ASU 2016-08, when another party is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide the specified good or service (that is, the entity is a principal) or to arrange for that good or service to be provided by another party. When the principal entity satisfies a performance obligation, the entity recognizes revenue in the gross amount. When an entity that is an agent satisfies the performance obligation, that entity recognizes revenue in the amount of any fee or commission to which it expects to be entitled.

The Company determined key factors from the five-step process to recognize revenue as prescribed by the new standard that may be applicable to each of the Company’s operating businesses that roll up into its three segments. Significant customers and contracts from each business unit were identified and the Company reviewed these contracts. The Company completed the evaluation of the provisions of these contracts and compared the historical accounting policies and practices to the requirements of the new standard including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies and a comparison to the Company’s previous revenue recognition policies.

The Company determined that certain transactions with customers required a change in the timing of when revenue and related expense is recognized. The guidance was applied only to contracts that were not completed

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

at the date of initial adoption. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The Company recorded a $0.9 million benefit to opening retained earnings as of January 1, 2018 for the cumulative impact of adoption related to the recognition of in-transit revenue. Results for 2018 are presented under Topic 606, while prior periods were not adjusted. The adoption of Topic 606 did not have a material impact on the Company’s condensed consolidated financial statements for the three and six months ended June 30, 2018. The disclosure requirements of Topic 606 are included within the Company’s revised revenue recognition accounting policy below.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting effective January 1, 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure.

Revenue Recognition (effective January 1, 2018)

The Company’s revenues are primarily derived from transportation services which includes providing freight and carrier services both domestically and internationally via land, air, and sea. The Company disaggregates revenue among its three segments, TES, LTL and Ascent, as presented in Note 12.

Performance Obligations—A performance obligation is created once a customer agreement with an agreed upon transaction price exists. The terms and conditions of the Company’s agreements with customers are generally consistent within each segment. The transaction price is typically fixed and determinable and is not contingent upon the occurrence or non-occurrence of any other event. The transaction price is generally due 30 to 60 days from the date of invoice. The Company’s transportation service is a promise to move freight to a customer’s destination, with the transit period typically being less than one week. The Company views the transportation services it provides to its customers as a single performance obligation. These performance obligations are satisfied and recognized in revenue over the requisite transit period as the customer’s goods move from origin to destination. The Company determines the period to recognize revenue in transit based upon the departure date and the delivery date, which may be estimated if delivery has not occurred as of the reporting date. Determining the transit period and the percentage of completion as of the reporting date requires management to make judgments that affect the timing of revenue recognized. The Company has determined that revenue recognition over the transit period provides a reasonable estimate of the transfer of goods and services to its customers as the Company’s obligation is performed over the transit period.

Principal vs. Agent Considerations—The Company utilizes independent contractors and third-party carriers in the performance of some transportation services. The Company evaluates whether its performance obligation

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. This evaluation determined that the Company is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on the Company’s evaluation of the control model, it determined that all of the Company’s major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

Contract Balances and Costs—The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included purchased transportation costs.

New Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will be effective for the Company in 2019. For financing leases, a lessee is required to: (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize interest on the lease liability separately from amortization of the right-of-use asset; and (3) classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, a lessee is required to: (1) recognize the right-to-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term generally on a straight-line basis; and (3) classify all cash payments within operating activities in the statement of cash flows. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying assets not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company is in the process of evaluating the guidance in ASU 2016-02 and will determine the total impact of the new guidance based on the current lease arrangements that are expected to remain in place. The Company expects adoption of this guidance will have a material impact on the Company’s consolidated balance sheets given the Company will be required to record operating leases with lease terms greater than 12 months within assets and liabilities on the consolidated balance sheets. The Company has not yet determined how it will handle lease terms of 12 months or less.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740) Intra-Entity Transfers of Assets Other than Inventory (“ASU 2016-16”), which will be effective for the Company in 2018. GAAP currently prohibits the recognition of current and deferred income taxes for intra-entity asset transfers other than inventory (e.g. property and equipment) until the asset has been sold to an outside party. Under ASU 2016-16, the FASB decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset when the transfer occurs. ASU 2016-16 does not include any new disclosure requirements; however, existing disclosure around the rate reconciliations and types of temporary differences and/or carryforward that give rise to a significant portion of deferred income taxes may be applicable. The Company adopted ASU 2016-16 effective January 1, 2018 and it did not have a material impact on the Company’s condensed consolidated financial statements.

2.	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company evaluates goodwill and intangible assets for impairment at least annually or

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires the Company to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment loss is recognized as an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For purposes of the impairment analysis, the fair value of the Company’s reporting units is estimated based upon an average of the market approach and the income approach, both of which incorporate numerous assumptions and estimates such as company forecasts, discount rates, and growth rates, among others. The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, the discount rate, terminal growth rates, and forecasts of revenue, operating income, and capital expenditures. The allocation requires several analyses to determine fair value of assets and liabilities including, among others, customer relationships and property and equipment. Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of the Company’s stock may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

The Company has four reporting units for its three segments: one reporting unit for its TES segment; one reporting unit for its LTL segment; and two reporting units for its Ascent segment, which are the Domestic and International Logistics reporting unit and the Warehousing & Consolidation reporting unit. In connection with the change in segments as indicated in Note 1, the Company reallocated $5.8 million of goodwill between the TES and Ascent segments.

The Company conducts its goodwill impairment analysis for each of its four reporting units as of July 1 of each year. However, in connection with the change in segments, the Company conducted an impairment analysis as of January 1, 2018 and determined there was no impairment.

There were no changes to total goodwill during the first half of 2018. The following is a breakdown of the Company’s goodwill as of June 30, 2018 and December 31, 2017 by segment (in thousands):

	TES	LTL	Ascent	Total
Goodwill	$92,926	$—	$171,900	$264,826

There were no changes to the accumulated goodwill impairment during the first half of 2018. In connection with the change in segments as indicated in Note 1, the Company reallocated $25.1 million of accumulated goodwill impairment between the TES and Ascent segments. The following is a breakdown of the Company’s accumulated goodwill impairment losses as of June 30, 2018 by segment (in thousands):

	TES	LTL	Ascent	Total
Accumulated goodwill impairment charges	$132,408	$197,312	$46,763	$376,483

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

Intangible assets consist primarily of customer relationships acquired from business acquisitions. In connection with the change in segments as indicated in Note 1, the Company reallocated net intangible assets of $0.3 million between the TES and Ascent segments.

Intangible assets as of June 30, 2018 and December 31, 2017 were as follows (in thousands):

	June 30, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
TES	$55,008	$(20,735)	$34,273	$55,008	$(18,470)	$36,538
LTL	2,498	(1,839)	659	2,498	(1,748)	750
Ascent	27,152	(16,022)	11,130	27,152	(14,792)	12,360

Total	$84,658	$(38,596)	$46,062	$84,658	$(35,010)	$49,648

The customer relationships intangible assets are amortized over their estimated useful lives, ranging from five to 12 years. Amortization expense was $1.8 million and $2.0 million for the three months ended June 30, 2018 and 2017, respectively. Amortization expense was $3.6 million and $4.1 million for the six months ended June 30, 2018 and 2017, respectively. Estimated amortization expense for each of the next five years based on intangible assets as of June 30, 2018 is as follows (in thousands):

Remainder 2018	$3,537
2019	6,819
2020	6,447
2021	6,265
2022	5,826
Thereafter	17,168

Total	$46,062

3.	Debt

Debt as of June 30, 2018 and December 31, 2017 consisted of the following (in thousands):

	June 30, 2018	December 31, 2017
Revolving credit facility	$147,037	$147,037
Term loans	44,570	55,858

Total debt	$191,607	$202,895
Less: Debt issuance costs and discount	(3,123)	(3,485)

Total debt, net of debt issuance costs and discount	188,484	199,410
Less: Current maturities	(10,012)	(9,950)

Total debt, net of current maturities	$178,472	$189,460

On July 21, 2017, the Company entered into the Asset-Based Lending (“ABL”) Facility with BMO Harris Bank, N.A. and certain other lenders (the “ABL Facility”). The Company used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of its Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before being utilized.

Principal on the term loan facility is due in quarterly installments commencing on March 31, 2018. Borrowings under the ABL Facility are secured by substantially all of the assets of the Company. Borrowings under the ABL Facility bear interest at either the (a) LIBOR Rate (as defined in the credit agreement) plus an applicable margin in the range of 1.5% to 2.25%, or (b) the Base Rate (as defined in the credit agreement) plus an applicable margin in the range of 0.5% to 1.25%. The ABL Facility contains a minimum fixed charge coverage ratio financial covenant that must be maintained when excess availability falls below a specified amount. The ABL Facility also provides for the issuance of up to $30.0 million in letters of credit. As of June 30, 2018, the Company had outstanding letters of credit totaling $16.4 million. Availability under the ABL Facility was $21.6 million as of June 30, 2018. In addition, the ABL Facility contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted. The ABL Facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change of control of the Company’s business.

On December 15, 2017, the Company entered into a First Amendment to the ABL Facility. Pursuant to the First Amendment the ABL Facility was amended to (i) reduce the maximum borrowing amount under the revolving line of credit by $15.0 million and (ii) terminate the asset-based facility available to finance future capital expenditures.

On January 30, 2018, the Company entered into a Second Amendment to the ABL Facility. Pursuant to the Second Amendment the ABL Facility was further amended to, among other things: (i) permit the Company to enter into an investment agreement with Elliott providing for the issuance of up to $52.5 million of preferred stock; and (ii) increase the applicable margin related to the term loan facility to LIBOR Rate plus 2.25% or December 31, 2017 Base Rate plus 1.25%.

On March 14, 2018, the Company entered into a Third Amendment to the ABL Facility. Pursuant to the Third Amendment the ABL Facility was further amended to, among other things: (i) extend the date for delivery of the Company’s consolidated financial statements for the first three quarters of 2017 (unaudited) until April 30, 2018; (ii) extend the date for delivery of the Company’s consolidated financial statements for fiscal year 2017 (audited) until June 30, 2018; (iii) expand the permitted amount of capital leases and purchase money indebtedness from $35.0 million to $60.0 million; (iv) require us to pay for a new appraisal to be conducted by the administrative agent for the equipment pledged for the term loan within 60 days; (v) establish an additional availability reserve; and (vi) impose certain collateral reporting requirements.

On August 3, 2018, the Company entered into a Fourth Amendment to the ABL Facility. See Note 14 for additional information.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

Prior to the ABL Facility, the Company had senior debt that was comprised of a revolving line of credit and a term loan. The senior debt was paid off with the issuance of preferred stock on May 2, 2017. In connection with the pay-off, the Company recorded a loss from debt extinguishment of $9.8 million.

The Company also has a building and certain equipment classified as capital leases. The Company’s obligation under these capital leases was $18.8 million and $9.6 million as of June 30, 2018 and December 31, 2017, respectively.

4.	Preferred Stock

Preferred stock as of as of June 30, 2018 and December 31, 2017 consisted of the following (in thousands):

	June 30, 2018	December 31, 2017
Preferred stock:
Series B Preferred	$171,917	$146,649
Series C Preferred	83,541	76,096
Series D Preferred	2,258	6,672
Series E Preferred	39,456	33,900
Series E-1 Preferred	38,807	—

Total Preferred stock	$335,979	$263,317

The preferred stock is mandatorily redeemable and, as such, is presented as a liability on the condensed consolidated balance sheets. At each preferred stock dividend payment date, the Company has the option to pay the accrued dividends in cash or to defer them. Deferred dividends earn dividend income consistent with the underlying shares of preferred stock. The Company has elected to measure the value of its preferred stock using the fair value method. Under the fair value method, issuance costs are expensed as incurred.

On March 1, 2018, the Company entered into the Series E-1 Preferred Stock Investment Agreement (the “Series E-1 Investment Agreement”) with affiliates of Elliott Management Corporation (“Elliott”), pursuant to which the Company agreed to issue and sell to Elliott from time to time until July 30, 2018 (the “Termination Date”), an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series E-1 Preferred Stock”), at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility. On April 24, 2018, pursuant to the Series E-1 Investment Agreement with Elliott, the Company issued and sold to Elliott an additional 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility. On August 3, 2018, in order to provide continued support to the Company’s operating needs, the Company and Elliott entered into Amendment No. 1 to the Investment Agreement and Termination of Equity Commitment Letter (the “Series E-1 Amendment”), which, among other things, extended the Termination Date from July 30, 2018 to November 30, 2018 for the remaining 19,022 shares available to

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

issue and sell to Elliott for $17.5 million. See Note 14 for additional information. Certain terms of the Series E-1 Preferred Stock are as follows:

Rank. The Series E-1 Preferred Stock, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company, or otherwise, ranks (i) senior and prior to the Company’s common stock and other junior securities, and (ii) on parity with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock.

Liquidation Value. Each share of Series E-1 Preferred Stock has an initial liquidation preference equal to $1,000 per share, plus accrued and unpaid dividends on such share (the “Series E-1 Liquidation Value”).

Dividends. Dividends are cumulative from May 2, 2017, which was the date of the Company’s original issuance of shares of preferred stock to Elliott (such date, the “Original Issuance Date”), as a percentage of the Series E-1 Liquidation Value as and when declared by the Company’s Board of Directors and accrue and compound if not paid in cash. Dividends accrue daily and compound quarterly, subject to any adjustments for Triggering Events (as defined in the Series E-1 Certificate of Designations). The annual dividend rate for the shares of Series E-1 Preferred Stock is equal to the sum of (i) Adjusted LIBOR (as defined in the Series E-1 Certificate of Designations), plus (ii) 5.25% per annum, plus (iii) an additional rate of 8.5%. The dividend rate increases by 3.0% per annum above the rates described in the preceding sentence upon and during any Triggering Events. Holders of shares of Series E-1 Preferred Stock are not entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

Redemption at Maturity. On the sixth anniversary of the Original Issuance Date, the Company will have the obligation to redeem all outstanding shares of Series E-1 Preferred Stock for cash at the Series E-1 Liquidation Value.

Optional Redemption. The Company may redeem the shares of Series E-1 Preferred Stock at any time. The redemption of shares of Series E-1 Preferred Stock shall be at a purchase price per share, payable in cash, equal to (i) in the case of a an optional redemption effected on or after the 24 month anniversary of the Original Issuance Date, the Series E-1 Liquidation Value, (ii) in the case of an optional redemption effected on or after the 12 month anniversary of the Original Issuance Date and prior to the 24 month anniversary of the Original Issuance Date, 103.5% of the Series E-1 Liquidation Value and (iii) in the case of an optional redemption effected prior to the 12 month anniversary of the Original Issuance Closing Date, 106.5% of the Series E-1 Liquidation Value.

Change of Control. Upon the occurrence of a Change of Control (as defined in the Series E-1 Certificate of Designations), the holders of Series E-1 Preferred Stock may require redemption by the Company of the Series E-1 Preferred Stock at a purchase price per share, payable in cash, equal to either (i) 106.5% of the Series E-1 Liquidation Value if the Change of Control occurs prior to the 24 month anniversary of the Original Issuance Date, or (ii) the Series E-1 Liquidation Value if the Change of Control occurs after the 24 month anniversary of the Original Issuance Date.

Voting. The holders of Series E-1 Preferred Stock will generally not be entitled to vote on any matters submitted to a vote of the stockholders of the Company. So long as any shares of Series E-1 Preferred Stock are outstanding, the Company may not take certain actions without the prior approval of the Preferred Requisite Vote, voting as a separate class.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

Certain Terms of the Preferred Stock

	Series B	Series C	Series D	Series E	Series E-1
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	35,728

Shares Outstanding at June 30, 2018	155,000	55,000	100	37,500	35,728

Price per Share	$1,000	$1,000	$1.00	$1,000	$1,000/$960

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.

Dividend Rate at June 30, 2018	17.396%	17.396%	N/A	15.646%	15.646%

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%

The Company incurred $1.1 million of issuance costs associated with the issuance of the Series E-1 Preferred Stock for the six months ended June 30, 2018, which are reflected in interest expense—preferred stock. The change in the fair value of the preferred stock, as indicated in Note 5, is reflected in interest expense—preferred stock.

5.	Fair Value Measurement

Accounting guidance on fair value measurements for certain financial assets and liabilities requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1 — Quoted	market prices in active markets for identical assets or liabilities.

Level 2 — Observable	market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 — Unobservable	inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

The classification of a financial asset or liability within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company has elected to measure its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The Company calculates the fair value of:

•	the Series B Preferred Stock using a lattice model that takes into consideration the Company’s call right on the instrument based on simulated future interest rates;

•	the Series C Preferred Stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to the Company’s stock price;

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

•

the Series D Preferred Stock using a static discounted cash flow approach, where the expected redemption value of the instrument is based on the value of the Company’s stock as of the measurement date grown at the risk-free rate; and

•

the Series E and E-1 Preferred Stock via application of both (i) a static discounted cash flow approach and (ii) a lattice model that takes into consideration the Company’s call right on this instrument based on simulated future interest rates.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of the Company’s common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 preferred stock liability balance for the three and six months ended June 30, 2018 and 2017.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Balance, beginning of period	$286,874	$—	$263,317	$—
Issuance of preferred stock at fair value	17,499	537,930	34,999	537,930
Change in fair value of preferred stock(1)	31,606	8,928	37,663	8,928

Balance, end of period	$335,979	$546,858	$335,979	$546,858

(1)	Change in fair value of preferred stock is reported in interest expense—preferred stock.

6.	Stockholders’ Investment

Changes in stockholders’ investment for the three and six months ended June 30, 2018 and 2017 consisted of the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Beginning balance	$88,538	$177,940	$111,733	$197,468
Net loss	(41,955)	(37,863)	(65,598)	(57,806)
Share-based compensation	372	658	895	1,268
Issuance of warrants	—	2,571	—	2,571
Issuance of restricted stock units, net of taxes paid	(1)	(20)	(76)	(215)

Ending balance	$46,954	$143,286	$46,954	$143,286

The retained earnings balance as of January 1, 2018 was adjusted by $0.9 million due to the modified retrospective application of the new revenue recognition principles.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

7.	Earnings Per Share

Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average common stock outstanding plus stock equivalents that would arise from the assumed exercise of stock options, the conversion of warrants, and the delivery of stock underlying restricted stock units using the treasury stock method. There is no difference, for any of the periods presented, in the amount of net loss used in the computation of basic and diluted loss per share.

The Company had stock options and warrants outstanding of 1,535,771 as of June 30, 2018 and 1,903,467 as of June 30, 2017 that were not included in the computation of diluted loss per share because they were not assumed to be exercised under the treasury stock method or because they were anti-dilutive. All restricted stock units were anti-dilutive for the three and six months ended June 30, 2018 and 2017. Since the Company was in a net loss position for the three and six months ended June 30, 2018 and 2017, there is no difference between basic and dilutive weighted average common stock outstanding.

8.	Income Taxes

The effective income tax rate was 8.0% for the three months ended June 30, 2018 and 4.3% for the six months ended June 30, 2018. In comparison, the effective income tax rate was 17.1% for the three months ended June 30, 2017 and 17.5% for the six months ended June 30, 2017. The benefit from income taxes varies from the amount computed by applying the federal corporate income tax rate of 21.0% and 35.0% for 2018 and 2017, respectively, to the loss before income taxes primarily due to state income taxes (net of federal tax effect) and adjustments for permanent differences (primarily the non-deductible interest expense associated with the Company’s preferred stock). In determining the benefit from income taxes, the Company applied an estimated annual effective tax rate to its ordinary operating results, and calculated the tax benefit or provision, if any, of other discrete items individually as they occurred. The estimated annual effective tax rate was based on expected ordinary operating results, statutory tax rates, and the Company’s best estimate of non-deductible and non-taxable items of ordinary income and expense.

9.	Guarantees

The Company provides a guarantee for a portion of the value of certain independent contractors’ (“IC”) leased tractors. The guarantees expire at various dates through 2022. The potential maximum exposure under these lease guarantees was approximately $9.4 million as of June 30, 2018. Upon an IC default, the Company has the option to purchase the tractor or return the tractor to the leasing company if the residual value is greater than the Company’s guarantee. Alternatively, the Company can contract another IC to assume the lease. The Company estimated the fair value of its liability under this on-going guarantee to be $1.3 million and $1.4 million as of June 30, 2018 and December 31, 2017, respectively, which was recorded in accrued expenses and other current liabilities.

The Company began to offer a lease purchase program that did not include a guarantee, and offered newer equipment under factory warranty that was more cost effective. ICs began electing the newer lease purchase program over the legacy lease guarantee programs which led to an increase in unseated legacy tractors. In late 2016, management committed to a plan to divest these older assets and recorded a loss reserve. The loss reserve for the guarantee and reconditioning costs associated with the planned divestiture was $1.1 million and $1.8 million as of June 30, 2018 and December 31, 2017, respectively, which was recorded in accrued expenses and other current liabilities.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

The Company paid $0.8 million and $3.0 million under these lease guarantees during the second quarter of 2018 and 2017, respectively, and $1.5 million and $6.9 million during the first half of 2018 and 2017, respectively.

10.	Commitments and Contingencies

In the ordinary course of business, the Company is a defendant in several legal proceedings arising out of the conduct of its business. These proceedings include claims for property damage or personal injury incurred in connection with the Company’s services. Although there can be no assurance as to the ultimate disposition of these proceedings, the Company does not believe, based upon the information available at this time, that these property damage or personal injury claims, in the aggregate, will have a material impact on its consolidated financial statements. The Company maintains an aggregate of $100 million of auto liability and general liability insurance. The Company maintains auto liability insurance coverage for claims in excess of $1.0 million per occurrence and cargo coverage for claims in excess of $100,000 per occurrence. The Company is self-insured up to $1.0 million for workers compensation. The Company believes it has adequate insurance to cover losses in excess of the self-insured and deductible amounts. As of June 30, 2018 and December 31, 2017, the Company had reserves for estimated uninsured losses of $29.6 million and $28.4 million, respectively, included in accrued expenses and other current liabilities.

Jeffrey Cox and David Chidester filed a Complaint against certain of the Company’s subsidiaries in state court in California in a post-acquisition dispute (the “Central Cal Matter”). The Complaint alleges contract, statutory and tort based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc. (the “Central Cal Agreement”). The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted the Company’s motion to compel arbitration of all non-employment claims alleged in the Complaint. The plaintiffs are in the process of submitting the dispute to a Settlement Accountant. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery and the consolidated case is currently set for trial on November 5, 2019.

The Company received a letter dated April 17, 2018 from legal counsel representing Warren Communications News, Inc. (“Warren”) in which Warren made certain allegations against the Company of copyright infringement concerning an electronic newsletter published by Warren (the “Warren Matter”). Specifically, Warren alleged that an employee of the Company had, for several years, forwarded that electronic newsletter to third parties in violation of corresponding subscription agreements. After discussions with Warren, the Company received a second letter dated July 30, 2018 in which counsel for Warren offered to settle its claim for a monetary payment by the Company. The Company subsequently sent a counter-offer to Warren.

In addition to the legal proceeding described above, the Company is a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against the Company alleging that the Company violated various California labor laws. In 2017 and 2018, the Company reached settlement agreements

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

on a number of these labor related lawsuits and administrative actions. As of June 30, 2018 and December 31, 2017, the Company recorded a reserve for settlements, litigation, and defense costs related to these labor matters, the Central Cal Matter, and the Warren Matter of $13.9 million and $13.2 million, respectively, which are included in accrued expenses and other current liabilities.

Following the Company’s press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against the Company and its former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint (“CAC”) on behalf of a class of persons who purchased the Company’s common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) the Company and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, the Company’s former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of the Company’s financial statements; (b) the Company’s true earnings and expenses; (c) the effectiveness of the Company’s disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with the Company’s tractor lease guaranty program; (e) the Company’s leverage ratios and compliance with its credit facilities; and (f) the value of the goodwill the Company carried on its balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. On July 23, 2018, the Company and the individual defendants filed motions to dismiss. The parties are currently engaged in mediation.

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on the Company’s behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the Complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that the Company implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the Complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on an anticipated motion to dismiss the Amended Complaint filed in the securities class action described above. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on the Company’s behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a Complaint alleging derivative claims on the Company’s behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, Plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on behalf of the Company against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of the Company’s proxy statements. Count II alleges that all the Defendants breached their fiduciary

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

duty. Count III alleges that all the Defendants wasted corporate assets. Count IV alleges that certain of the Defendants were unjustly enriched. The Complaint seeks monetary damages, improvements to the Company’s corporate governance and internal procedures, an accounting from Defendants of the damages allegedly caused by them and the improper amounts the Defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

In addition, subsequent to the Company’s announcement that certain previously filed financial statements should not be relied upon, the Company was contacted by the SEC, FINRA, and the Department of Justice. The Department of Justice (“DOJ”) and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. The Company has received formal requests for documents and other information. In addition, in June 2018 two of the Company’s former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. The Company is cooperating fully with the joint DOJ and SEC investigation.

Given the status of the matters above, the Company is unable to reasonably estimate the potential costs or range of costs at this time.

11.	Related Party Transactions

The Company had an advisory agreement with HCI Equity Management L.P. (“HCI”) that required the Company to pay transaction fees and an annual advisory fee of $0.1 million. On May 2, 2017, the Company and HCI entered into a Termination Agreement in which HCI waived the Company’s payment of any and all unpaid fees and expenses accrued under the advisory agreement through May 2, 2017.

The Company’s operating companies have contracts with certain purchased transportation providers that are considered related parties. The Company paid an aggregate of $6.6 million and $3.1 million to these purchased transportation providers during the three months ended June 30, 2018 and 2017, respectively. The Company paid an aggregate of $13.2 million and $5.7 million to these purchased transportation providers during the six months ended June 30, 2018 and 2017, respectively.

The Company has a number of facility leases with related parties and paid an aggregate of $0.3 million and $0.8 million under these leases during the three months ended June 30, 2018 and 2017, respectively. The Company paid an aggregate of $0.7 million and $1.5 million under these leases during the six months ended June 30, 2018 and 2017, respectively.

The Company owns 37.5% of Central Minnesota Logistics, Inc. (“CML”), which operates as one of the Company’s brokerage agents. The Company paid CML broker commissions of $0.7 million during each of the three months ended June 30, 2018 and 2017. The Company paid CML broker commissions of $1.4 million and $1.3 million during the six months ended June 30, 2018 and 2017, respectively.

The Company has a jet fuel purchase agreement with a related party and paid an aggregate of $0.6 million and $0.3 million under this agreement during the three months ended June 30, 2018 and 2017, respectively. The Company paid an aggregate of $1.2 million and $0.8 million under this agreement during the six months ended June 30, 2018 and 2017, respectively.

The Company leases certain equipment through leasing companies owned by related parties and paid an aggregate of $0.8 million and $0.3 million during the three months ended June 30, 2018 and 2017, respectively. The Company paid an aggregate of $1.5 million and $0.6 million for these leases during the six months ended June 30, 2018 and 2017, respectively.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

12.	Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting in 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure.

These segments are strategic business units through which the Company offers different services. The Company evaluates the performance of the segments primarily based on their respective revenues and operating income. Accordingly, interest expense and other non-operating items are not reported in segment results. In addition, the Company has disclosed corporate, which is not a segment and includes corporate salaries, insurance and administrative costs, and long-term incentive compensation expense.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

The following table reflects certain financial data of the Company’s segments for the three and six months ended June 30, 2018 and 2017 and as of June 30, 2018 and December 31, 2017 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
TES	300,037	262,797	$626,104	$490,284
LTL	117,164	121,968	230,289	230,744
Ascent	144,630	148,088	279,573	293,560
Eliminations	(3,805)	(2,274)	(7,956)	(5,089)

Total	$558,026	$530,579	$1,128,010	$1,009,499

Operating (loss) income:
TES(1)	(750)	3,456	$3,650	$1,735
LTL	(3,743)	(3,264)	(12,427)	(5,985)
Ascent	7,314	7,217	14,021	14,852
Corporate	(14,196)	(14,902)	(30,049)	(36,005)

Total	$(11,375)	$(7,493)	$(24,805)	$(25,403)
Interest expense	34,232	28,355	43,775	34,880
Loss from debt extinguishment	—	9,827	$—	$9,827

Loss before income taxes	$(45,607)	$(45,675)	$(68,580)	$(70,110)

Depreciation and amortization:
TES	6,241	6,197	$12,537	$12,473
LTL	900	953	1,813	1,914
Ascent	1,168	1,631	2,356	3,287
Corporate	815	429	1,483	841

Total	$9,124	$9,210	$18,189	$18,515

Capital expenditures:(2)
TES	2,940	2,047	$5,937	$5,391
LTL	55	387	255	631
Ascent	355	289	709	571
Corporate	12,510	625	14,934	685

Total	$15,860	$3,348	$21,835	$7,278

	June 30, 2018	December 31, 2017
Assets:
TES	$417,144	$458,945
LTL	80,354	79,065
Ascent	271,620	271,400
Corporate	83,316	68,445
Eliminations(3)	(2,036)	(1,812)

Total	$850,398	$876,043

(1)	Operations restructuring charges of $4.7 million are included within TES for the three and six months ended June 30, 2018. See Note 13 for additional information.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (Continued)

(2)	Includes non-cash capital leases.
(3)	Eliminations represents intercompany trade receivable balances between the three segments.

13.	Restructuring Costs

In the second quarter of 2018, the Company restructured its temperature controlled truckload business by completing the integration of multiple operating companies into one business unit. As part of this integration, the Company also right-sized its temperature controlled fleets, facilities, and support functions. As a result, in the second quarter of 2018, the Company recorded operations restructuring costs of $4.7 million, related to fleet and facilities right-sizing and relocation costs, severance costs, and the write-down of assets held-for-sale to fair market value. The write-down of assets held-for-sale to fair market value totaled $1.3 million and was recorded to property and equipment, while the remaining $3.4 million was recorded in accrued expenses and other liabilities. None of the remaining individual components are considered material to the overall cost.

The Company also incurred corporate restructuring and restatement costs associated with legal, consulting and accounting matters, including internal and external investigations, SEC and accounting compliance, and restructuring of $3.9 million and $9.1 million in the second quarter of 2018 and 2017, respectively, and costs of $10.8 million and $16.8 million in the first half of 2018 and 2017, respectively. These costs are included in other operating expenses.

14.	Subsequent Events

On August 3, 2018, in order to provide continued support to the Company’s operating needs, the Company and Elliott entered into the Series E-1 Amendment, which, among other things, extended the Termination Date from July 30, 2018 to November 30, 2018 for the remaining 19,022 shares available to issue and sell to Elliott for $17.5 million.

On August 3, 2018, the Company entered into a Fourth Amendment to the ABL Facility. Pursuant to the Fourth Amendment the ABL Facility was further amended to, among other things, reduce the amount of proceeds from the third tranche under the Series E-1 Investment Agreement to be applied to the bank term loan from 30% to 10%.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Prospectus

Dealer Manager

Barclays

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Roadrunner Transportation Systems, Inc., the registrant, in connection with the sale of the securities being registered hereby. All of such expenses are being borne by the registrant. With the exception of the SEC Registration Fee, the amounts set forth below are estimates.

Amount to be Paid
SEC Registration Fee		$56,025
NYSE Registration Fees		*
FINRA Filing Fee		68,000
Printing Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Rights Agent, Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, the DGCL, provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The amended and restated certificate of incorporation, the certificate of incorporation, and second amended and restated bylaws, the bylaws, of the registrant provide in effect that, subject to certain limited exceptions, the registrant may indemnify its directors and officers to the extent authorized and permitted by the DGCL. The directors and officers of the registrant are insured under policies of insurance maintained by the registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the registrant provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities that were not registered under the Securities Act:

On May 1, 2017, Roadrunner Transportation Systems, Inc., or the Company, entered into the 2017 Investment Agreement, the 2017 Investment Agreement, with Elliott Associates, L.P. and Brockdale Investments LP, collectively, the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from us, for an aggregate purchase price of $540,500,100.00, (a) 155,000 shares of a newly created class of preferred stock designated as Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series B Preferred Stock, at a purchase price of $1,000 per share; (b) 55,000 shares of a newly created class of preferred stock designated as Series C Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, the Series C Preferred Stock at a purchase price of $1,000 per share; (c) 100 shares of a newly created class of preferred stock designated as Series D Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, the Series D Preferred Stock, at a purchase price of $1.00 per share; (d) 90,000 shares of a newly created class of preferred stock designated as Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series E Preferred Stock, at a purchase price of $1,000 per share; and (e) 240,500 shares of a newly created class of preferred stock designated as Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series F Preferred Stock, at a purchase price of $1,000 per share. The Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Series E Preferred Stock, and Series F Preferred Stock are collectively referred to as the Preferred Stock. The parties consummated the transactions described above on May 2, 2017 (the “Closing Date”). The proceeds of the sale of the Preferred Stock were used to pay off and terminate the Company’s senior credit facility and to provide working capital to support the Company’s current operations and future growth.

In connection with the issuance of the Preferred Stock pursuant to the 2017 Investment Agreement, on May 2, 2017, the Company and the Purchasers entered into a Warrant Agreement, pursuant to which the Company issued to the Purchasers eight year warrants, the Warrants, to purchase an aggregate of 379,572 shares of Common Stock, at an exercise price of $0.01 per share.

The issuance and sale of the shares of Preferred Stock and the issuance of the Warrants by the Company to the Purchasers were made in reliance upon the exemption from securities registration afforded by Section 4(a)(2)

of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

On January 30, 2018, we entered into a $52.5 million standby equity commitment agreement with the Purchasers for the potential issuance of additional shares of the Series E Preferred Stock. The registrant was required to pay a $1 million commitment fee to the Purchasers. The first $17.5 million of the Series E Preferred Stock will be issued at $1,000 per share, the second $17.5 million will be issued at $960 per share, and the third $17.5 million will be issued at $920 per share. On March 1, 2018, we entered into an Investment Agreement, the 2018 Investment Agreement, with the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, on the terms and subject to the conditions set forth in the 2018 Investment Agreement, from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series E-1 Preferred Stock, at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17,500,000. The proceeds of the sale of such shares of Series E-1 Preferred Stock will be used to provide working capital to support the Company’s current operations and future growth. The issuance and sale of the shares of Series E-1 Preferred Stock by the Company to the Purchasers was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

On April 24, 2018, the Company and the Purchasers held a closing pursuant to the 2018 Investment Agreement, pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, 18,228 shares of the Company’s Series E-1 Preferred Stock, at a purchase price of $960 per share, for a total purchase price of $17,498,880. The proceeds of the sale of such shares of Series E-1 Preferred Stock will be used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility.

The issuance and sale of the shares of Series E-1 Preferred Stock by the Company to the Purchasers was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act. Each of the Purchasers represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the shares of Series E-1 Preferred Stock are being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates evidencing the shares of Series E-1 Preferred Stock.

On August 3, 2018, we entered into Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter, the 2018 Investment Agreement Amendment, by and among the Company and the Purchasers, pursuant to which, among other things, (i) the Company and the Purchasers agreed to extend the termination date under the 2018 Investment Agreement from July 30, 2018 to November 30, 2018; and (ii) the Company and the Purchasers agreed to terminate that certain letter agreement, dated January 30, 2018, by and among the Company and the Purchasers. As a result, pursuant to the 2018 Investment Agreement, as amended by the 2018 Investment Agreement Amendment, the Company may issue and sell to the Purchasers, and the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the 2018 Investment Agreement (as amended), from time to time until November 30, 2018, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock, at a purchase price of $920 per share.

Item 16.	Exhibits and Financial Statement Schedules.

The list of exhibits in the “Exhibit Index” at the end of this registration statement (immediately preceding the signature page of this registration statement) is incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of August 8, 2014, by and among the Registrant, Project Falcon Merger Corp., Active Aero Group Holdings, Inc. and Project Laser Holdings, LLC, as the Representative(1)

2.2	Stock Purchase Agreement, dated August 16, 2017, by and among QIC Intermediate Holdings, Inc., Unitrans, Inc. and Ascent Global Logistics Holdings, Inc.(2)

3.1	Amended and Restated Certificate of Incorporation(3)

3.1(A)**	Amendment No. 1 to Amended and Restated Certificate of Incorporation ( )

3.2	Second Amended and Restated Bylaws(3)

3.3	Certificate of Designations, Preferences and Rights of Series B Cumulative Redeemable Preferred Stock(4)

3.4	Certificate of Designations, Preferences and Rights of Series C Cumulative Redeemable Participating Preferred Stock(4)

3.5	Certificate of Designations, Preferences and Rights of Series D Cumulative Redeemable Participating Preferred Stock(4)

3.6	Certificate of Designations, Preferences and Rights of Series E Cumulative Redeemable Preferred Stock(4)

3.7	Certificate of Designations, Preferences and Rights of Series F Cumulative Redeemable Preferred Stock(4)

3.8	Certificate of Designations, Preferences and Rights of Series E-1 Cumulative Redeemable Preferred Stock(5)

4.1	Second Amended and Restated Stockholders’ Agreement, dated as of March 14, 2007, by and among the Registrant and the stockholders named therein(6)

4.2	Warrant Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(4)

4.3	Stockholders’ Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(4)

4.3(A)	Amendment No. 1 to Stockholders’ Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP.(5)

4.4	Registration Rights Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., Brockdale Investments LP, Thayer Equity Investors V, L.P., TC Roadrunner-Dawes Holdings, L.L.C., TC Sargent Holdings, L.L.C., HCI Equity Partners III, L.P., and HCI Co-Investors III, L.P.(4)

4.5**	Form of Rights Certificate

4.6**	Form of Rights Agent Agreement, dated as of , 2018, between Roadrunner Transportation Systems, Inc. and

5.1**	Opinion of Greenberg Traurig, LLP

10.1	Equity Commitment Agreement, dated January 30, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(7)

Exhibit Number	Exhibit

10.14*	2010 Incentive Compensation Plan(3)

10.15*	Form of Indemnification Agreement(3)

10.20*	Form of Restricted Stock Unit Agreement(8)

10.26*	Form of Performance Restricted Stock Unit Agreement(9)

10.28	Sixth Amended and Restated Credit Agreement, dated September 24, 2015, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto(10)

10.28(A)	Consent, Waiver and First Amendment to Sixth Amended and Restated Credit Agreement(11)

10.28(B)	Waiver, dated November 14, 2016, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto(12)

10.30*	Form of Stock Option Agreement(13)

10.31	Forbearance Agreement and Second Amendment to Sixth Amended and Restated Credit Agreement, effective as of February 27, 2017, by and among the Registrant, the lenders party to the Credit Agreement and U.S. Bank National Association, one of the lenders and as administrative agent for the lenders(14)

10.32	Forbearance Agreement and Third Amendment to Sixth Amended and Restated Credit Agreement, effective as of March 31, 2017, by and among Roadrunner Transportation Systems, Inc., the lenders party to the Credit Agreement and U.S. Bank National Association, one of the lenders and as administrative agent for the lenders(15)

10.33	Credit Agreement, dated July 21, 2017, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(16)

10.33(A)	First Amendment to Credit Agreement, dated December 15, 2017, among the Registrant, BMO Bank N.A., the Lenders (as defined therein) and the other parties thereto(17)

10.33(B)	Second Amendment to Credit Agreement, dated January 30, 2018, among the Registrant, BMO Bank N.A., the Lenders (as defined therein) and the other parties thereto(18)

10.33(C)	Third Amendment to Credit Agreement, dated March 14, 2018, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(19)

10.33(D)	Fourth Amendment to Credit Agreement, dated August 3, 2018, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(20)

10.35	Investment Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(5)

10.35(A)	Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter, dated August 3, 2018, by and among the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(20)

10.36*	Second Amended and Restated Employment Agreement, dated as of April 30, 2017, between the Registrant and Curt Stoelting(21)

10.37*	Second Amended and Restated Employment Agreement, dated as of April 30, 2017, between the Registrant and Mike Gettle(21)

10.38*	Employment Agreement, dated May 22, 2017, between the Registrant and Terry Rogers(21)

10.39*	Separation Agreement, dated June 15, 2017, between the Registrant and Grant Crawford(21)

10.40*	Employment Letter, dated December 21, 2016, between the Registrant and Scott Cousins(22)

Exhibit Number	Exhibit

10.41*	Employment Agreement, dated as of July 31, 2017, between the Registrant and Frank L. Hurst(22)

10.42*	Employment Agreement, dated as of October 4, 2017, between the Registrant and Craig Paulson(22)

10.43*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Curtis W. Stoelting(23)

10.44*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Michael L. Gettle(23)

10.45*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Terence R. Rogers(23)

10.46*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Scott B. Cousins(23)

10.47*	Supplemental Pay Agreement, dated July 18, 2018, between the Registrant and Terence R. Rogers(24)

10.48**	Standby Purchase Agreement, dated as of , 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Elliott International, L.P.

21.1	List of Subsidiaries(22)

23.1+	Consent of Deloitte & Touche LLP

23.2**	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1**	Form of Instructions for Use of Roadrunner Transportation Systems, Inc. Rights Certificate

99.2**	Form of Letter to Stockholders Who Are Record Holders

99.3**	Form of Letter to Brokers, Dealers, Banks, and Other Nominee Holders

99.4**	Form of Beneficial Holder Election Form

99.5**	Form of Nominee Holder Certification

99.6**	Form of Notice of Guaranteed Delivery

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2014.
(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2017.
(3)	Incorporated by reference to the registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the SEC on May 7, 2010.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on May 4, 2017.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on March 8, 2018.
(6)	Incorporated by reference to the registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the SEC on September 11, 2008.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on January 31, 2018.
(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on March 7, 2011.

(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on February 24, 2015.
(10)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on September 28, 2015.
(11)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on June 23, 2016.
(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on November 17, 2016.
(13)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2016.
(14)	Incorporated by reference to the registrant’s Form 8-K which was filed with the SEC on March 6, 2017.
(15)	Incorporated by reference to the registrant’s Form 8-K which was filed with the SEC on April 3, 2017.
(16)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.
(17)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on December 18, 2017.
(18)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on February 5, 2018.
(19)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2018.
(20)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 6, 2018.
(21)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 as filed with the SEC on March 30, 2018.
(22)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on June 20, 2018.
(23)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2018.
(24)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2018.

*	Indicates management contract or compensation plan or agreement.
**	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.
+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Downers Grove, Illinois, on the 19th day of September, 2018.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
Name:	Curtis W. Stoelting
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Curtis W. Stoelting, Michael L. Gettle, and Terence R. Rogers, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Curtis W. Stoelting Curtis W. Stoelting	Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2018

/s/ Terence R. Rogers Terence R. Rogers	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2018

/s/ Michael L. Gettle Michael L. Gettle	President, Chief Operating Officer, and Director	September 19, 2018

/s/ James D. Staley James D. Staley	Chairman of the Board	September 19, 2018

Scott L. Dobak	Director

/s/ Christopher L. Doerr Christopher L. Doerr	Director	September 19, 2018

/s/ John G. Kennedy, III John G. Kennedy, III	Director	September 19, 2018

S-1

Signature	Title	Date

Ralph W. Kittle III	Director

/s/ Brian C. Murray Brian C. Murray	Director	September 19, 2018

/s/ William S. Urkiel William S. Urkiel	Director	September 19, 2018

/s/ Michael P. Ward Michael P. Ward	Director	September 19, 2018

S-2